UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PLANTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Plantronics, Inc.

345 Encinal Street

Santa Cruz, California 95060

To the Stockholders of Plantronics, Inc.:

You are cordially invited to attend a special meeting of stockholders (which we refer to as the “special meeting”) of Plantronics, Inc. (which we refer to as “Poly”). The special meeting will be held on June 23, 2022, at 9:00 a.m., Pacific time. The special meeting will be held solely by means of remote communication via a live interactive webcast on the internet at www.proxydocs.com/POLY. You will be able to listen to the special meeting live and vote online. We elected to use a virtual meeting given the current public health implications of COVID-19 and our desire to promote the health and welfare of our stockholders, as well as our positive experiences with virtual meetings.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 25, 2022 (which we refer to as the “merger agreement”), among HP Inc. (which we refer to as “HP”), Prism Subsidiary Corp., a wholly owned subsidiary of HP (which we refer to as “Merger Sub”), and Poly. We refer to the merger of Merger Sub (a wholly owned subsidiary of HP) with and into Poly, with Poly surviving and continuing as a wholly owned subsidiary of HP, as the “merger.” At the special meeting, you will also be asked to consider and vote on (1) a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to its named executive officers in connection with the merger; and (2) a proposal for the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by Poly’s Board of Directors, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If the merger is completed, you will be entitled to receive $40.00 in cash, without interest and subject to any applicable withholding taxes, for each share of our common stock that you own (unless you have properly exercised your appraisal rights). This amount constitutes (1) a premium of approximately 47 percent to the closing price of our common stock on March 24, 2022; and (2) a premium of approximately 47 percent to Poly’s 30-trading day average closing stock price ending on March 24, 2022.

Poly’s Board of Directors, after considering the factors more fully described in the enclosed proxy statement, (1) approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved the execution and performance of the merger agreement; and (2) determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Poly and its stockholders.

Poly’s Board of Directors recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by Poly’s Board of Directors, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger, and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement.

The accompanying proxy statement also describes the actions and determinations of Poly’s Board of Directors in connection with its evaluation of the merger agreement and the merger. Please read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.

Even if you plan to virtually attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you virtually attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 456-3427

Banks and brokers call collect: (212) 750-5833

On behalf of Poly’s Board of Directors, thank you for your support.

Very truly yours,

/s/ David M. Shull

David M. Shull
President and Chief Executive Officer

The accompanying proxy statement is dated May 17, 2022, and, together with the enclosed form of proxy card, is first being sent to stockholders on or about May 17, 2022.

Plantronics, Inc.

345 Encinal Street

Santa Cruz, California 95060

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2022

Notice is given that a special meeting of stockholders (which we refer to, together with any adjournment, postponement or other delay thereof, as the “special meeting”) of Plantronics, Inc., a Delaware corporation (which we refer to as “Poly”), will be held on June 23, 2022, at 9:00 a.m., Pacific time, for the following purposes:

1.

To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 25, 2022, among HP Inc. (which we refer to as “HP”), Prism Subsidiary Corp., a wholly owned subsidiary of HP (which we refer to as “Merger Sub”), and Poly (which we refer to as the “merger agreement”);

2.

To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to its named executive officers in connection with the merger of Merger Sub with and into Poly, with Poly surviving and continuing as a wholly owned subsidiary of HP (which we refer to as the “merger”); and

3.

To consider and vote on any proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by Poly’s Board of Directors, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

The special meeting will be held solely by means of a live interactive webcast on the internet at www.proxydocs.com/POLY. By accessing that web address and using the control number found on your proxy card, you will be able to participate in and vote at the special meeting. The special meeting will begin promptly at 9:00 a.m., Pacific time. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Only Poly stockholders as of the close of business on April 28, 2022, are entitled to notice of, and to vote at, the special meeting.

Poly’s Board of Directors recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to its named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by Poly’s Board of Directors, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Poly stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the “fair value” of their shares of our common stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving $40.00 per share in cash if the merger is completed, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”). To do so, a Poly stockholder must properly demand appraisal before the vote is taken on the merger agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated in this notice by reference.

Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

By Order of the Board of Directors,

/s/ Lisa Bodensteiner

Lisa Bodensteiner
Executive Vice President, Chief Legal and Compliance Officer and Corporate Secretary

Dated: May 17, 2022
Santa Cruz, California

IMPORTANT INFORMATION

Even if you plan to attend the special meeting, we encourage you to submit your proxy as promptly as possible: (1) over the internet; (2) by telephone; or (3) by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience). You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the adoption of the merger agreement.

If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you may be instructed to obtain a “legal proxy” from the bank, broker or other nominee that holds your shares in order to vote at the special meeting.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 456-3427

Banks and brokers call collect: (212) 750-5833

i

ii

TRANSACTION SUMMARY

Except as otherwise specifically noted in this proxy statement, “Poly,” “we,” “our,” “us” and similar words refer to Plantronics, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, the “Poly Board” refers to Poly’s Board of Directors. Throughout this proxy statement, we refer to HP Inc. as “HP” and Prism Subsidiary Corp. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of March 25, 2022, among HP, Merger Sub and Poly as the “merger agreement.”

This summary highlights selected information from this proxy statement related to the proposed merger of Merger Sub (a wholly owned subsidiary of HP) with and into Poly, with Poly surviving and continuing as a wholly owned subsidiary of HP. We refer to that transaction as the “merger.”

This proxy statement may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of its legal terms, you should carefully read this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

Introduction

On March 25, 2022, Poly agreed to be acquired by HP. If the merger is completed, each outstanding share of our common stock (which we refer to as our “common stock”) (subject to certain exceptions) will be converted into the right to receive $40.00 per share in cash.

Parties Involved in the Merger

Plantronics, Inc.

Poly is a leading global communications company that designs, manufactures, and markets integrated communications and collaboration solutions that span headsets, open Session Initiation Protocol and native ecosystem desktop phones, conference room phones, video conferencing solutions and peripherals, including cameras, speakers, and microphones, cloud management and analytics software solutions and services. Poly has two operating and reportable segments, Products and Services, and offers its products under the , Plantronics and Polycom brands.

Poly produces audio communications equipment for businesses and consumers. Its products support unified communications, mobile use, gaming and music.

Our common stock is listed on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “POLY.” Poly’s corporate offices are located at 345 Encinal Street, Santa Cruz, California 95060, and its telephone number is (831) 420-3002.

HP Inc.

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors. HP’s address is 1501 Page Mill Road, Palo Alto, California 94304, and its telephone number is (650) 857-1501.

Prism Subsidiary Corp.

Merger Sub, a Delaware corporation and a wholly owned subsidiary of HP, was formed on March 18, 2022 solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. At the effective time of the merger, Merger Sub will merge with and into Poly, and Merger Sub will cease to exist. Merger Sub’s address is 1501 Page Mill Road, Palo Alto, California 94304.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), at the effective time of the merger: (1) Merger Sub will merge with and into Poly; (2) the separate existence of Merger Sub will cease; and (3) Poly will continue as the surviving corporation in the merger and as a wholly owned subsidiary of HP. Throughout this proxy statement, we use the term “surviving corporation” to refer to Poly as the surviving corporation following the merger.

As a result of the merger, Poly will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.

The time at which the merger becomes effective (which we refer to as the “effective time of the merger”) will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at a later date and time as Poly, HP and Merger Sub may agree and specify in such certificate of merger).

Per Share Price

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, and without any action on the part of the holder, each outstanding share of our common stock (other than as specified in the merger agreement), will be canceled and cease to exist, and will be automatically converted into the right to receive $40.00 in cash, without interest and less any applicable withholding taxes. We refer to this amount as the “per share price.”

At or prior to the closing of the merger, a sufficient amount of cash will be deposited with a designated paying agent to pay the aggregate per share price. Once a stockholder has provided the paying agent with his, her or its documentation specified by the paying agent, then the paying agent will pay the stockholder the appropriate portion of the aggregate per share price. For more information, see the section of this proxy statement captioned “The Merger Agreement—Paying Agent, Exchange Fund, and Exchange and Payment Procedures.”

After the merger is completed, you will have the right to receive the per share price for each share of our common stock that you own, but you will no longer have any rights as a Poly stockholder (except that Poly stockholders who properly and validly exercise and perfect, and do not validly withdraw or subsequently lose, their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).

The Special Meeting

Date, Time and Place

A special meeting of our stockholders will be held on June 23, 2022, at 9:00 a.m., Pacific time. You may attend the special meeting solely via a live interactive webcast on the internet at www.proxydocs.com/POLY. We refer to the special meeting, and any adjournment, postponement or other delay of the special meeting, as the “special meeting.” You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We elected to use a virtual meeting given the current public health implications of COVID-19 and our desire to promote the health and welfare of our stockholders, as well as our positive experiences with virtual meetings.

Purpose

At the special meeting, we will ask stockholders to vote on proposals to: (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on April 28, 2022 (which we refer to as the “record date”). For each share of our common stock that you owned as of the close of business on the record date, you will have one vote on each matter submitted for a vote at the special meeting.

Quorum

As of the record date, there were 43,072,542 shares of our common stock outstanding and entitled to vote at the special meeting. The holders of the outstanding shares of capital stock representing a majority of the voting power of our common stock present in person or represented by proxy, and entitled to vote at the meeting, shall constitute a quorum.

Required Vote

The proposals to be voted on at the special meeting require the following votes:

•	Proposal 1: Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date.

•

Proposal 2: Approval of the proposal to approve the compensation that will or may become payable by Poly to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. This vote will be on a non-binding, advisory basis.

•

Proposal 3: Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may vote in any of the following ways:

•	by proxy, by returning a signed and dated proxy card (a proxy card and a prepaid reply envelope are enclosed for your convenience);

•	by proxy, by granting a proxy electronically over the internet or by telephone (using the instructions found on the proxy card); or

•	by virtually attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting at the special meeting.

If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your shares counted at the special meeting. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters, but not on non-routine matters. The proposals to be considered at the special meeting are all non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or other nominee on how you wish to vote your shares.

If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Recommendation of the Poly Board and Reasons for the Merger

The Poly Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Poly Board and Reasons for the Merger”: (1) approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved the execution and performance of the merger agreement; and (2) determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Poly and its stockholders.

The Poly Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of Morgan Stanley & Co. LLC

In connection with the merger, Poly retained Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”) to provide it with financial advisory services and an opinion in connection with the possible sale of

Poly. The Poly Board selected Morgan Stanley to act as Poly’s financial adviser based on Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in Poly’s industry, and its knowledge of Poly’s business and affairs. At the meeting of the Poly Board on March 25, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock, as set forth in such opinion as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.”

The full text of the written opinion of Morgan Stanley, dated as of March 25, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Poly Board, in its capacity as such, and addresses only the fairness from a financial point of view of the per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) pursuant to the merger agreement as of the date of the opinion and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how our stockholders should vote at the special meeting.

Treatment of Equity Awards in the Merger

The merger agreement provides that Poly’s equity-based awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger. For more information, see the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares—Equity Awards; ESPP.”

Treatment of Poly Equity-Based Awards

•

At or immediately prior to the effective time of the merger, each share of Poly restricted stock that is outstanding immediately prior to the effective time of the merger (which we refer to as “Poly Restricted Stock”) will vest in full and become free of restrictions as of the effective time of the merger and will be converted into the right to receive the per share price under the same terms and conditions as apply to the receipt of the merger consideration by holders of our common stock generally.

•

At or immediately prior to the effective time of the merger, restricted stock units that were granted prior to the date of the merger agreement (which we refer to as “Poly RSUs”) (and excluding any Poly interim restricted stock units that were or may be granted on or after the date of the merger agreement (which we refer to as “Poly Interim RSUs”)) that are outstanding immediately prior to the effective time of the merger will be canceled and converted into a right to receive an amount in cash equal to (A) the number of shares of our common stock subject to such Poly RSU immediately prior to the effective time of the merger multiplied by (B) the per share price. This amount (less any required withholding and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

At or immediately prior to the effective time of the merger, performance-based restricted stock units that were granted prior to the date of the merger agreement (which we refer to as “Poly PSUs”) (and excluding any Poly interim performance-based restricted stock units that were or may be granted on or after the date of the merger agreement (which we refer to as “Poly Interim PSUs”)) that are outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of our common stock subject to such Poly PSU immediately prior to the effective time of the merger (calculated based on the terms of the Poly equity plan and applicable award agreement governing such Poly PSU and based on actual performance against performance targets with such performance determined as of five business days prior to the effective time of the merger) multiplied by (B) the per share price. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•	Poly Interim RSUs (including Poly Converted Interim RSUs (as defined below)) that are outstanding immediately prior to the effective time of the merger will be either (in the sole discretion of HP):

•

(A) assumed by HP and converted into restricted stock units of HP with respect to a number of shares of HP’s common stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger by (ii) the quotient obtained by dividing (a) the per share price by (b) the average closing price per share of HP’s common stock on the NYSE for the ten trading-day period ending on the trading day preceding the closing date of the merger, but subject to the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger; or

•

(B) canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger, multiplied by (ii) the per share price, with such amount payable on the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and otherwise subject to the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger (we refer to such consideration described in prior clause (A) or clause (B) as the “Poly Interim RSU Merger Consideration”). For any consideration described in prior clause (A), HP will issue the Poly Interim RSU Merger Consideration in the form of restricted stock units covering shares of HP’s common stock at or reasonably promptly after the effective time of the merger, or for any consideration described in prior clause (B), the Poly Interim RSU Merger Consideration will be paid in cash (less any required withholding and other taxes) according to the applicable vesting schedule, to each holder of Poly Interim RSUs with respect to such holder’s Poly Interim RSUs.

•

At or immediately prior to the effective time of the merger, Poly Interim PSUs will be canceled and exchanged for Poly RSUs (which, as so converted, we refer to as “Poly Converted Interim RSUs”) with respect to a number of shares of our common stock equal to the number of shares of our common stock subject to such Poly Interim PSU with respect to target performance and with the same remaining time-based vesting schedule that would have been applicable had the Poly Interim PSU stock unit been initially granted as a Poly Interim RSU and such award will be treated as a Poly Interim RSU as described above.

Treatment of Poly Options

•

Stock options (which we refer to as “Poly options”) that have an exercise price per share of our common stock that is less than the per share price, whether or not exercisable or vested, will be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the per share price over the exercise price of such Poly option by (B) the number of shares of our common stock subject to such Poly option. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

At or immediately prior to the effective time of the merger, Poly options that have an exercise price per share of our common stock that is equal to or greater than the per share price, whether or not exercisable or vested, that are outstanding immediately prior to the effective time of the merger will be canceled without payment.

Treatment of the ESPP

The Plantronics, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (which we refer to as the “ESPP”) will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods will commence under the ESPP at any time on or after the date of the merger agreement. No current participants in the ESPP will be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the ESPP on or following the date of the merger agreement. If any offering period that is in progress as of the date of the merger agreement continues to be in progress as of the effective time of the merger, such offering period will be shortened in accordance with the terms of the ESPP to a date on or prior to the closing date of the merger. The ESPP will terminate prior to, and contingent upon, the effective time of the merger.

Employee Benefits

Except as otherwise provided by applicable law, employees of Poly and its subsidiaries employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries as of the closing of the merger or who become employees of HP or one of its subsidiaries in connection with the closing of the merger (whom we refer to as “continuing employees”) will receive for a 12-month period after the closing of the merger, (1) annual base cash salary and wage rates that are no less than those provided to such continuing employees prior to the effective time of the merger, and (2) broad-based employee benefits (excluding severance, cash incentive, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of HP (i) comparable in the aggregate to those provided to such employees immediately prior to the effective time of the merger, or (ii) comparable in the aggregate to those provided to similarly situated employees of HP and its subsidiaries. From and after the closing of the merger and as permitted under applicable local law, each continuing employee will be eligible to participate in a HP cash incentive plan on the same basis, and with the same target incentive opportunities, as apply to a similarly situated employee of HP and its subsidiaries.

At or after the effective time of the merger, HP will, and will cause the surviving corporation to, cause to be granted to the continuing employees credit for all service with Poly and its subsidiaries prior to the effective time of the merger, to the extent that such service was credited for the applicable purpose prior to the effective time of the merger, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant, except that such service will not be credited to the extent that it would result in duplication of coverage or benefits.

In addition, with respect to any health plan maintained by HP or any of its subsidiaries in which continuing employees are eligible to participate after the effective time of the merger, HP will, and will cause the surviving corporation to, use commercially reasonable efforts to (1) waive all limitations as to all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods with respect to participation and coverage requirements applicable to such employees and their covered dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their covered dependents under the welfare plans of Poly and its subsidiaries prior to the effective time of the merger; and (2) provide any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the analogous Poly benefit plan ending on the date that such continuing employee’s participation in the corresponding post-closing plan begins to be given full credit pursuant to such post-closing plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such post-closing plan.

For more information, see the section of this proxy statement captioned “The Merger Agreement—Employee Benefits.”

Interests of Poly’s Directors and Executive Officers in the Merger

When considering the recommendation of the Poly Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement, (2) approving the merger agreement and the merger and (3) recommending that the merger agreement be adopted by our stockholders, the Poly Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

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For our executive officers, the treatment of their outstanding Poly equity-based awards, and outstanding rights to purchase shares of our common stock under the ESPP, as described in the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

•

For our non-employee directors, the treatment of their outstanding Poly equity-based awards, as described in the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards.”

•

The entitlement of each of our current executive officers to receive payments and benefits pursuant to a Change of Control Severance Agreement (which we refer to as a “severance agreement”) if, during the 24-month period after the closing, Poly terminates the individual’s employment with Poly without “cause” or the individual resigns for “good reason,” in each case as set forth in the applicable severance agreement (which we refer to as a “qualifying termination”) and provided that the individual signs and does not revoke a release of claims with Poly. These payments and benefits include:

•	A lump sum payment (less applicable withholding taxes) equal to the following:

•

For David Shull, our president and chief executive officer, the sum of (1) 200 percent of Mr. Shull’s annual base salary as in effect immediately prior to his termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) 200 percent of Mr. Shull’s target bonus as in effect for the fiscal year in which the closing of the merger occurs or (if greater) at the level in effect for the fiscal year in which his termination occurs, plus (3) that pro-rata portion of Mr. Shull’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Mr. Shull has earned but not yet been paid;

•

For Charles Boynton, our executive vice president and chief financial officer, the sum of (1) 200 percent of Mr. Boynton’s annual base salary as in effect immediately prior to his termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) that pro-rata portion or all of Mr. Boynton’s annual target incentive bonus that Mr. Boynton has earned but not yet been paid, plus (3) an additional 200 percent of Mr. Boynton’s annual target incentive bonus for the year in which the severance payment is triggered;

•

For Lisa Bodensteiner, our executive vice president and chief legal and compliance officer, the sum of (1) 52 weeks of Ms. Bodensteiner’s annual base salary as in effect immediately prior to her termination or (if greater) at the level in effect immediately prior to the closing, plus (2) 52 weeks of Ms. Bodensteiner’s target annual incentive bonus as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (3) that pro-rata portion of 52 weeks of Ms. Bodensteiner’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Ms. Bodensteiner has earned but not yet been paid; and

•

For Carl Wiese, our executive vice president and chief revenue officer, the sum of (1) 100 percent of Mr. Wiese’s annual base salary as in effect immediately prior to his termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) that pro-rata portion or all of Mr. Wiese’s annual target incentive bonus that Mr. Wiese has earned but not yet been paid, plus (3) an additional 100 percent of Mr. Wiese’s annual target incentive bonus for the year in which the severance payment is triggered.

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For Messrs. Shull, Boynton and Wiese, a lump sum cash payment in an amount equal to the monthly Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (which we refer to as “COBRA”) premium that the individual would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by 24, which payment will be made less applicable withholdings and regardless of whether the individual elects COBRA continuation coverage;

•

For Ms. Bodensteiner, if Ms. Bodensteiner elects continuation coverage pursuant to COBRA or Cal-COBRA for herself or her eligible dependents, reimbursement for the COBRA (or, if applicable, the Cal-COBRA) premiums for such coverage for up to 24 months;

•	For Mr. Shull, outplacement services for 24 months and for Ms. Bodensteiner, outplacement services for 12 months; and

•	The continued indemnification and insurance coverage for our directors and executive officers from the surviving corporation and HP under the terms of the merger agreement.

Appraisal Rights

If the merger is consummated, our stockholders who (1) do not vote in favor of the adoption of the merger agreement; (2) continuously hold their shares of our common stock through the effective time of the merger; (3) properly demand appraisal of their shares; (4) meet certain statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL if certain conditions set forth in Section 262(g) of the DGCL are satisfied. This means that these stockholders will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to stockholders seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the

Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to Poly before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold the subject shares of our common stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Poly unless certain conditions are satisfied by the stockholders seeking appraisal, as described further below. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or non-U.S. taxing jurisdiction.

Regulatory Approvals Required for the Merger

Under the merger agreement, each of the parties agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any case prior to the outside date, the merger agreement and the transactions contemplated thereby, including the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary or advisable registrations and filings as determined by HP (including filings with governmental authorities, if any) after consultation and discussion with, and consideration in good faith of the views of, Poly, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority. Specifically, the merger cannot be completed until the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”) has been terminated or has expired without the imposition of a burdensome effect (as defined in the merger agreement), and all consents, approvals and filings required under the specified foreign regulatory laws (as defined in the section of this proxy statement captioned “The Merger—Regulatory Approvals Required for the Merger”) (which includes filings under both foreign antitrust laws and foreign direct investment (which we refer to as “FDI”) laws) have been obtained or made without the imposition of a burdensome effect.

Financing of the Merger

HP’s and Merger Sub’s obligations under the merger agreement are not conditioned on the receipt or availability of any funds, or subject to any financing condition. HP intends to finance the transaction using its cash on hand and/or borrowings and has represented to us in the merger agreement that it has sufficient funds to pay the aggregate merger consideration.

No Solicitation of Other Acquisition Offers

Following the date of the merger agreement, Poly has agreed to immediately cease, and to not authorize or permit any of its representatives to continue, any discussions or negotiations with any person and its representatives (other than HP and its representatives) relating to a takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”), and has agreed to terminate any data room access of, and promptly request the prompt return or destruction of all confidential information previously furnished to, any such person within the last 12 months for the purpose of allowing any such person to evaluate a possible takeover proposal.

In addition, from the date of the merger agreement to the effective time of the merger (or the earlier termination of the merger agreement), Poly will not, and will cause its subsidiaries not to, and will not authorize or permit any of their respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to:

•

solicit, initiate or knowingly encourage the submission of any takeover proposal, or take any other action to knowingly facilitate, enable or cooperate with the making of any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal;

•	enter into any agreement with respect to any takeover proposal;

•

enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal; or

•	propose, resolve or agree to do any of the foregoing.

However, prior to the adoption of the merger agreement by our stockholders, if the Poly Board receives an unsolicited, written bona fide takeover proposal that was not solicited in breach (or deemed breach) of the non-solicitation covenants, Poly may (1) furnish information with respect to Poly to the person making such takeover proposal and its representatives pursuant to an acceptable confidentiality agreement (as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”) (provided that any information provided to such person is contemporaneously provided to HP or its representatives) and (2) participate in discussions or negotiations with such person and its representatives regarding such takeover proposal, but in each case only if the Poly Board determines in good faith (after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal (as defined in the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers”) and the Poly Board determines in good faith, after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such actions would be inconsistent with its fiduciary duties to our stockholders under Delaware law, and subject to Poly providing to HP prior written notice of its decision to take such action, the identity of the person making such takeover proposal or inquiry, the terms of such proposal or inquiry and unredacted copies of agreements and similar documents and material correspondence relating to such proposal or inquiry. For purposes of the non-solicitation covenant, a “deemed breach” is any action taken by a person listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), any Poly director, any Poly employee with the title of senior vice president or more senior or any financial or legal adviser to Poly that, if taken by Poly, would be a breach of the non-solicitation covenant, or (if Poly is aware of the action and fails to promptly use its reasonable best efforts to prohibit or terminate the action) any such action taken by any other person.

For more information, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Offers.”

Poly is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures specified in the merger agreement, including engaging in good faith negotiations with HP during a specified period. If Poly terminates the merger agreement in order to accept a superior proposal from a third party, it must pay a termination fee to HP. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Poly Board’s Recommendation; Board Recommendation Change.”

Change in the Poly Board’s Recommendation

Neither the Poly Board nor any committee thereof may withdraw, qualify or modify its recommendation that our stockholders adopt the merger agreement or take certain similar actions unless, under certain circumstances, it determines in good faith, after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that failure to do so would be inconsistent with the Poly Board’s fiduciary duties pursuant to applicable law and the Poly Board complies with the terms of the merger agreement.

Moreover, the Poly Board cannot withdraw its recommendation that our stockholders adopt the merger agreement or take certain similar actions unless it complies with certain procedures specified in the merger agreement, including engaging in good faith negotiations with HP during a specified period. If Poly or HP terminates the merger agreement under certain circumstances, including because the Poly Board withdraws its recommendation that our stockholders adopt the merger agreement, then Poly must pay to HP a termination fee.

For more information, see the section of this proxy statement captioned “The Merger Agreement—The Poly Board’s Recommendation; Board Recommendation Change.”

Conditions to the Closing of the Merger

The obligations of HP, Merger Sub and Poly, as applicable, to consummate the merger are subject to the satisfaction or waiver on or prior to the closing date (where permitted by applicable law) of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders;

•	the expiration or termination of the waiting period, if any, applicable to the merger pursuant to the HSR Act, without the imposition of a burdensome effect (as defined in the merger agreement);

•	the obtaining or making of all consents, approvals and filings required under the specified foreign regulatory laws, without the imposition of a burdensome effect; and

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental authority of competent jurisdiction preventing, prohibiting or making illegal the consummation of the merger; except that the receipt by HP, Merger Sub or Poly of a letter from a U.S. governmental authority that notes that an investigation of the merger with respect to the HSR Act may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the merger shall not result in a failure of this condition to be satisfied.

In addition, the obligations of HP and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the accuracy of the representations and warranties of Poly in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•	Poly having performed in all material respects with all covenants and obligations under the merger agreement required to be performed by it at or prior to the closing;

•	receipt by HP and Merger Sub of a customary closing certificate from Poly; and

•

the absence of any “company material adverse effect” (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the merger agreement.

In addition, the obligations of Poly to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the accuracy of the representations and warranties of HP and Merger Sub in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•

HP and Merger Sub having performed in all material respects with all covenants and obligations under the merger agreement required to be performed by HP and Merger Sub prior to the effective time of the merger; and

•	the receipt by Poly of a customary closing certificate from HP.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written agreement of HP, Merger Sub and Poly;

•	by either Poly or HP:

•

if the merger has not been consummated by 11:59 p.m., Pacific time, on December 27, 2022 (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend that is executed by HP and Poly, the “outside date”); provided, however, that if the regulatory approvals and legal restraints closing conditions (in the case of the legal restraints closing condition, solely if the applicable legal restraint is in respect of the HSR Act or any foreign antitrust or FDI law) have not been satisfied or waived by the outside date, then the outside date shall automatically extend by two successive 90-day periods; and provided, further, that no party is permitted to terminate the merger agreement on this basis if such party’s failure to fulfill any of its obligations under the merger agreement shall have been the primary reason that the closing shall not have occurred on or before the outside date;

•	if any legal restraint that has the effect of preventing, prohibiting or making illegal the consummation of the merger agreement shall have become final and non-appealable; or

•	if, upon a vote at a duly held meeting of the Poly stockholders to obtain the requisite approval of Poly’s stockholders, Poly’s stockholders fail to adopt the merger agreement;

•	by Poly if:

•

HP or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of any of the conditions to Poly’s obligation to close to be satisfied and (2) cannot be or has not been cured within 20 business days (or, if earlier, the outside date) after the giving of written notice to HP of such breach (provided that Poly is not then in breach of any representation, warranty or covenant in the merger agreement such that the conditions to HP’s obligation to close would not be satisfied); or

•

prior to the receipt of the requisite Poly stockholder approval, Poly receives a superior proposal and determines to terminate the merger agreement in order to enter into a definitive agreement with respect to such superior proposal; provided, however, that Poly shall have prior to or concurrently with such termination paid to HP the termination fee (as described in the section of this proxy statement captioned “The Merger Agreement—Termination Fee and Remedies”);

•	by HP if:

•

Poly breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions to HP’s obligation to close to be satisfied and (ii) cannot be or has not been cured within 20 business days (or, if earlier, the outside date) after the giving of written notice to Poly of such breach (provided that HP is not then in breach of any representation, warranty or covenant contained in the merger agreement such that the conditions to Poly’s obligation to close would not be satisfied); or

•

prior to the receipt of the requisite Poly stockholder approval (1) an adverse recommendation change (as defined below) has occurred; or (2) Poly or any of its subsidiaries, directors, employees at the senior vice president level or above, lawyers, bankers or the persons listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), or (if Poly fails to use its reasonable best efforts to terminate the action) any other person, breaches in any material respect the no-shop provisions in the merger agreement.

Termination Fee and Remedies

Poly will be required to pay HP a termination fee of $66,000,000 if the merger agreement is terminated:

•	by HP, if the Poly Board changes its recommendation to the Poly stockholders with respect to the merger;

•

by HP, if Poly or any subsidiaries, directors, employees at the senior vice president level or above, lawyers, bankers or the persons listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), or (if Poly fails to use its reasonable best efforts to terminate the action) any other person, breaches the no-shop provisions of the merger agreement in any material respect; or

•	by Poly, if Poly terminates the merger agreement to accept a superior proposal.

The termination fee will also be payable in certain circumstances if:

•

the merger agreement is terminated either (1) because the merger is not completed by the outside date; (2) because the Poly stockholders fail to adopt the merger agreement upon a vote at a duly held meeting of the Poly stockholders; or (3) subject to a 20-business day cure period, because Poly breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement such that the conditions to HP’s obligation to close would not be satisfied;

•

prior to such termination (but after the date of the merger agreement) a takeover proposal is made to Poly or the Poly stockholders generally or otherwise becomes publicly known (whether or not withdrawn); and

•

Poly or any of its subsidiaries subsequently consummates or enters into a definitive agreement providing for a takeover proposal (in this context, “takeover proposal” means the acquisition of more than 50 percent of Poly’s assets or capital stock) within 12 months of such termination.

Poly will not be required to pay the termination fee on more than one occasion.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). We will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (which we refer to as the “SEC”) on account of our common stock.

Effect on Poly if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead: (1) Poly will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

Litigation Relating to the Merger

As of May 16, 2022, four complaints have been filed by purported Poly stockholders against Poly and the members of the Poly Board, each of which seeks to enjoin the merger and other relief. The complaints assert claims against all defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false or misleading statements in Poly’s preliminary proxy statement filed in connection with the merger and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false or misleading statements. The defendants believe that the claims are without merit. For a more detailed description of litigation in connection with the merger, see the section of this proxy statement captioned “The Merger—Litigation Relating to the Merger.”

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

On March 25, 2022, we entered into the merger agreement. Under the merger agreement, HP will acquire Poly for $40.00 in cash per share of our common stock. In order to complete the merger, our stockholders representing a majority of all issued and outstanding common stock must vote to adopt the merger agreement at the special meeting. This approval is a condition to the consummation of the merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Poly Board is furnishing this proxy statement and form of proxy card to the holders of shares of our common stock in connection with the solicitation of proxies of our stockholders to be voted at the special meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your shares of our common stock without attending the special meeting and to ensure that your shares of our common stock are represented and voted at the special meeting.

Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit a proxy as soon as possible.

Q:	What is the proposed merger and what effects will it have on Poly?

A:

The proposed merger is the acquisition of Poly by HP. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Poly, with Poly continuing as the surviving corporation. As a result of the merger, Poly will become a wholly owned subsidiary of HP, and our common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the merger is completed?

A:

Upon completion of the merger, you will be entitled to receive $40.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied. For example, if you own 100 shares of our common stock, you will receive $4,000.00 in cash in exchange for your shares of our common stock, without interest and less any applicable withholding taxes.

Q:	How does the per share price compare to the market price of Poly’s common stock?

A:

This amount constitutes (1) a premium of approximately 47 percent to the closing price of our common stock on March 24, 2022; and (2) a premium of approximately 47 percent to Poly’s 30-trading day average closing stock price ending on March 24, 2022.

Q:	What will happen to Poly equity-based awards?

A:

Generally speaking, at or immediately prior to the effective time of the merger, Poly equity-based awards that are outstanding immediately prior to the effective time of the merger will be treated as follows:

•

Each share of Poly Restricted Stock will vest in full and be converted into the right to receive the per share price under the same terms and conditions as apply to the receipt of the merger consideration by holders of our common stock generally.

•

Outstanding Poly RSUs will be canceled and converted into a right to receive an amount in cash equal to (A) the number of shares of our common stock subject to such Poly RSUs immediately prior to the effective time of the merger multiplied by (B) the per share price. This amount (less any required withholding and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

Outstanding Poly PSUs will be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of our common stock subject to such Poly PSUs immediately prior to the effective time of the merger (calculated based on the terms of the Poly equity plan and applicable award agreement governing such Poly PSUs and based on actual performance against performance targets with such performance determined as of five business days prior to the effective time of the merger) multiplied by (B) the per share price. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

•

Outstanding Poly Interim RSUs will be either (in the sole discretion of HP) (i) assumed by HP and converted into restricted units of HP with respect to a number of shares of HP’s common stock (rounded down to the nearest whole share) that is equal to the number of shares of our common stock subject to such Poly Interim RSUs immediately prior to the effective time of the merger multiplied by (a) the per share price divided by (b) the average closing price per share of HP’s common stock on the NYSE for the ten trading-day period ending on the trading day preceding the date of the closing of the merger, and such assumed restricted stock unit will be subject to the vesting schedule that is applicable to such Poly Interim RSUs and the other terms and conditions applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger; or (ii) canceled and converted into the right to receive an amount in cash equal to the total number of shares of our common stock subject to such Poly Interim RSUs immediately prior to the effective time of the merger, multiplied by the per share price, with such amount payable on the vesting schedule that is applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger and otherwise subject to the other terms and conditions applicable to such Poly Interim RSUs as in effect immediately prior to the closing of the merger.

•

Outstanding Poly Interim PSUs will be canceled and exchanged for Poly Interim RSUs with respect to the number of shares of our common stock equal to the number of shares of our common stock subject to such Poly Interim PSUs with respect to target performance and with the same remaining time-based vesting schedule that would have been applicable had the Poly Interim PSUs been initially granted as a Poly Interim RSUs, and such award will be treated as Poly Interim RSUs as described above.

•

Outstanding vested and unvested Poly options that have an exercise price per share less than the per share price will be canceled and converted into the right to receive an amount in cash equal to the per share price (less the exercise price per share for such stock option) multiplied by the number of shares of our common stock issuable upon exercise in full of such stock options.

•	Outstanding vested and unvested Poly options that have an exercise price per share that is equal to or greater than the per share price will be canceled without payment.

Q:	What will happen to the ESPP?

A:	Generally speaking, the ESPP will be treated as follows:

•

The ESPP will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods will commence under the ESPP at any time on or after the date of the merger agreement.

•

If any offering period that is in progress as of the date of the merger agreement continues to be in progress as of the effective time of the merger, such offering period will be shortened in accordance with the terms of the ESPP to a date on or prior to the closing date of the merger.

•

No current participants in the ESPP will be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of the merger agreement or make any separate non-payroll contributions to the ESPP on or following the date of the merger agreement.

•	The ESPP will terminate prior to, and contingent upon, the effective time of the merger.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote on the following proposals:

•	Proposal 1: to adopt the merger agreement pursuant to which Merger Sub will merge with and into Poly and Poly will become a wholly owned subsidiary of HP;

•	Proposal 2: to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and

•

Proposal 3: to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	When and where is the special meeting?

A:

The special meeting will take place on June 23, 2022, at 9:00 a.m., Pacific time. You may attend the special meeting solely via a live interactive webcast on the Internet at www.proxydocs.com/POLY. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares).

Q:	How do I attend the special meeting and vote at the special meeting?

A:

You may virtually attend the special meeting solely via a live interactive webcast on the internet at www.proxydocs.com/POLY. You will be able to listen to the special meeting live and vote online. The special meeting will begin at 9:00 a.m., Pacific time, on June 23, 2022. Online check-in will begin a few minutes prior to the special meeting. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). As the special meeting is exclusively virtual, there will be no physical meeting location, and you may not attend the special meeting in person.

Even if you plan to virtually attend the special meeting, to ensure that your shares will be represented at the special meeting, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you virtually attend the special meeting and vote at the special meeting, your vote will revoke any proxy previously submitted.

If, as of the record date, you are a beneficial owner of shares held in “street name” and you wish to attend the special meeting you must obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your shares will not be counted for purposes of a quorum or voted at the meeting, which will have the same effect as voting against the adoption of the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:

All of our stockholders as of the close of business on April 28, 2022, which is the record date for the special meeting, are entitled to vote their shares of our common stock at the special meeting. As of the close of business on the record date, there were 43,072,542 shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the record date is entitled to one vote per share on each matter properly brought before the special meeting.

Q:	What vote is required to approve the proposal to adopt the merger agreement?

A:	The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date is required to adopt the merger agreement.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:

What vote is required to approve (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to its named executive officers in connection with the merger; and (2) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting?

A:

Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting will not have any effect on the proposal to approve, on a nonbinding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger, or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting, except to the extent that such failure affects obtaining a quorum at the meeting. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on these proposals, except to the extent that such failure affects obtaining a quorum at the meeting. In all cases, abstentions will have the same effect as a vote “AGAINST” these proposals.

Q:	What do I. need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the merger affects you. Then, even if you expect to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience), or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card), to ensure that your shares are voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	How does the Poly Board recommend that I vote?

A:

The Poly Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead: (1) Poly will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC.

In specified circumstances in which the merger agreement is terminated, Poly has agreed to pay HP a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fee and Remedies.”

Q:	Why am I being asked to cast a vote to approve the compensation that will or may become payable by Poly to its named executive officers in connection with the merger?

A:

Poly is required to seek stockholder approval, on a non-binding, advisory basis, of compensation that will or may become payable by Poly to our named executive officers in connection with the merger. Stockholder approval of the compensation that will or may become payable by Poly to our named executive officers in connection with the merger is not required to consummate the merger.

Q:	What is the compensation that will or may become payable by Poly to its named executive officers in connection with the merger?

A:

The compensation that will or may become payable by Poly to our named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of Poly’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by HP or its affiliates to our named executive officers in connection with or following the merger is not subject to this advisory vote. For further information, see the section of this proxy statement captioned “Proposal 2: Approval, on a Non-Binding, Advisory Basis, of Certain Merger-Related Executive Compensation.”

Q:	What will happen if Poly’s stockholders do not approve the compensation that will or may become payable by Poly to its named executive officers in connection with the merger?

A:

Approval of the compensation that will or may become payable by Poly to our named executive officers in connection with the merger is not a condition to consummation of the merger. This is an advisory vote and will not be binding on Poly or HP. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the merger agreement is adopted by our stockholders and the merger is consummated, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger will or may be paid to Poly’s named executive officers even if our stockholders do not approve such compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Poly. As a stockholder of record, you may attend the special meeting and vote your shares at the special meeting using the control number on the enclosed proxy card.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” If you are a beneficial owner of shares of our common stock held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you must obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instruction, your shares will not be counted for the purpose of obtaining a quorum or voted on the proposals, which will have the same effect as if you voted “AGAINST” adoption of the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger or the adjournment proposal, except to the extent affecting the obtaining of a quorum at the meeting.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is enclosed for your convenience);

•	by visiting the internet address on the enclosed proxy card;

•	by calling the toll-free (within the U.S. or Canada) phone number on your proxy card; or

•	by attending the special meeting and voting at the special meeting using the control number on your proxy card.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of our common stock and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.

Even if you plan to attend the special meeting, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote shares that you beneficially own, you may vote your shares of our common stock at the special meeting even if you have previously voted by proxy. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you must obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	Why did Poly choose to hold a virtual special meeting?

A:

The Poly Board decided to hold the special meeting virtually in response to public health concerns over large gatherings of people and in order to help limit potential transmission of COVID-19. Furthermore, our experience with virtual meetings demonstrated that the goals of accessibility and stockholder participation can be well served by the virtual format.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. David M. Shull, Charles D. Boynton and Lisa Bodensteiner, each with full powers of substitution and resubstitution, are the proxy holders for the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you hold your shares of our common stock in “street name,” you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the special meeting. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card will vote your shares in the way that you direct.

If you sign and date your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as recommended by the Poly Board with respect to each proposal. This means that they will be voted: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, any holders of physical stock certificates will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the appropriate cash payment for the shares of our common stock represented by your stock certificates. Unless you are seeking appraisal, you should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card. If you hold your shares of our common stock in book-entry form, you will not receive a letter of transmittal. Instead, the paying agent will pay you the appropriate portion of the merger consideration upon receipt of a customary “agent’s message” and any other items specified by the paying agent.

Q:	What happens if I sell or transfer my shares of common stock after the record date but before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and the expected effective date of the merger. If you sell or transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies Poly in writing of such special arrangements, you will transfer the right to receive the per share price with respect to such shares, if the merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the special meeting. Even if you sell or transfer your shares of our common stock after the record date, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?

A:

Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered differently or are held in more than one account. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the special meeting?

A:

If available, Poly may announce preliminary voting results at the conclusion of the special meeting. Poly intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that Poly files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?

A:

If you are a U.S. Holder, the exchange of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any territory, state, local or foreign taxing jurisdiction. This discussion is provided for general information only and does not constitute legal advice to any holder. A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	When do you expect the merger to be completed?

A:

We currently expect to complete the merger by the end of 2022. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Q:	What governmental and regulatory approvals are required?

A:

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or been terminated. Additionally, under the terms of the merger agreement, the merger cannot be completed until all consents, approvals and filings required under the specified foreign regulatory laws have been obtained or made.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders who (1) do not vote in favor of the adoption of the merger agreement, (2) continuously hold their applicable shares of our common stock through the effective time of the merger, (3) properly demand appraisal of their shares, (4) meet certain statutory requirements as described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal, will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger—Appraisal Rights”, which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, attached as Annex C to this proxy statement.

Q:	Do any of Poly’s directors or officers have interests in the merger that may differ from those of Poly stockholders generally?

A:

Yes. In considering the recommendation of the Poly Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. In: (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Poly Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?

A:

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 456-3427

Banks and brokers call collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the merger. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast,” “intend,” “target,” “possible” and other words of similar import, or the negative versions of such words. Our stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•

the inability to complete the merger due to the failure of our stockholders to adopt the merger agreement or the failure to satisfy the other conditions to the completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

•

the occurrence of any event, change or other circumstances that could give rise to the right to terminate the merger, and the risk that the merger agreement may be terminated in circumstances that require us to pay a termination fee;

•	the nature, cost and outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•	risks that the merger affects our current operations or our ability to retain or recruit employees;

•

economic, market, business or geopolitical conditions (including resulting from the COVID-19 pandemic, supply chain disruptions, or the military conflict in Ukraine and related sanctions against Russia and Belarus) or competition, or changes in such conditions, negatively affecting Poly’s business, operations and financial performance;

•	the fact that receipt of the all-cash per share price will be taxable to our stockholders that are treated as U.S. Holders for U.S. federal income tax purposes;

•

the fact that, if the merger is completed, our stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Poly’s current strategy as an independent company;

•

the possibility that Poly could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Poly assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to our stockholders in the merger;

•	the fact that under the terms of the merger agreement, Poly is restrained at certain times from soliciting other acquisition proposals during the pendency of the merger;

•

the effect of the announcement or pendency of the merger on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Poly management or employees during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	the risk that the proposed merger will not be consummated in a timely manner, exceeding the expected costs of the merger; and

•	the risk that our stock price may fluctuate during the pendency of the merger and may decline significantly if the merger is not completed.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference in this proxy statement, including: (1) the information contained under this caption; and (2) information in our most recent filings on Form 10-K and Form 10-Q, including the information contained under the caption “Risk Factors” in these filings, and information in our consolidated financial statements and notes thereto. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING

Date, Time and Place

We will hold the special meeting on June 23, 2022, at 9:00 a.m., Pacific time. You may attend the special meeting solely via a live interactive webcast on the internet at www.proxydocs.com/POLY. You will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). We elected to use a virtual meeting given the current public health implications of COVID-19 and our desire to promote the health and welfare of our stockholders, as well as our positive experiences with virtual meetings.

Purpose of the Special Meeting

At the special meeting, we will ask stockholders to vote on proposals to (1) adopt the merger agreement; (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Attending the Special Meeting

The special meeting will begin at 9:00 a.m., Pacific time. Online check-in will begin a few minutes prior to the special meeting. We encourage you to access the meeting prior to the start time.

As the special meeting is virtual, there will be no physical meeting location. To attend the special meeting, log in at www.proxydocs.com/POLY. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your shares). If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the meeting portal website.

Once online access to the special meeting is open, stockholders may submit question pertinent to meeting matters, if any, through the special meeting website. Such questions will be answered during a designated question and answer period during the meeting, subject to time constraints and any rules of conduct adopted with respect to the special meeting.

Record Date; Shares Entitled to Vote; Quorum

Only our stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available at our corporate offices located at 345 Encinal Street, Santa Cruz, California 95060, during regular business hours for a period of no less than 10 days before the special meeting.

As of the record date, there were 43,072,542 shares of our common stock outstanding and entitled to vote at the special meeting. Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote per share on each matter submitted for a vote at the special meeting and during the special meeting.

The holders of the outstanding shares of capital stock representing a majority of the voting power of our common stock, present in person or represented by proxy, and entitled to vote at the meeting, shall constitute a quorum.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock as of the record date. Adoption of the merger agreement by our stockholders is a condition to the closing of the merger.

Approval, on a non-binding, advisory basis, of the compensation that will or may become payable by Poly to our named executive officers in connection with the merger requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Approval of the proposal to adjourn the special meeting, from time to time, to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the proposal to adopt the merger agreement; (2) “AGAINST” the proposal to approve, on a nonbinding, advisory basis, compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “AGAINST” the proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. Abstentions will be counted as present for purposes of determining whether a quorum exists.

A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote your shares. We do not expect any “broker non-votes” at the special meeting, but if there are any, they will be counted for the purpose of determining whether a quorum is present. If there are broker non-votes, each broker non-vote will count as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on: (1) the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; or (2) the proposal to adjourn the special meeting, from time to time, to a later date or dates if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Shares Held by Poly’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 893,597 shares of our common stock, representing approximately two percent of the shares of our common stock outstanding as of the record date. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A., you may vote your shares by returning a signed and dated proxy card (a prepaid reply envelope is enclosed for your convenience), or you may vote at the special meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone.

If you attend the special meeting and wish to vote at the special meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of shares held in “street name” must obtain a “legal proxy” from their bank or broker in order to vote at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.

All shares represented by properly signed and dated proxies received will, if received before the special meeting, be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the special meeting and vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form; (2) vote over the internet or by telephone through your bank, broker or other nominee; or (3) virtually attend the special meeting and vote at the special meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. It will not, however, have any effect on the proposals (1) to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; or (2) to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	signing another proxy card with a later date and returning it to us prior to the special meeting;

•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.

If you have submitted a proxy, your attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will receive instructions from your broker, bank or nominee that you must follow in order to submit your voting instructions and have your shares voted at the special meeting. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your shares at the special meeting.

Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.

The Poly Board’s Recommendation

The Poly Board, after considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Poly Board and Reasons for the Merger,” has: (1) approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved the execution and performance of the merger agreement, and (2) determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Poly and its stockholders.

The Poly Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Adjournment

In addition to the proposals to (1) adopt the merger agreement and (2) approve, on a non-binding, advisory basis, the compensation that will or may become payable by Poly to our named executive officers in connection with the merger, our stockholders are also being asked to approve a proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional votes or proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the merger agreement. Subject to the limitations on such actions set forth in the merger agreement, the Poly Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. If the special meeting is adjourned or postponed, our stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting.

Solicitation of Proxies

The Poly Board is soliciting your proxy, and the expense of soliciting proxies will be borne by Poly. We have retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of up to $20,000, plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

We currently expect to complete the merger by the end of 2022. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Appraisal Rights

If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders who (1) do not vote in favor of the adoption of the merger agreement, (2) continuously hold their applicable shares of our common stock through the effective time of the merger, (3) properly demand appraisal of their shares, (4) meet certain statutory requirements described in this proxy statement and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. This means that such stockholders will be entitled to seek appraisal of their shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder seeking appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

Only a stockholder of record may submit a demand for appraisal. To exercise appraisal rights, the stockholder of record must (1) submit a written demand for appraisal to Poly before the vote is taken on the proposal to adopt the merger agreement; (2) not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement; (3) continue to hold the subject shares of our common stock of record through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Poly unless certain conditions set forth in Section 262(g) of the DGCL are satisfied by the stockholders seeking appraisal. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights, a copy of which is attached as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Other Matters

At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 23, 2022.

This proxy statement is available on the “Investor Relations” section of our website located at https://investor.poly.com.

Householding of Special Meeting Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of this proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees and the use of natural resources. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card upon request. If you wish to receive a separate set of our disclosure documents at this time, please notify us by sending a written request to Poly, Attention: Investor Relations, 345 Encinal Street, Santa Cruz, California 95060, or by telephone at (831) 420-3002 and asking for Investor Relations.

If you are a stockholder who has multiple accounts in your name or you share an address with other stockholders and would like to receive a single set of our disclosure documents for your household, you may notify your broker, if your shares are held in a brokerage account, or you may contact our Corporate Secretary by sending a written request to Poly, Attention: Corporate Secretary, 345 Encinal Street, Santa Cruz, California 95060, if you hold registered shares.

Questions and Additional Information

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your shares of our common stock, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 456-3427

Banks and brokers call collect: (212) 750-5833

THE MERGER

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information provided in this proxy statement. Therefore, this discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Parties Involved in the Merger

Plantronics, Inc.

345 Encinal St.

Santa Cruz, California 95060

(831) 420-3002

Poly is a leading global communications company that designs, manufactures, and markets integrated communications and collaboration solutions that span headsets, open Session Initiation Protocol and native ecosystem desktop phones, conference room phones, video conferencing solutions and peripherals, including cameras, speakers, and microphones, cloud management and analytics software solutions and services. Poly has two operating and reportable segments, Products and Services, and offers its products under the , Plantronics and Polycom brands.

Poly produces audio communications equipment for businesses and consumers. Its products support unified communications, mobile use, gaming and music.

Our common stock is listed on the NYSE under the symbol “POLY.”

HP Inc.

1501 Page Mill Road

Palo Alto, California 94304

(650) 857-1501

HP is a leading global provider of personal computing and other access devices, imaging and printing products, and related technologies, solutions and services. HP sells to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors.

Prism Subsidiary Corp.

1501 Page Mill Road

Palo Alto, California 94304

(650) 857-1501

Merger Sub is a wholly owned subsidiary of HP and was formed on March 18, 2022, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business activities other than in connection with the transactions contemplated by the merger agreement. At the effective time of the merger, Merger Sub will merge with and into Poly and Merger Sub will cease to exist.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger, (1) Merger Sub will merge with and into Poly; (2) the separate existence of Merger Sub will cease; and (3) Poly will continue as the surviving corporation in the merger and a wholly owned subsidiary of HP.

As a result of the merger, Poly will cease to be a publicly traded company, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and Poly will no longer file periodic reports with the SEC. If the merger is completed, you will not own any shares of capital stock of the surviving corporation.

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at a later date and time as we, HP and Merger Sub may agree and specify in such certificate of merger).

Effect on Poly if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, (1) Poly will remain an independent public company; (2) our common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (3) we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that: (1) our management will continue to operate the business as it is currently being operated; and (2) our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Poly operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our common stock may decline significantly.

Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of your shares of our common stock. If the merger is not completed, the Poly Board will continue to evaluate and review, among other things, Poly’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Poly’s business, prospects or results of operation may be adversely impacted.

In specified circumstances in which the transaction is terminated, Poly has agreed to pay HP the termination fee.

Per Share Price

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger:

•

each share of our common stock that is (1) held by Poly as treasury stock; (2) owned by HP or Merger Sub; or (3) owned by any direct or indirect wholly owned subsidiary of HP or Merger Sub will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor;

•

each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the shares identified in the prior bullet) and held by our stockholders who have (1) neither voted in favor of the adoption of the merger agreement nor consented thereto in writing; and (2) properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with the DGCL (and have not validly withdrawn or subsequently lost such appraisal rights) will be entitled to the “fair value” of such shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described in the section of this proxy statement captioned “—Appraisal Rights”; and

•

each share of our common stock that is issued and outstanding as of immediately prior to the effective time of the merger (other than the shares identified in the prior bullets) will automatically be canceled and retired and all such shares will cease to exist and will thereafter only represent the right to receive the per share price.

At or prior to the closing of the merger, a sufficient amount of cash will be deposited with a designated paying agent to pay the aggregate per share price. Once a stockholder has provided the paying agent with his, her or its stock certificates (or an affidavit of loss in lieu of a stock certificate) or customary agent’s message with respect to book-entry shares, appropriate letter of transmittal and other items specified by the paying agent, then the paying agent will pay the stockholder the appropriate portion of the aggregate per share price. For more information, see the section of this proxy statement captioned “The Merger Agreement—Paying Agent, Exchange Fund and Exchange and Payment Procedures.”

After the merger is completed, each of our stockholders will have the right to receive the per share price for each share of our common stock that such stockholder owned, as described in the section of this proxy statement captioned “The Merger Agreement—Conversion of Shares,” but will no longer have any rights as a Poly stockholder (except that our stockholders who properly and validly exercise and perfect, and do not validly withdraw or subsequently lose, their appraisal rights will have the right to receive payment for the “fair value” of their shares, determined pursuant to an appraisal proceeding contemplated by the DGCL as described in the section of this proxy statement captioned “—Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the Poly Board, the Strategic Committee (as defined below), our representatives, or other parties.

The Poly Board regularly evaluates our strategic direction and ongoing business plans with a view toward strengthening our business and enhancing stockholder value, including in the light of the opportunities and challenges presented by the COVID-19 pandemic, work-from-home trends, supply chain disruptions, the impact of market, customer and competitive trends and other economic and industry conditions affecting Poly. As part of this evaluation, the Poly Board has, from time to time, considered a variety of strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, our current business plan, with Poly remaining an independent entity; (2) the investment in, and development of, new products and services, and expansion into new markets; (3) capital raising activities; (4) potential expansion opportunities through acquisitions, partnerships or other commercial relationships; and (5) business combinations and other financial and strategic alternatives, including the sale of Poly.

As active participants in the connectivity and peripherals space, HP and Poly are well known to each other. From time to time, members of Poly management have met with members of HP management to discuss, in general terms, their industry and their respective companies, as well as ways that the two companies could work together, including through product partnerships and product offerings.

In January 2021, Dave Shull, our president and chief executive officer, met with senior executives of HP, including Alex Cho, the president of HP’s Personal Systems Group, to discuss industry dynamics, their respective companies, potential commercial and strategic partnerships, and other ways that Poly and HP could work together.

On March 30, 2021, we entered into a confidentiality agreement with HP to discuss ways that Poly and HP could work together. This confidentiality agreement did not include a “standstill” or other restriction on HP’s ability to make public or private proposals to acquire us.

In April 2021 and May 2021, members of Poly management and HP management met to discuss industry dynamics, their respective companies, potential strategic partnerships and other ways that Poly and HP could work together. An acquisition of Poly by HP was one of many types of transactions discussed. These discussions were preliminary and hypothetical in nature, and specific terms of an acquisition were not discussed.

Thereafter, Mr. Shull and senior executives of HP had intermittent conversations about industry dynamics and their respective companies. From time to time, Mr. Shull updated the Poly Board on the nature of these discussions.

On November 15, 2021, Messrs. Shull and Cho met to discuss, in general terms, potential transactions between Poly and HP that could strengthen both companies, including the possibility of a broader commercial relationship coupled with a strategic investment by HP in Poly.

On November 17, 2021, Mr. Cho spoke with Mr. Shull. During this conversation, Mr. Cho noted that HP had thought further about potential partnerships and transactions with Poly and determined that HP preferred to acquire Poly, and that HP would be sending a letter to that effect. Mr. Shull said that he would discuss the matter with the Poly Board.

Later, on November 17, 2021, HP submitted a non-binding written proposal to acquire Poly for $40.00 in cash per share of our common stock. We refer to this as the “Initial HP Proposal.” Mr. Shull subsequently shared the Initial HP Proposal with the Poly Board.

On November 19, 2021, the Poly Board met, with members of Poly management and representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation (which we refer to as “Wilson Sonsini”), our outside legal counsel, in attendance. Mr. Shull reviewed for the Poly Board the nature of his prior discussions with HP and the terms of the Initial HP Proposal. The representatives of Wilson Sonsini reviewed with the members of the Poly Board their fiduciary duties. It was the consensus of the Poly Board that the Initial HP Proposal had the potential to lead to a transaction that would be attractive to Poly and our stockholders, and that it was appropriate to have additional discussions with HP. As such, the Poly Board instructed Mr. Shull to inform HP that the Poly Board was considering the Initial HP Proposal. To provide assistance to, and oversight of, Poly management in its discussions with HP, as well as in view of the possibility that the Poly Board could elect to undertake a broader review of strategic alternatives in connection with discussions with HP, the Poly Board established a strategic committee (which we refer to as the “Strategic Committee”). The Strategic Committee was formed in the light of the benefits, convenience and efficiency of having a subset of directors oversee any process of considering strategic alternatives in the context of (1) the potentially significant workload that could be involved in any decision by Poly to evaluate strategic alternatives; and (2) the possibility that Poly management and our advisers would need feedback and direction on relatively short notice. The Strategic Committee was not formed due to any actual or perceived conflict of any director or officer of Poly. The Poly Board authorized and instructed the Strategic Committee to, among other things, (1) oversee and provide assistance to Poly management and our advisers; (2) explore, evaluate, consider, review and negotiate the terms and conditions of any strategic alternative, including any sale of Poly; (3) take such other actions with respect to any strategic alternative as the Strategic Committee deemed necessary, appropriate or advisable; and (4) recommend what action, if any, that the Poly Board should take with respect to any strategic alternative. The Poly Board retained the power and authority to approve the final decision on pursuing a strategic alternative, including a sale of Poly. It was also understood that the Poly Board would continue to have an active role in the consideration of strategic alternatives, and that the Strategic Committee would update and seek input from the Poly Board as appropriate. The Poly Board appointed Brian Dexheimer, Robert C. Hagerty, Marshall Mohr and Marvin Tseu as the members of the Strategic Committee. These individuals were selected because of, among other things, their substantial familiarity with Poly and its business and their experience in similar circumstances. Mr. Hagerty was subsequently designated as the chairperson of the Strategic Committee. The Poly Board did not provide for the payment of any compensation to the members of the Strategic Committee in consideration of their service on the committee (other than their ordinary course compensation as members of the Poly Board). The Poly Board discussed the retention of a financial adviser to assist us in connection with evaluating a transaction with HP, as well as with any broader review of strategic alternatives. The Poly Board identified Morgan Stanley as a financial adviser who could provide such assistance. Morgan Stanley is well known to the Poly Board given Morgan Stanley’s qualifications, extensive expertise, international reputation, knowledge of the industry in which Poly operates and experience in advising similar companies in connection with potential strategic transactions. The Poly Board authorized the Strategic Committee to (1) assess Morgan Stanley’s qualifications and independence to serve as our financial adviser; and (2) work with Poly management to determine if Morgan Stanley was available to assist us. Morgan Stanley was subsequently contacted, and it was determined that they could provide assistance to us.

On November 24, 2021, the Strategic Committee met, with representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley reviewed the Initial HP Proposal from a financial point of view. The Strategic Committee reviewed ways to potentially improve that proposal for the benefit of our stockholders.

On November 29, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley discussed potential responses to the Initial HP Proposal. The Strategic Committee determined to recommend to the Poly Board that it reject the Initial HP Proposal but signal a willingness to assist HP in better understanding our long-term business plans (including by providing due diligence information) so that HP could improve the value of its acquisition proposal. The Strategic Committee discussed the possibility of contacting other parties regarding their interest in acquiring Poly. It was noted that such contact had the risk of creating opportunities for public speculation that we were pursuing a sale, and that such speculation could be harmful to us and our employees and business partners. The Strategic Committee determined not to initiate such contact at that time due to the potential impact of these risks to us, our employees and our business partners. After the departure of the representatives of Morgan Stanley from the meeting, the Strategic Committee (1) discussed Morgan Stanley’s qualifications and independence in connection with serving as our financial adviser; and (2) determined to recommend that the Poly Board engage Morgan Stanley.

On November 30, 2021, the Poly Board met, with members of Poly management and representatives of Wilson Sonsini in attendance. The members of the Strategic Committee noted that they were supportive of engaging Morgan Stanley as our financial adviser. The Poly Board discussed Morgan Stanley’s qualifications and independence in connection with serving as our financial adviser, including earlier discussions with the Strategic Committee during which representatives of Morgan Stanley generally described Morgan Stanley’s historical relationships with HP and its affiliates. Following the discussion, the Poly Board approved the engagement of Morgan Stanley as our financial adviser and instructed the Strategic Committee to negotiate and enter into an appropriate engagement letter with Morgan Stanley. Representatives of Morgan Stanley joined the meeting and reviewed the Initial HP Proposal from a financial point of view and discussed with the Poly Board potential responses. The members of the Strategic Committee provided their recommendation that the Poly Board reject the Initial HP Proposal but signal a willingness to assist HP in better understanding our long-term business plans (including by providing due diligence information) so that HP could improve the value of its acquisition proposal. It was the consensus of the Poly Board to accept the recommendation of the Strategic Committee.

On December 1, 2021, at the direction of the Poly Board, representatives of Morgan Stanley and Poly management spoke with representatives of each of HP and HP’s financial advisers, Goldman Sachs & Co. LLC (which were refer to as “Goldman Sachs”) and Foros Securities LLC (which we refer to as “Foros”), regarding the Poly Board’s determination. The representatives of HP expressed a willingness to undertake a due diligence review of our business and long-term plans.

On December 3, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley and members of Poly management discussed their conversation on December 1, 2021, with representatives of each of HP, Goldman Sachs and Foros. The members of Poly management reviewed with the Strategic Committee a draft of Poly’s current long-term business plan and described, among other things, Poly management’s process for preparing Poly’s long-term business plan, including the underlying assumptions and various execution and other risks to realizing the forecasted results. As part of this discussion, the members of Poly management described the Credit Case, which was initially prepared for the information of the lender under Poly’s revolving credit facility. As described in the section of this proxy statement captioned “—Prospective Unaudited Financial

Information,” the Credit Case assumed (1) the continuation of supply constraints for fiscal year 2023 impacting revenue; (2) growth rates in fiscal year 2024 and fiscal year 2025 that were consistent with industry analyst market growth rate assumptions; and (3) a negative impact to gross margin and operating margin in fiscal year 2023 due to higher component and freight costs consistent with those experienced in fiscal year 2022, and improvements to gross margin and operating margin thereafter as supply constraints and freight costs normalize. The members of Poly management also described the Field Case, which was characterized as reflecting a more optimistic, but potentially achievable, forecast than the Credit Case. As described in the section of this proxy statement captioned “—Prospective Unaudited Financial Information,” the Field Case assumed (1) a still constrained but improved supply chain in fiscal year 2023 as a result of component replacements and increased supply; (2) growth rates in fiscal year 2024 and fiscal year 2025 that were consistent with industry analyst market growth rate assumptions; and (3) a negative impact to gross margin and operating margin in fiscal year 2023 due to higher component and freight costs consistent with those experienced in fiscal year 2022 but with some offset due to lower-cost replacement parts, and improvements to gross margin and operating margin thereafter as supply constraints and freight costs normalize. Following the departure from the meeting of the representatives of Morgan Stanley, the Strategic Committee discussed and agreed on an appropriate compensation structure for Morgan Stanley. The Strategic Committee instructed Poly management to finalize the engagement letter with Morgan Stanley.

On December 8, 2021, the Poly Board met, with members of Poly management and representatives of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley and members of Poly management discussed their conversation on December 1, 2021, with representatives of each of HP, Goldman Sachs and Foros. The members of Poly management reviewed with the Poly Board a draft of Poly’s current long-term business plan and described, among other things, Poly management’s process for preparing Poly’s long-term business plan, including the underlying assumptions and various execution and other risks to realizing the forecasted results. As part of this discussion, the members of Poly management described the Credit Case and the Field Case in the same manner that they had done at the meeting of the Strategic Committee on December 3, 2021. The Poly Board noted the current supply chain challenges and the impact that those challenges were having on us, including on Poly management’s ability to forecast our future results. The Poly Board approved both the Credit Case and the Field Case, and authorized Morgan Stanley to use both for purposes of its financial analyses of Poly and to share both with HP. In making such approval, and in the light of the uncertainty regarding current and future supply chain challenges and other related market and industry disruptions facing us, the Poly Board did not adopt either the Credit Case or the Field Case as the single best predictor of our future financial and operating results. Rather, the Poly Board noted that each director, and the members of Poly management, had different perspectives on the Credit Case and the Field Case and the risks to achieving the financial results implied by both cases, and that the Credit Case and the Field Case represented reasonable alternative estimates of our future financial results in the light of the uncertainty facing us. The Poly Board did not conclude that either the Credit Case or the Field Case was more likely to be achieved than the other.

On December 10, 2021, we entered into an engagement letter with Morgan Stanley.

On December 12, 2021, members of Poly management, together with representatives of Morgan Stanley, discussed certain aspects of our business, including portions of the Prospective Unaudited Financial Information, with members of HP management and representatives of both of HP’s financial advisers. In the days following this meeting, members of Poly management and representatives of Morgan Stanley continued to meet with members of HP management and representatives of Goldman Sachs and Foros to discuss the due diligence materials being provided by us to HP.

On December 13, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Strategic Committee received an update on the meeting with HP and its representatives that occurred the prior day.

On December 15, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan

Stanley reviewed the Initial HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information. Consistent with the Poly Board’s instructions, no relative prioritization or weight was attributed to either case.

On December 20, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley described the due diligence information being shared with HP. The Strategic Committee discussed the possibility of contacting other parties regarding their interest in acquiring Poly. It was the consensus of the Strategic Committee to consider this further at a future meeting.

On December 22, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Wilson Sonsini reviewed with the members of the Strategic Committee their fiduciary duties. The status of HP’s due diligence review was discussed. The Strategic Committee discussed the possibility of contacting other parties regarding their interest in acquiring Poly. It was noted that such contact had the risk of creating opportunities for public speculation that we were pursuing a sale, and that such speculation could be harmful to us and our employees and business partners. The Strategic Committee determined not to undertake such contact at that time.

On December 23, 2021, Mr. Cho spoke with Mr. Shull concerning the status of HP’s evaluation of a potential acquisition of us.

On December 24, 2021, HP reaffirmed, in a non-binding written proposal, its desire to acquire us on the terms set forth in the Initial HP Proposal. We refer to this as the “Reaffirmed Initial HP Proposal.” This proposal was accompanied by a draft of the merger agreement and proposed a transaction timeline to announce the transaction concurrently with our quarterly earnings release.

On December 27, 2021, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Reaffirmed Initial HP Proposal was discussed. It was the consensus of the Strategic Committee to discuss with the Poly Board (1) the Reaffirmed Initial HP Proposal; (2) a possible counterproposal to HP for an acquisition of us with a price per share in the $50s; and (3) the possibility of contacting other parties regarding their interest in acquiring Poly.

On December 29, 2021, the Poly Board met, with members of Poly management and representatives of Wilson Sonsini and Morgan Stanley in attendance. The members of Poly management described their perspectives on various financial and strategic opportunities in front of Poly and ways that they would manage and position Poly in order to capture those opportunities. The Poly Board noted the current supply chain challenges and the impact that those challenges were having on Poly, including on Poly management’s ability to forecast our future results and achieve our projected financial and operating results. The representatives of Morgan Stanley reviewed the Reaffirmed Initial HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information. The Poly Board discussed the possibility of contacting other parties regarding their interest in acquiring Poly, including the potential risks and impacts to us, our employees and our business partners of making such contact. It was the consensus of the Poly Board not to undertake such contact at that time. It was also the consensus of the Poly Board not to accept the Reaffirmed Initial HP Proposal and to make a counterproposal to HP for an acquisition of Poly by HP for $50.00 in cash per share of our common stock. We refer to this as the “Initial Poly Counterproposal.” Representatives of Morgan Stanley subsequently conveyed the Initial Poly Counterproposal to both of HP’s financial advisers on December 30, 2021, as directed by the Poly Board.

On January 5, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. Members of Poly management provided an update on our financial and operating results for our fiscal third quarter. The representatives of Morgan Stanley noted

that, based on earlier conversations with both of HP’s financial advisers, HP was still considering the Initial Poly Counterproposal. The Strategic Committee discussed the possibility of contacting other parties regarding their interest in acquiring Poly. After considering the benefits and risks to Poly, the Strategic Committee determined that it was appropriate to contact a potential strategic acquirer (which we refer to as “Party A”) regarding its interest in a potential acquisition of us, and directed Morgan Stanley to do so. The Strategic Committee selected Party A based on its view that Party A, among alternative potential acquirers, may be interested in pursuing a potential acquisition of Poly, and had the capability to engage in, and consummate, a transaction expeditiously and on terms that would be attractive to Poly and its stockholders and that would be competitive with HP’s proposals.

On January 6, 2022, members of Poly management met with members of HP management to discuss Poly’s financial performance.

On January 7, 2022, representatives of Morgan Stanley spoke with representatives of Party A about Party A’s interest in a potential acquisition of us. The representatives of Party A expressed a desire to further discuss the opportunity.

On January 12, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The nature of engagement by Party A, as well as the upcoming management meeting with Party A, was discussed. The Strategic Committee considered whether to contact other parties regarding their interest in acquiring Poly, including any potential financial acquirers. As part of this discussion, the representatives of Morgan Stanley noted that, on January 9, 2022, representatives of Morgan Stanley had a conversation with representatives of a prominent financial acquirer in which they explored, on a hypothetical basis and as part of a larger discussion regarding market dynamics and transaction opportunities, whether that financial acquirer would have any interest in considering a potential acquisition of a company like Poly. The financial acquirer did not express any such interest. The representatives of Morgan Stanley discussed with members of the Strategic Committee why we might not be a likely acquisition candidate for a financial acquirer given, among other things, our business profile, declining growth and margins, and uncertain future financial performance. The Strategic Committee determined not to contact additional parties regarding their interest in acquiring Poly at that time.

On January 13, 2022, members of Poly management and representatives of Morgan Stanley discussed certain aspects of our business with members of Party A management. In the days following this meeting, members of Poly management and representatives of Morgan Stanley continued to discuss with members of Party A management the due diligence materials being provided by us to Party A. We and Party A engaged in these conversations and information sharing in reliance on an existing confidentiality agreement between the parties that was entered into in May 2020. This confidentiality agreement did not include a “standstill” or other restriction on Party A’s ability to make public or private proposals to acquire us.

On January 14, 2022, HP submitted a non-binding written proposal to acquire us for $42.25 in cash per share of our common stock. We refer to this as the “Second HP Proposal.”

Later on January 14, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley reviewed the recent meeting with Party A and discussed the Second HP Proposal. The representatives of Morgan Stanley reviewed the Second HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information. Mr. Shull noted the challenges facing our business and industry in the near term and the potential negative market perception of those challenges. The Strategic Committee determined to allow HP to conduct additional due diligence, with the understanding (to be conveyed to both of HP’s financial advisers by representatives of Morgan Stanley) that the price in an acquisition of Poly by HP was not yet agreed, and such message was delivered by Morgan Stanley to representatives of HP shortly after this meeting. The Strategic Committee discussed the possibility of contacting additional parties regarding their interest in acquiring Poly. After considering the benefits and risks to Poly of these contacts, the Strategic Committee directed the representatives of Morgan Stanley to speak with a potential strategic acquirer (which we refer to as “Party B”) regarding its interest in a possible acquisition of us. The Strategic Committee selected Party B based on its view that Party B, among alternative acquirers, may be interested in pursuing a potential acquisition of Poly, and had the capability to engage in, and consummate, a transaction expeditiously and on terms that would be attractive to Poly and its stockholders and competitive with HP’s proposals.

On January 15, 2022, representatives of Morgan Stanley spoke with members of Party B management. The members of Party B management informed the representatives of Morgan Stanley that Party B was not interested in pursuing an acquisition of Poly at that time.

Also on January 15, 2022, both of HP’s financial advisers informed Morgan Stanley that HP required more clarity on Poly’s position regarding the Second HP Proposal, including with respect to the proposed price per share. After discussing HP’s request with members of each of Poly management and the Strategic Committee, representatives of Morgan Stanley, acting pursuant to direction from Poly, informed both of HP’s financial advisers that the Strategic Committee could be supportive of an acquisition proposal at $45.00 in cash per share of our common stock.

On January 16, 2022, both of HP’s financial advisers communicated to Morgan Stanley HP’s increased acquisition proposal of $42.55 in cash per share of our common stock. We refer to this as the “Third HP Proposal.”

On January 18, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley (1) reviewed the Third HP Proposal from a financial point of view; (2) described their conversation with members of Party B management; and (3) noted the due diligence information being provided to Party A. The Strategic Committee discussed parties other than Party A and Party B that it could contact regarding their interest in a strategic transaction with us, including the potential risks and impacts to our business of making such contact. It was the consensus of the Strategic Committee to discuss the matter further with the Poly Board. The Strategic Committee (1) confirmed its prior decision to allow HP to conduct additional due diligence; (2) determined to continue to provide due diligence information to Party A; and (3) determined that it would recommend that the Poly Board accept the Third HP Proposal.

Later on January 18, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The members of Poly management provided an update on the status of our business, and noted the ongoing supply chain and other challenges facing us, along with the risks associated with achieving some or all of the financial results implied by the Prospective Unaudited Financial Information. The terms of the Third HP Proposal were reviewed, including the Strategic Committee’s recommendation that the Poly Board accept that proposal. The representatives of Morgan Stanley reviewed the Third HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information, including the then-current version of the Street Case (as defined in the section of this proxy statement captioned “—Prospective Unaudited Financial Information”). The Poly Board and the representatives of Morgan Stanley reviewed strategic acquirers other than Party A and Party B that might have an interest in an acquisition of us, including as to our strategic fit with each potential acquirer and the ability of each potential acquirer to engage in, and consummate, an acquisition of us. It was noted that Party A continued to consider pursuing an acquisition of us. The Poly Board noted (1) the risk that a broader transaction solicitation process could result in opportunities for public speculation that we were pursuing a sale, and that such speculation could be harmful to us and our employees and business partners; and (2) the various execution risks and challenges related to an acquisition of us by potential strategic acquirers, including from a regulatory perspective. In the light of these considerations, the Poly Board determined that the risks to contacting additional potential strategic acquirers outweighed the benefits (but that

Poly and its advisers should continue to engage with Party A as long as it was continuing to consider an acquisition of us). The Poly Board also considered whether to contact any potential financial acquirers. It was determined that, in the light of our business profile, operational outlook and uncertain future financial performance, it would be unlikely that a financial acquirer would present an acquisition proposal that the Poly Board was likely to find of interest and be competitive with the terms of the Third HP Proposal. In the light of this consideration, and the risks to us that a broader transaction solicitation process could result in opportunities for public speculation that we were pursuing a sale, the Poly Board determined not to contact any potential financial acquirers. The Poly Board determined that it supported the Third HP Proposal and directed the representatives of Morgan Stanley to inform both of HP’s financial advisers of that support, subject to negotiation of the merger agreement. The representatives of Morgan Stanley subsequently informed representatives of HP of the Poly Board’s determination.

Following the Poly Board meeting on January 18, 2022, HP and its advisers were granted access to an electronic data room that contained legal and operational due diligence documents and information to support their due diligence review of Poly. Thereafter, members of HP management and representatives of HP’s advisers conducted additional operational, legal, financial, accounting, employment and other due diligence on Poly. At various points, members of HP management and representatives of HP (including HP’s legal and financial advisers) met with Poly management and our advisers to discuss due diligence information, including in connection with HP’s assessment of potential synergies and current and prospective employee retention and related matters.

On January 20, 2022, representatives of Party A informed representatives of Morgan Stanley that Party A was no longer considering an acquisition of us. Prior to this, we had continued to make due diligence information available to Party A.

On January 24, 2022, representatives of Wilson Sonsini, on behalf of Poly, provided representatives of HP and its legal advisers with a revised draft of the merger agreement. Thereafter, Poly management and HP management, and representatives of their respective legal advisers, negotiated the terms of the merger agreement. Key terms of the merger agreement negotiated by the parties included (1) the nature and scope of HP’s obligations to secure necessary regulatory approvals for the acquisition; (2) the circumstances in which the Poly Board could evaluate and accept a “superior proposal” and in which a termination fee would be payable by us to HP; (3) the definition of “material adverse effect”; (4) the conditions to each party’s obligation to consummate the merger and each party’s right to terminate the merger agreement; (5) the nature and scope of the interim operating covenants applicable to Poly during the period prior to the closing of the merger; and (6) Poly’s representations, warranties and covenants contained in the merger agreement.

On January 26, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley (1) discussed the ongoing due diligence review by HP; and (2) Party A’s decision not to further consider an acquisition of us. The Strategic Committee discussed strategic acquirers other than Party A and Party B that it could contact regarding their interest in an acquisition of us. The Strategic Committee also discussed whether to contact any potential financial acquirers. The Strategic Committee determined that any contact with other strategic or financial acquirers was unlikely to lead to a transaction that would be as favorable to us as a transaction with HP, and that such contact carried significant risk to us. The representatives of Wilson Sonsini reviewed the terms of the draft merger agreement. The Strategic Committee reminded Poly management that it should not discuss the terms of any employment arrangements with HP following the potential acquisition until approved to do so by the Strategic Committee and after the key terms of the merger agreement had been determined. The members of Poly management confirmed that no such discussions had occurred.

As of January 27, 2022, the confidentiality agreement between Poly and HP was amended to extend the term of the agreement and include restrictions on HP’s ability to solicit the employment of our key employees. This amendment did not include a “standstill” or other restriction on HP’s ability to make public or private proposals to acquire us.

On January 31, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley discussed the ongoing due diligence by HP, including HP’s requests for additional information related to the following items, both of which HP identified as concerns: (1) ongoing supply chain challenges impacting Poly; and (2) employee attrition at Poly. The possibility that HP might seek to lower the acquisition price was also discussed.

On February 2, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Morgan Stanley discussed the ongoing due diligence by HP and the areas of HP’s diligence focus.

On February 3, 2022, Mr. Shull spoke with Enrique Lores, the president and chief executive officer of HP, and Mr. Cho. During this conversation, Messrs. Lores and Cho described additional due diligence that HP needed to undertake before it could proceed with an acquisition of us.

Later on February 3, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Strategic Committee discussed the additional due diligence to be undertaken by HP.

On February 4, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Poly Board discussed the additional due diligence to be undertaken by HP and agreed to allow HP to proceed. Thereafter, members of each of Poly management and HP management and their respective advisers continued to meet regularly to discuss due diligence matters.

On February 8, 2022, Poly reported financial results for the third quarter of fiscal year 2022, which results noted supply chain constraints driving increased backlog across all product categories. For the quarter, Poly reported revenue of $410 million and Adjusted EBITDA of $47 million, which were below (1) Wall Street Research consensus estimates of $419 million and $52 million, respectively, and (2) the estimates included in the Credit Case and the Field Case for the quarter as a result of in each case, among other things, continuing supply chain uncertainties.

On February 15, 2022, Mr. Shull spoke with Mr. Cho. During this conversation, Mr. Cho emphasized HP’s need to continue due diligence with respect to (1) ongoing supply chain challenges impacting Poly; and (2) evolving challenges to Poly’s employee retention.

On February 16, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Strategic Committee discussed the status of HP’s due diligence work.

On or about March 9, 2022, Mr. Shull spoke with Mr. Cho. During this conversation, Mr. Cho expressed his support for an acquisition of us by HP, but again noted HP’s concerns regarding (1) ongoing supply chain challenges impacting Poly; and (2) employee attrition at Poly.

On March 15, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Poly Board discussed the status of HP’s due diligence work and the acquisition more generally.

On March 16, 2022, representatives of HP informed representatives of Morgan Stanley that HP was lowering the price in the proposed acquisition to $35.00 in cash per share of our common stock. We refer to this as the “Fourth HP Proposal.” In support of this decision, the representatives of HP cited (1) certain general factors, including recent volatility in the stock market and adverse and worsening macroeconomic and geopolitical developments; and (2) certain Poly specific factors, including HP’s concerns with (a) ongoing supply chain challenges impacting Poly and (b) employee attrition at Poly. In response, the representatives of Morgan Stanley stated their view that it was unlikely that there would be any support at the Poly Board for a transaction at the price level contemplated by the Fourth HP Proposal.

Later on March 16, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Strategic Committee discussed the Fourth HP Proposal. The representatives of Morgan Stanley reviewed the Fourth HP Proposal from a financial point of view. The Strategic Committee discussed a variety of responses to HP, including the possibility of discontinuing acquisition discussions. The Strategic Committee determined to reject the Fourth HP Proposal and instructed the representatives of Morgan Stanley to inform representatives of HP of that decision. The representatives of Morgan Stanley subsequently did so.

On March 18, 2022, representatives of Morgan Stanley spoke with representatives of HP about the status of the acquisition. The representatives of HP said that HP was still considering how, if at all, to respond to the Strategic Committee’s rejection of the Fourth HP Proposal and also reiterated HP’s concerns previously communicated in connection with the submission of the Fourth HP Proposal.

On March 21, 2022, both of HP’s financial advisers informed representatives of Morgan Stanley that HP was increasing the price in the proposed acquisition to $38.75 in cash per share of our common stock. We refer to this as the “Fifth HP Proposal.” In response, the representatives of Morgan Stanley stated their view that it was unlikely that there would be support at the Poly Board for a transaction at the price level contemplated by the Fifth HP Proposal.

Later on March 21, 2022, the Strategic Committee met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Strategic Committee discussed the Fifth HP Proposal. The Strategic Committee determined that it did not support the Fifth HP Proposal. The Strategic Committee discussed a variety of responses to HP (including the possibility of discontinuing acquisition discussions), and determined to seek input from the Poly Board related to the terms of a potential counterproposal (including as to whether to make a counterproposal at all).

On March 22, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The Poly Board discussed the Fifth HP Proposal. The representatives of Morgan Stanley reviewed the Fifth HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information, including the Street Case. Members of Poly management provided an update on (1) our financial and operating results, including with respect to ongoing supply chain challenges and other industry conditions that presented risks to achieving some or all of the results implied by the Prospective Unaudited Financial Information; and (2) investor sentiment. After discussion and the failure to reach consensus, the Poly Board instructed Mr. Hagerty to meet with Mr. Lores to discuss the acquisition, including to inform Mr. Lores of the lack of consensus among the members of the Poly Board as to how, if at all, to proceed in the light of the terms of the Fifth HP Proposal.

Later on March 22, 2022, Messrs. Hagerty and Lores spoke. During this conversation, Mr. Lores offered to increase the price in the acquisition to $40.00 in cash per share of our common stock. We refer to this as the “Final HP Proposal.” Mr. Hagerty inquired as to whether Mr. Lores would consider a higher price per share, to which Mr. Lores responded that the Final HP Proposal was HP’s best and final offer.

On March 23, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. Mr. Hagerty described his conversation with Mr. Lores and reviewed the terms of the Final HP Proposal. Mr. Hagerty informed the Poly Board that Mr. Lores had characterized the Final HP Proposal as HP’s best and final offer. The representatives of Morgan Stanley noted that both of HP’s financial advisers had conveyed the same message to Morgan Stanley. The representatives of Morgan Stanley reviewed the Final HP Proposal from a financial point of view based on information provided by Poly’s management, including the Credit Case and the Field Case, and publicly available information, including the Street Case. The members of Poly management reminded the Poly Board of the considerations related to the Credit Case and the Field Case first discussed at the meeting of the Strategic Committee on December 3, 2021. As part of this discussion, the members of Poly management (1) stated that the Credit Case continued to represent a more conservative view of Poly’s future financial and operating results; and (2) described their evolving views on the achievability of the financial and operating results implied by the Field Case given ongoing supply chain challenges. Following a review of the Credit Case and the Field Case, as well as the uncertainty regarding current and future supply chain challenges and other related market and industry disruptions facing us, the Poly Board again did not adopt either the Credit Case or the Field Case as the single best predictor of our future financial and operating results. Rather, the Poly Board noted that each director, and the members of Poly management, had different perspectives on the Credit Case and the Field Case and the risks to achieving the financial results implied by both cases, and that the Credit Case and the Field Case represented reasonable alternative estimates of our future financial results in the light of the uncertainty facing us. The Poly Board did not conclude that either the Credit Case or the Field Case was more likely to be achieved than the other, and reiterated its authorization for Morgan Stanley to use both cases in connection with its financial analyses with no relative prioritization or weight attributed to one over the other. The Poly Board expressed its support for the Final HP Proposal and instructed the representatives of Wilson Sonsini and Morgan Stanley to work toward finalizing the merger agreement and the related disclosure letter.

On March 25, 2022, the Poly Board met, with members of Poly management and representatives of each of Wilson Sonsini and Morgan Stanley in attendance. The representatives of Wilson Sonsini reviewed with the members of the Poly Board their fiduciary duties. The representatives of Wilson Sonsini also reviewed the principal terms of the merger agreement. The representatives of Morgan Stanley reviewed Morgan Stanley’s financial analysis of the Final HP Proposal of $40.00 in cash per share of Poly common stock to be received by the holders of shares of Poly common stock (other than as specified in the merger agreement) pursuant to the merger agreement. Morgan Stanley then rendered to the Poly Board its oral opinion, subsequently confirmed in writing, that, as of March 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, $40.00 in cash per share of Poly common stock to be received by the holders of shares of Poly common stock (other than cancelled shares and appraisal shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Poly common stock, as set forth in such opinion as more fully described in the section of this proxy statement captioned “The Merger—Opinion of Morgan Stanley & Co. LLC.” Prior to this Poly Board meeting, Morgan Stanley provided customary disclosures regarding Morgan Stanley’s relationships with HP and its affiliates. The Poly Board, after considering the reasons and factors more fully described in the section of this proxy statement captioned “—Recommendation of the Poly Board and the Reasons for the Merger,” (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Poly and its stockholders; and (2) adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Poly and HP subsequently signed the merger agreement.

Early on March 28, 2022, before the opening of trading on the NYSE, we publicly disclosed our entry into the merger agreement.

Recommendation of the Poly Board and Reasons for the Merger

Recommendation of the Poly Board

The Poly Board: (1) approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and approved the execution and performance of the merger agreement, and (2) determined that the terms of the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Poly and its stockholders.

The Poly Board recommends that you vote: (1) “FOR” the adoption of the merger agreement; (2) “FOR” the compensation that will or may become payable by Poly to our named executive officers in connection with the merger; and (3) “FOR” the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Reasons for the Merger

In evaluating the merger agreement and the merger, the Poly Board consulted with Poly management, as well as representatives of each of Wilson Sonsini and Morgan Stanley. In recommending that Poly stockholders vote “FOR” the adoption of the merger agreement, the Poly Board considered and analyzed a number of factors, including the following (which factors are not necessarily presented in order of relative importance). Based on these consultations, considerations and analyses, and the factors discussed below, the Poly Board concluded that entering into the merger agreement was advisable and in the best interests of Poly and our stockholders.

The Poly Board believed that the following material factors and benefits supported its determination and recommendation:

•

Financial Condition, Results of Operations and Prospects of Poly; Risks of Execution. The current, historical and projected financial condition, results of operations and business of Poly, as well as Poly’s prospects and risks if it were to remain an independent company. In particular, the Poly Board considered Poly’s current business plan (as reflected in the Prospective Unaudited Financial Information). As part of this, the Poly Board considered the current business plan and the potential opportunities and risks that it presented against, among other things, various execution and other risks to achieving the plan and related uncertainties, including: (1) the impact of market, customer and competitive trends on Poly; and (2) the general risks related to market conditions that could reduce the price of our common stock. Among the potential risks identified by the Poly Board were:

•

Ongoing (and potentially worsening) disruptions in Poly’s supply chain, including the inability of our manufacturing facilities and those of our contract manufacturers, original design manufacturers, suppliers and sub-suppliers to provide or timely deliver sufficient quantities of key component parts or finished products. The Poly Board was aware that these disruptions have substantially impacted our ability to deliver products to our customers on a timely and cost-effective basis. These disruptions have negatively impacted Poly’s revenues, reduced our profit margins and potentially harmed relationships with affected customers. The Poly Board noted that it could not predict when these disruptions would normalize or that they would be resolved in the near term. The Poly Board also noted that these disruptions could get worse due to many factors, including geopolitical circumstances, market forces and competitive dynamics.

•

Poly’s competitive positioning and prospects as an independent company. Included among these risks were consideration of (1) Poly’s size, as well as its financial resources, relative to those of its competitors; (2) new and evolving competitive threats as other large players potentially enter the market; (3) the substantial risks to achieving Poly’s business plan; and (4) the constraints placed on Poly’s expansion opportunities given its substantial debt load and the related need to refinance that debt in the relatively short term.

•	The continued business and economic uncertainty related to the COVID-19 pandemic and the possibility that business conditions—for Poly and the larger economy—will not improve and could get worse.

•

The challenges of making investments to achieve long-term growth prospects for a publicly traded company, which is subject to scrutiny based on its quarter-over-quarter performance. The Poly Board was aware that the price of our common stock could be negatively impacted if Poly failed to meet investor expectations, including if Poly failed to meet its growth objectives.

•	The historical execution track record of Poly’s business plan by Poly management and their ability to continue to drive Poly’s business.

•

Potential Strategic Alternatives. The assessment of the Poly Board that none of the possible alternatives to the merger (including continuing to operate Poly as an independent company or pursuing a different transaction, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to Poly’s stockholders of those alternatives and the timing and likelihood of effecting such alternatives) was reasonably likely to present superior opportunities for Poly to create greater value for our stockholders, taking into account execution risks as well as business, financial, industry, competitive and regulatory risks. In this regard, the Poly Board considered the fact that neither Party A nor Party B submitted a proposal to acquire Poly. In addition, the Poly Board considered that the merger was the result of a strategic review process overseen by the Strategic Committee with the assistance of its independent legal and financial advisors.

•

Certainty of Value. The consideration to be received by our stockholders in the merger consists entirely of cash, which provides certainty of value measured against the ongoing business and financial execution risks of Poly’s business plan, and allows our stockholders to realize that value immediately upon the closing of the merger. In that regard, the Poly Board noted that Poly’s stock price could be negatively impacted if we failed to meet investor expectations, and that the amount of cash to be received for each outstanding share of Poly common stock is fixed and will not be reduced if the share price of Poly common stock declines prior to the effective time of the merger.

•

Best Value Reasonably Obtainable. The per share price was the result of extensive negotiation between the parties overseen by the Strategic Committee composed of independent members of the Poly Board. The Poly Board believed that the per share price represented the best value that Poly could reasonably obtain from HP for the shares of our common stock, taking into account the Poly Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of Poly on a historical and prospective basis. In addition, the Poly Board believed that, measured against the longer-term execution risks described above, the per share price reflects a fair and favorable price for the shares of our common stock. The Poly Board also considered that the per share price constitutes (1) a premium of approximately 47 percent to the closing price of our common stock on March 24, 2022; and (2) a premium of approximately 47 percent to Poly’s 30-trading day average closing stock price ending on March 24, 2022.

•

Fairness Opinion of Morgan Stanley. The oral opinion of Morgan Stanley rendered to the Poly Board, subsequently confirmed in writing, that, as of March 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share consideration to be received by our stockholders (other than the holders of the cancelled shares and appraisal shares) pursuant to the merger agreement was fair from a financial point of view to such stockholders. The opinion is more fully described in the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC” and the full text of the opinion is attached as Annex B to this proxy statement.

•

Negotiations with HP and Terms of the Merger Agreement. The terms of the merger agreement, which was the product of arms’-length negotiations, and the belief of the Poly Board that the merger agreement contained terms and conditions that provided the Poly Board with a high level of closing certainty. The factors considered included:

•	Poly’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties submitting unsolicited takeover proposals.

•	The Poly Board’s belief that the terms of the merger agreement would be unlikely to deter third parties from making a superior proposal.

•	The Poly Board’s ability, under certain circumstances, to withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the merger agreement.

•

The Poly Board’s ability, under certain circumstances, to terminate the merger agreement to enter into an alternative acquisition agreement. In that regard, the Poly Board believed that the termination fee payable by Poly in such instance was reasonable, consistent with or below similar fees payable in comparable transactions, and not preclusive of other offers.

•	The antitrust efforts that HP was willing to commit to in the merger agreement, making the merger reasonably likely to be consummated.

•

The agreement by Poly and HP to use their respective reasonable best efforts to take all actions necessary to consummate the merger, including (1) obtaining all necessary or advisable waivers, consents and approvals and (2) defending any lawsuits challenging the merger agreement.

•	The limited conditions to HP’s obligation to consummate the merger, making the merger reasonably likely to be consummated.

•	The consummation of the merger not being subject to a financing condition. In addition, HP represented in the merger agreement that it will have sufficient funds to consummate the merger.

•	Reasonable Likelihood of Consummation. The belief of the Poly Board that an acquisition by HP has a reasonable likelihood of closing.

•	No HP Stockholder Vote. The fact that the consummation of the merger is not subject to the approval of HP’s stockholders.

•	Business Reputation of HP. The business reputation and financial resources of HP, and its long track record of completing acquisitions.

•	Appraisal Rights. The appraisal rights in connection with the merger available to our stockholders who timely and properly exercise such appraisal rights under the DGCL if certain conditions are met.

The Poly Board also considered a number of uncertainties and risks and other potentially negative factors, including the following:

•

No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction means that our stockholders will not participate in Poly’s future earnings or growth and will not benefit from any appreciation in value of the surviving corporation. The Poly Board considered the other potential alternative strategies available to Poly as an independent company, which, despite significant uncertainty, had the potential to result in a more successful and valuable company.

•

No-Shop Restrictions. The restrictions in the merger agreement on Poly’s ability to solicit competing transactions (subject to certain exceptions to allow the Poly Board to exercise its fiduciary duties and to accept a superior proposal, and then only upon the payment of a termination fee).

•

Risk Associated with Failure to Consummate the Merger. The possibility that the merger might not be consummated, and if it is not consummated, that: (1) Poly’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work on behalf of Poly during the pendency of the merger; (2) Poly will have incurred significant transaction and other costs; (3) Poly’s continuing business relationships with customers, business partners and employees may be adversely affected; (4) the trading price of our common stock could be adversely affected; (5) the contractual and legal remedies available to Poly in the event of the termination of the merger agreement may be insufficient, costly to pursue or both; and (6) the failure of the merger to be consummated could result in an adverse perception among our customers, potential customers, employees and investors about Poly’s prospects.

•	Regulatory Risks. The possibility that regulatory agencies may delay, object to or challenge the merger or may seek to impose terms and conditions on their approvals that are not acceptable to HP.

•

Impact of Interim Restrictions on Poly’s Business Pending the Completion of the Merger. The restrictions on the conduct of Poly’s business prior to the consummation of the merger, which may delay or prevent us from undertaking strategic initiatives before the completion of the merger that, absent the merger agreement, we might have pursued.

•

Effects of the Merger Announcement. The effects of the public announcement of the merger, including the: (1) effects on our employees, customers, operating results and stock price; (2) impact on our ability to attract and retain key management, sales and marketing, and technical personnel; and (3) potential for litigation in connection with the merger.

•

Termination Fee Payable by Poly. The requirement that Poly pay HP a termination fee under certain circumstances following termination of the merger agreement, including if the Poly Board terminates the merger agreement to accept a superior proposal. The Poly Board considered the potentially discouraging impact that this termination fee could have on a third party’s interest in making a competing proposal to acquire Poly.

•	Taxable Consideration. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes for many Poly stockholders.

•

Interests of Poly’s Directors and Executive Officers. The interests that Poly’s directors and executive officers may have in the merger, which may be different from, or in addition to, those of our other stockholders.

This discussion is not meant to be exhaustive. Rather, it summarizes the material reasons and factors evaluated by the Poly Board in its consideration of the merger. After considering these and other factors, the Poly Board concluded that the potential benefits of entering into the merger agreement outweighed the uncertainties and risks. In the light of the variety of factors considered by the Poly Board and the complexity of these factors, the Poly Board did not find it practicable to, and did not, quantify or otherwise assign relative weights, ranks or values to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Poly Board applied his or her own personal business judgment to the process and may have assigned different relative weights, ranks or values to the different factors. The Poly Board adopted and approved the merger agreement and the merger, and recommended that Poly stockholders adopt the merger agreement, based upon the totality of the information presented to, and considered by, the Poly Board.

Opinion of Morgan Stanley & Co. LLC

Poly retained Morgan Stanley to provide it with financial advisory services and an opinion in connection with the possible sale of Poly. The Poly Board selected Morgan Stanley to act as Poly’s financial advisor based on Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in Poly’s industry, and its knowledge of Poly’s business and affairs. At the meeting of the Poly Board on March 25, 2022, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 25, 2022, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of our common stock.

The full text of the written opinion of Morgan Stanley, dated as of March 25, 2022, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B and incorporated by reference in this proxy statement in its entirety. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Poly Board, in its capacity as such, and addresses only the fairness from a financial point of view of the per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) pursuant to the merger agreement as of the date of the opinion and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or a recommendation as to how our stockholders should vote at the special meeting.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Poly;

•	reviewed certain internal financial statements and other financial and operating data concerning Poly;

•

reviewed certain financial projections for calendar years 2022 through 2024 prepared by the management of Poly and certain extrapolations for calendar years 2025 through 2031 prepared by Morgan Stanley with guidance from Poly management (which were reviewed and approved for Morgan Stanley’s use by Poly management) (which we refer to collectively as the “financial projections” for the purposes of this section; see also the section of this proxy statement captioned “—Prospective Unaudited Financial Information”);

•	discussed the past and current operations and financial condition and the prospects of Poly with senior executives of Poly;

•	reviewed the reported prices and trading activity for our common stock;

•	compared the financial performance of Poly and the prices and trading activity of our common stock with that of certain other publicly traded companies comparable with Poly and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Poly and HP and their financial and legal advisors;

•	reviewed a substantially final draft of the merger agreement, dated March 25, 2022 and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Poly and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Poly’s management of the future financial performance of Poly. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley on March 25, 2022. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Poly and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Poly’s officers, directors or employees, or any class of such persons, relative to the per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Poly, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 25, 2022. Events occurring after March 25, 2022, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion as of March 25, 2022, subsequently confirmed in writing as of such date, to the Poly Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley utilized and relied upon (1) the Field Case, (2) the Credit Case and (3) the average of estimates by equity research analysts as of March 24, 2022 (which we refer to as the “Street Case”), each of which included extrapolations through calendar year 2031 prepared by Morgan Stanley, which were reviewed and approved for Morgan Stanley’s use by Poly’s management. The financial projections are more fully described below in the section of this proxy statement captioned “—Prospective Unaudited Financial Information.” In accordance with direction from the Poly Board, Morgan Stanley utilized the Field Case, Credit Case and Street Case in its financial analyses described below, and no relative prioritization or weight was attributed to any one of the financial projections.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Poly with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to as the “comparable companies”). These companies were the following:

Cisco Systems, Inc.

Dell Technologies Inc.

Garmin Ltd.

GN Store Nord A/S

GoPro, Inc.

HP Inc.

Logitech International S.A.

Universal Electronics Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (which we refer to as “AV”) for each of the comparable companies utilizing publicly available financial information as of March 24, 2022 to estimated EBITDA for each of calendar years 2022 (which is referred to as “CY22”) and 2023 (which we refer to as “CY23”). Morgan Stanley referred to these ratios as AV/CY2022E EBITDA and AV/CY2023E

EBITDA, respectively. For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents and “EBITDA” as earnings before interest, taxes, depreciation and amortization of intangible assets.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of AV/CY2022E EBITDA of 8.0x – 11.0x and AV/CY2023E EBITDA of 7.0x – 10.0x and applied these ranges to the estimated EBITDA for Poly for calendar years 2022 and 2023 based on each of the Street Case, Credit Case and the Field Case.

Based on the outstanding shares of our common stock on a fully diluted basis as provided by Poly management on March 23, 2022 and the latest cash and debt balances of Poly as provided by Poly management, Morgan Stanley calculated the estimated implied value per share of our common stock as follows:

Public Trading Multiples	Implied Value per Share Range of Poly Common Stock ($)(1)
AV / CY2022E EBITDA
Street Case	15 – 31
Credit Case	11 – 25
Field Case	18 – 35
AV / CY2023E EBITDA
Street Case	21 – 42
Credit Case	15 – 33
Field Case	28 – 52
(1) Rounded to the nearest whole dollar

No company utilized in the public trading comparables analysis is identical to Poly. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Poly’s control. These include, among other things, the impact of competition on Poly’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Poly and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the potential future equity value of a company’s common stock as a function of such company’s estimated future EBITDA and a range of trading multiples. The resulting estimated future implied equity value is subsequently discounted back to the present day to arrive at an illustrative estimate of the present value for the company’s theoretical future implied stock price. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of our common stock on a standalone basis for each of the Street Case, Credit Case and Field Case.

Morgan Stanley calculated ranges of implied equity values per share of our common stock as of March 24, 2022. To calculate the discounted equity value per share of our common stock, Morgan Stanley used calendar year 2024 estimated EBITDA based on each of the Street Case, Credit Case and Field Case. For each scenario, Morgan Stanley calculated the future-implied fully diluted equity value of Poly as of March 24, 2022 by applying its public trading comparables analysis reference ranges for AV/CY2022E EBITDA of 8.0x – 11.0x, based on each of the Street Case, Credit Case and Field Case, to Poly’s calendar year 2024 estimated EBITDA. In each case, Morgan Stanley then divided the future-implied fully diluted equity value by estimated future diluted shares outstanding (with such estimates provided by Poly’s management) to calculate a future equity value per share. Morgan Stanley discounted the resulting future equity values per share to March 24, 2022 using a discount rate equal to Poly’s assumed cost of equity of 13.1 percent, which cost of equity was selected by applying the capital asset pricing model and based on the application of Morgan Stanley’s professional judgment and experience. Based on these calculations, this analysis implied the following value ranges per share of our common stock:

Forecast Scenario	Implied Value per Share Range of Poly Common Stock ($)(1)
Street Case	29 – 46
Credit Case	28 – 45
Field Case	40 – 61
(1) Rounded to the nearest whole dollar.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for our common stock based on a discounted cash flow analysis to value Poly as a stand-alone entity. Morgan Stanley utilized estimates from the Street Case, Credit Case and Field Case for purposes of its discounted cash flow analysis, as more fully described below.

Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as earnings before interest, taxes, depreciation and amortization, less (1) stock-based compensation expense, (2) taxes, (3) capital expenditures, and (4) plus or minus changes in net working capital, which estimated unlevered free cash flow was reviewed and approved by Poly management for Morgan Stanley’s use. Each of the Street Case, Credit Case and Field Case included extrapolations through calendar year 2031 prepared by Morgan Stanley that were reviewed and approved for Morgan Stanley’s use by Poly’s management. The free cash flows and terminal values were discounted, using a midyear convention, to present values as of March 24, 2022, at a discount rate ranging from 8.3 percent to 9.2 percent, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Poly’s weighted average cost of capital determined by the application of the capital asset pricing model. Morgan Stanley utilized perpetual growth rates of 0.0 percent to 2.0 percent as part of its analyses, with such rates were selected upon the application of Morgan Stanley’s professional judgment and experience. Morgan Stanley then deducted net debt of Poly to the value of the discounted unlevered free cash flow and terminal value to derive the implied equity value.

Based on the outstanding shares of Poly common stock on a fully diluted basis as provided by Poly’s management on March 23, 2022, Morgan Stanley calculated the estimated implied value per share of our common stock as follows:

Forecast Scenario	Implied Value Per Share Range of Poly Common Stock ($)(1)
Street Case	32 – 51
Credit Case	25 – 41
Field Case	48 – 72
(1) Rounded to the nearest whole dollar.

Precedent Transactions Multiples Analysis

Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms, by reviewing publicly available statistics for selected comparable transactions. Such comparable transactions were selected because they shared certain characteristics with the merger, most notably because they were similar hardware transactions. For each such transaction, Morgan Stanley noted the ratio of aggregate value of the transaction to each of the target company’s estimated EBITDA for the next 12-month period following the announcement date of the applicable transaction (which we refer to as “NTM EBITDA”).

The following is the list of such reviewed transactions:

Selected Precedent Transactions (Target/Acquiror)	AV / NTM EBITDA
3Com Corporation / HP Inc.	22.5x
Aastra Technologies Limited / Mitel Networks Corporation	7.3x
Alcatel-Lucent S.A. / Nokia Corporation	10.6x
Arris International Limited / CommScope Inc.	7.9x
Aruba Networks / HP Inc.	12.4x
Brocade Inc. / Broadcom Inc.	8.9x
CommScope Inc. / The Carlyle Group	7.7x
Electronics for Imaging, Inc. / Siris Capital	12.9x
Foundry Networks Inc. / Brocade Inc.	11.5x
Lexmark International, Inc. / Apex Technology Group	6.2x
Motorola Enterprise / Zebra Technologies Corporation	8.3x
Pace plc / Arris International Limited	7.0x
Polycom Inc. / Siris Capital Group	7.4x
Riverbed Technology, Inc. / Thoma Bravo LP	10.3x
Ruckus Networks / Brocade Inc.	17.6x
Tandberg / Cisco Systems, Inc.	11.5x
Verifone Holdings, Inc. / Francisco Partners	10.5x

Based on its analysis of the relevant metrics for each of the comparable transactions and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges for the ratio of aggregate value to the estimated NTM EBITDA of 8.0x to 12.0x and applied these ranges to Poly’s estimated NTM EBITDA as of March 24, 2022, based on the Street Case to calculate a range of implied equity values per share of our common stock. The results of the analysis were as follows:

Precedent Transaction	Implied Value per Share Range of Poly Common Stock ($)(1)
Street Case	18 – 42
(1) Rounded to the nearest whole dollar.

No company or transaction utilized in the precedent transactions analysis is identical to Poly or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Poly’s control. These include, among other things, the impact of competition on Poly’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Poly and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which the merger is being compared. The fact that points in the range of implied present value per share of Poly derived from the valuation of precedent transactions were less than or greater than the per share price in connection with the merger is not necessarily dispositive in connection with Morgan Stanley’s analysis of the consideration for the merger, but is one of many factors Morgan Stanley considered.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Poly Board.

Illustrative Precedent Transaction Premiums

Morgan Stanley reviewed the premiums paid by acquirers in selected public company technology transactions occurring between 2011 and March 24, 2022, with aggregate values greater than $250 million. Morgan Stanley selected such public company technology transactions because of certain shared characteristics with the merger based on Morgan Stanley’s professional judgment and experience. For each transaction in the analyses, Morgan Stanley noted, where available: (1) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or, as applicable, on the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); (2) the implied premium to the acquired company’s 30-day average closing share price prior to announcement (or, as applicable, the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); and (3) the implied premium to the acquired company’s 52-week high closing share price prior to announcement (or, as applicable, the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news).

Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected (1) a representative range of premia and applied such range to Poly’s closing share price on March 24, 2022; (2) a representative range of premia and applied such range to Poly’s closing share price during the 30 trading days prior to and including March 24, 2022; and (3) a representative range of premia and applied such range to Poly’s closing share price during the 52-week period prior to and including March 24, 2022.

The following table summarizes such calculations:

Precedent Transaction Premium Scenario	Representative Premium Ranges	Implied Value per Share Range of Poly Common Stock ($)(1)
Premia to 1-Day Unaffected Share Price	20% – 50%	33 – 41
Premia to 30-Day Average Unaffected Share Price	20% – 50%	33 – 41
Premia to 52-Week High Unaffected Share Price	(10)% – 20%	38 – 51
(1) Rounded to the nearest whole dollar.

Historical Trading Ranges

Morgan Stanley reviewed the historical trading range of our common stock for the 30-, 90- and 365-day periods ending March 25, 2022. The ranges were as follows:

Historical Trading Periods	Historical Per Share Range of Poly Common Stock ($)(1)
Last 30 Days ending on March 24, 2022	24 – 30
Last 90 Days ending on March 24, 2022	24 – 31
Last 365 Days ending on March 24, 2022	23 – 43
(1) Rounded to the nearest whole dollar.

Equity Research Analysts’ Future Price Targets

Morgan Stanley reviewed publicly available equity research analysts’ share price targets for our common stock as of March 24, 2022. Morgan Stanley used the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for shares of Poly, resulting in a range of $28 to $55 per share of our common stock, with a median of $33.00 per share.

Morgan Stanley then calculated the range of discounted price targets for Poly by discounting such targets for one year. Based on an estimated cost of equity of 13.1 percent for Poly, Morgan Stanley calculated a range of discounted price targets of $25 to $49 per share of our common stock, with a median of $29 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our common stock, and these estimates are subject to uncertainties, including the future financial performance of Poly and future financial market conditions.

General

In connection with the review of the merger by the Poly Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of an opinion is a complex process and not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Poly.

In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Poly’s control. These include, among other things, the impact of competition on Poly’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Poly and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the per share consideration to be received by the holders of shares of Poly common stock (other than as specified in the merger agreement) pursuant to the merger agreement and in connection with the delivery of its opinion dated as of March 25, 2022, to the Poly Board. These analyses do not purport to be appraisals or reflect the prices at which shares of our common stock might actually trade.

The aggregate per share consideration to be received by the holders of shares of our common stock (other than as specified in the merger agreement) pursuant to the merger agreement was determined through arm’s-length negotiations between Poly and HP and was approved by the Poly Board. Morgan Stanley provided financial advice to the Poly Board during these negotiations but did not, however, recommend any specific consideration to Poly or the Poly Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how our stockholders should vote at the special meeting.

Morgan Stanley’s opinion and its presentation to the Poly Board were among the many factors taken into consideration by the Poly Board to recommend that the Poly Board approve and adopt the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Poly Board with respect to the consideration pursuant to the merger agreement or of whether the Poly Board would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Poly Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of Poly, HP, and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Poly Board financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and Poly has agreed to pay Morgan Stanley a fee of approximately $36 million for its services, $7 million of which was paid following delivery of the opinion described in this section and attached to this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the merger. Poly has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Poly has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.

In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to Poly and have received aggregate fees of approximately $2 million to $5 million in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have provided financing services to HP and have received aggregate fees of approximately $2 million to $5 million in connection with such services and have acted as a lender to HP. Morgan Stanley may also seek to provide financial advisory and financing services to Poly, HP and their respective affiliates in the future and would expect to receive fees for the rendering of these services. Additionally, Judith Miscik, a director of HP, is a member of the Morgan Stanley board of directors. As a director of Morgan Stanley, Ms. Miscik has not had involvement with the execution of Morgan Stanley’s engagement as financial advisor to Poly.

Prospective Unaudited Financial Information

Other than in connection with our regular earnings press releases and related investor materials, we do not, as a matter of course, make public projections as to our long-term future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, Poly management regularly prepares projections as to our future financial performance for internal use.

In connection with our strategic planning process and evaluation of strategic alternatives (including continuing as an independent company), Poly management prepared and provided to the Poly Board various unaudited forward-looking financial information for fiscal years 2022 through 2025 (which information was then calendarized). At the direction of the Poly Board, cash flows for calendar years 2025 through 2031 were extrapolated by Morgan Stanley and approved by the Poly Board and Poly management for use by Morgan Stanley in connection with its financial analyses for the purpose of rendering an opinion to the Poly Board (as described in more detail in the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC”).

The unaudited forward-looking financial information prepared by Poly management and provided to the Poly Board included:

•

A long-range plan that we refer to as the “Credit Case.” In preparing the Credit Case, Poly management used the following material assumptions: (1) the continuation of supply constraints for fiscal year 2023 impacting revenue; (2) growth rates in fiscal year 2024 and fiscal year 2025 that were consistent with industry analyst market growth rate assumptions; and (3) a negative impact to gross margin and operating margin in fiscal year 2023 due to higher component and freight costs consistent with those experienced in fiscal year 2022, and improvements to gross margin and operating margin thereafter as supply constraints and freight costs normalize.

•

A long-range plan that we refer to as the “Field Case.” In preparing the Field Case, Poly management used the following material assumptions: (1) a still constrained but improved supply chain in fiscal year 2023; (2) growth rates in fiscal year 2024 and fiscal year 2025 that were consistent with industry analyst market growth rate assumptions; and (3) a negative impact to gross margin and operating margin in fiscal year 2023 due to higher component and freight costs consistent with those experienced in fiscal year 2022 but with some offset due to lower-cost replacement parts, and improvements to gross margin and operating margin thereafter as supply constraints and freight costs normalize.

This forward-looking information, including the Credit Case and the Field Case, is collectively referred to as the “Prospective Unaudited Financial Information.”

At the direction of the Poly Board, the Prospective Unaudited Financial Information was used by Morgan Stanley in connection with its financial analyses for the purpose of rendering an opinion to the Poly Board and no relative prioritization or weight was attributed to any Prospective Unaudited Financial Information (as described in more detail in the section of this proxy statement captioned “—Opinion of Morgan Stanley & Co. LLC”). A summary of the Prospective Unaudited Financial Information is set forth below. A subset of the Prospective Unaudited Financial Information was provided to HP.

The Prospective Unaudited Financial Information was prepared by, and is the sole responsibility of, Poly management. At Poly’s direction, Morgan Stanley relied on the accuracy and completeness of the Prospective Unaudited Financial Information utilized in its financial analyses and advice to the Poly Board, as well as the assurances of Poly management that (1) it was not aware of any facts or circumstances that would make such information inaccurate or misleading; and (2) the Prospective Unaudited Financial Information was reasonably prepared based on the best currently available estimates and judgments of Poly management of the future financial performance of Poly.

The Prospective Unaudited Financial Information was developed by Poly management without giving effect to the merger or to any changes to Poly’s operations or strategy that may be implemented after the consummation of the merger. The Prospective Unaudited Financial Information also does not consider the effect of any failure of the merger to be completed; it should not be viewed as accurate or continuing in that context.

The Prospective Unaudited Financial Information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The Prospective Unaudited Financial Information included in this proxy statement has been prepared by, and is the responsibility of, Poly management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Prospective Unaudited Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to Poly’s previously issued financial statements. It does not extend to the Prospective Unaudited Financial Information and should not be read to do so.

Poly management, using its business judgment, believed in good faith that the above assumptions were reasonable and, as a result of this belief, the opinion of Poly management was that the Prospective Unaudited Financial Information (1) was prepared on a reasonable basis; (2) reflected the best currently available estimates and judgments then available (taking into account the relevant information available to Poly management at that time); and (3) presented, to Poly management’s knowledge, our expected future financial performance within the parameters and under the assumptions specified in preparing the Prospective Unaudited Financial Information. Because the Prospective Unaudited Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Prospective Unaudited Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Prospective Unaudited Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Prospective Unaudited Financial Information is not fact and should not be relied upon as being necessarily indicative of Poly’s future results.

Although the Prospective Unaudited Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events, including those detailed above, made by Poly management that Poly management believed in good faith were reasonable. The Prospective Unaudited Financial Information will be affected by our ability to achieve our strategic goals, objectives and targets over the applicable periods. The Prospective Unaudited Financial Information reflects assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the Prospective Unaudited Financial Information not to be achieved include, among others, (1) general economic conditions (including the impact of the COVID-19 pandemic); (2) the accuracy of certain accounting assumptions; (3) changes in actual or projected cash flows; (4) changes in tax laws; (5) competitive pressures, including new market entrants and changes in the competitive environment; (6) disruptions in our supply chain, including the inability of our manufacturing facilities and those of our contract manufacturers, original design manufacturers, suppliers and sub-suppliers, to provide or timely deliver sufficient quantities of key component parts or finished products; (7) our ability to attract, integrate and retain qualified personnel; and (8) our ability to develop and successfully introduce new products. Additional factors that may impact us or our business can be found in the section of this proxy statement captioned “Forward-Looking Statements” and in the various risk factors included in our periodic filings with the SEC. All of these factors are difficult to predict, and many of them are outside of our control. As a result, there can be no assurance that the Prospective Unaudited Financial Information will be realized, and actual results may be materially better or materially worse than those contained in the Prospective Unaudited Financial Information. The Prospective Unaudited Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the merger agreement. You should evaluate the Prospective Unaudited Financial Information, if at all, in conjunction with our historical financial statements and other information regarding Poly contained in our public filings with the SEC. Except to the extent required by applicable federal securities laws, we do not intend to update or otherwise revise the Prospective Unaudited Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events.

Certain of the financial measures included in the Prospective Unaudited Financial Information, including EBITDA and unlevered free cash flow, are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from similarly titled non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Financial measures included in forecasts provided to a financial adviser and a board of directors in connection with a business combination transaction, such as the Prospective Unaudited Financial Information, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Prospective Unaudited Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Poly Board or Morgan Stanley. Accordingly, no reconciliation of the financial measures included in the Prospective Unaudited Financial Information is provided in this proxy statement.

The Prospective Unaudited Financial Information constitutes forward-looking statements. By including the Prospective Unaudited Financial Information in this proxy statement, none of Poly, our financial adviser or any of our or our financial adviser’s representatives has made or makes any representation to any person regarding our ultimate performance as compared to the information contained in the Prospective Unaudited Financial Information. The inclusion of the Prospective Unaudited Financial Information should not be regarded as an indication that the Poly Board, Poly, our financial adviser or any other recipient of the Prospective Unaudited Financial Information considered, or now considers, the Prospective Unaudited Financial Information to be predictive of actual future results. For information on factors that may cause our future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” Further, the inclusion of the Prospective Unaudited Financial Information in this proxy statement does not constitute an admission or representation by Poly that the information presented is material. The Prospective Unaudited Financial Information is included in this proxy statement solely to give our stockholders access to the information that was made available to the Poly Board and Morgan Stanley. The Prospective Unaudited Financial Information is not included in this proxy statement in order to influence any Poly stockholder as to how to vote at the special meeting with respect to the merger, or whether to seek appraisal rights with respect to their shares.

The following tables summarize the Prospective Unaudited Financial Information.

Credit Case

	Calendar year ended December 31,
(dollars in millions)	Credit Case			Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net Revenue	$1,774	$1,925	$2,095	$2,200	$2,288	$2,357	$2,428	$2,500	$2,575	$2,627
EBITDA(1)	231	$291	350	368	384	397	410	423	437	447
Stock Based Compensation Expense	(44)	(48)	(52)	(55)	(57)	(59)	(61)	(63)	(64)	(66)
Taxes	(16)	(26)	(34)	(42)	(46)	(48)	(51)	(53)	(56)	(58)
Capital Expenditure	(44)	(43)	(47)	(49)	(50)	(50)	(51)	(52)	(52)	(53)
Change in Net Working Capital	20	(27)	(16)	(10)	(9)	(7)	(7)	(7)	(8)	(5)
Unlevered free cash flow(2)	147	148	200	212	223	232	240	248	257	265

(1)	EBITDA is defined as Poly’s earnings before interest, taxes, depreciation and amortization of intangible assets.
(2)	Unlevered free cash flow is defined as Poly’s EBITDA less stock-based compensation expense, taxes, capital expenditures, and plus or minus changes in net working capital.

Field Case

	Calendar year ended December 31,
(dollars in millions)	Field Case			Extrapolations
	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Net Revenue	$1,959	$2,345	$2,497	$2,643	$2,781	$2,908	$3,023	$3,122	$3,204	$3,268
EBITDA(1)	275	380	438	473	507	541	573	602	630	654
Stock-Based Compensation Expense	(49)	(59)	(62)	(66)	(70)	(73)	(76)	(78)	(80)	(82)
Taxes	(22)	(38)	(46)	(57)	(63)	(69)	(75)	(81)	(86)	(91)
Capital Expenditure	(48)	(51)	(55)	(57)	(60)	(62)	(63)	(64)	(65)	(65)
Change in Net Working Capital	(51)	(38)	(24)	(15)	(14)	(13)	(11)	(10)	(8)	(6)
Unlevered free cash flow(2)	105	195	250	277	301	324	347	369	390	409

(1)	EBITDA is defined as Poly’s earnings before interest, taxes, depreciation and amortization of intangible assets.
(2)	Unlevered free cash flow is defined as Poly’s EBITDA less stock-based compensation expense, taxes, capital expenditures, and plus or minus changes in net working capital.

Interests of Poly’s Directors and Executive Officers in the Merger

When considering the recommendation of the Poly Board that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. In (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Poly Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described below.

Insurance and Indemnification of Directors and Executive Officers

Pursuant to the terms of the merger agreement, directors and officers of Poly will be entitled to certain ongoing indemnification and insurance coverage, including under directors’ and officers’ liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

Treatment of Poly Equity-Based Awards

As of April 15, 2022, there were no outstanding awards of Poly Restricted Stock.

As of April 15, 2022, there were outstanding awards of Poly RSUs that cover an aggregate of 2,534,176 shares of our common stock, of which Poly RSUs covering an aggregate of 58,279 shares of our common stock were held by our current non-employee directors and of which Poly RSUs covering an aggregate of 204,671 shares of our common stock were held by our current executive officers. As of the same date, there were no outstanding awards of Poly Interim RSUs.

As of April 15, 2022, there were outstanding awards of Poly PSUs that cover an aggregate of 880,076 shares of our common stock (at target level of performance) and 2,099,921 shares of our common stock (at maximum level of performance), of which Poly PSUs covering an aggregate of 455,117 shares of our common stock (at target level of performance) and 846,019 shares of our common stock (at maximum level of performance) were held by our current executive officers and of which none were held by our current non-employee directors. As of the same date, there were no outstanding awards of Poly Interim PSUs.

At or immediately prior to the effective time of the merger, each share of Poly Restricted Stock that is outstanding immediately prior to the effective time of the merger will vest in full and become free of restrictions as of the effective time of the merger and will be converted into the right to receive the per share price under the same terms and conditions as apply to the receipt of the merger consideration by holders of Poly common stock generally.

At or immediately prior to the effective time of the merger, Poly RSUs that were granted prior to the date of the merger agreement that are outstanding immediately prior to the effective time of the merger will be canceled and converted into a right to receive an amount in cash equal to (A) the number of shares of Poly common stock subject to such Poly RSU immediately prior to the effective time of the merger multiplied by (B) the per share price. This amount (less any required withholding and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

At or immediately prior to the effective time of the merger, Poly PSUs that were granted prior to the date of the merger agreement that are outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of Poly common stock subject to such Poly PSU immediately prior to the effective time of the merger (calculated based on the terms of the Poly equity plan and applicable award agreement governing such Poly PSU and based on actual performance against performance targets with such performance determined as of five business days prior to the effective time of the merger) multiplied by (B) the per share price. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

At or immediately prior to the effective time of the merger, Poly Interim RSUs that were granted on or after the date of the merger agreement and prior to the effective time of the merger (including Poly Converted Interim RSUs) that are outstanding immediately prior to the effective time of the merger will be either (in the sole discretion of HP): (A) assumed by HP and converted into restricted stock units with respect to a number of shares of HP common stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger by (ii) the quotient obtained by dividing (a) the per share price by (b) the average closing price per share of HP’s common stock on the NYSE for the ten trading-day period ending on the trading day preceding the closing date of the merger, but subject to the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger; or (B) canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger, multiplied by (ii) the per share price, with such amount payable on the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and otherwise subject to the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger. For any consideration described in prior clause (A), HP will issue the Poly Interim RSU Merger Consideration in the form of restricted stock units covering shares of HP’s common stock at or reasonably promptly after the effective time of the merger, or for any consideration described in prior clause (B), the Poly Interim RSU Merger Consideration will be paid in cash (less any required withholding and other taxes) according to the applicable vesting schedule, to each holder of Poly Interim RSUs with respect to such holder’s Poly Interim RSUs.

At or immediately prior to the effective time of the merger, Poly Interim PSUs that were granted on or after the date of the merger agreement and prior to the effective time of the merger that are outstanding immediately prior to the effective time of the merger will be canceled and exchanged for a Poly Converted Interim RSU with respect to a number of shares of our common stock equal to the number of shares of our common stock subject to such Poly Interim PSU with respect to target performance and with the same remaining time-based vesting schedule that would have been applicable had the Poly Interim PSU been initially granted as a Poly Interim RSU, and such award will be treated as a Poly Interim RSU as described above.

Treatment of Poly Options

As of April 15, 2022, there were no outstanding Poly options with an exercise price below the per share price. As of the same date, there were outstanding Poly options to purchase an aggregate of 44,000 shares of our common stock with an exercise price greater than or equal to the per share price, of which none were held by our current non-employee directors or current executive officers.

At or immediately prior to the effective time of the merger, Poly options that have an exercise price per share of our common stock that is less than the per share price, whether or not exercisable or vested, that are outstanding as of immediately prior to the effective time will be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the per share price over the exercise price of such Poly option by (B) the number of shares of our common stock subject to such Poly option. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

At or immediately prior to the effective time of the merger, Poly options that have an exercise price per share of our common stock that is equal to or greater than the per share price, whether or not exercisable or vested, that are outstanding as of immediately prior to the effective time will be canceled without payment.

Treatment of the ESPP

The ESPP will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods will commence under the ESPP at any time on or after the date of the merger agreement. No current participants in the ESPP will be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of the merger agreement or make any separate non-payroll contribution to the ESPP on or following the date of the merger agreement. If any offering period that is in progress as of the date of the merger agreement continues to be in progress as of the effective time of the merger, such offering period will be shortened in accordance with the terms of the ESPP to a date on or prior to the closing date of the merger. The ESPP will terminate prior to, and contingent upon, the effective time of the merger. Of our current executive officers, one currently participates in the ESPP. Our non-employee directors are not eligible to participate in the ESPP.

Equity Interests of Poly’s Directors and Executive Officers

The following table sets forth for each person who has been a Poly executive officer or member of the Poly Board at any time since the beginning of Poly’s 2022 fiscal year, (1) the number of shares of our common stock directly held; and (2) the number of shares of our common stock subject to his or her Poly Restricted Stock, Poly RSUs and Poly PSUs (at target levels of achievement), assuming the following and such additional assumptions set forth in the footnotes to the table:

•

the shares held directly include shares of our common stock directly held by the individual as of April 15, 2022, plus any shares of our common stock subject to Poly Restricted Stock, Poly RSUs and Poly PSUs that are scheduled to vest and be settled before June 15, 2022 (without regard to any change in control-related accelerated vesting);

•

the Poly RSUs and Poly PSUs include those that would be outstanding as of June 15, 2022, in accordance with their regular vesting schedules and assuming continued service by the individual through such date (without regard to any change in control-related accelerated vesting); and

•	that no Poly options or Poly Restricted Stock, Poly Interim RSUs or Poly Interim PSUs are granted to any such individual on or before such date.

	Shares Held Directly(1)		Poly Restricted Stock, Poly RSUs and Poly PSUs(2)
Name	Number of Shares (#)	Value of Shares ($)	Number of Shares (#)	Value of Shares ($)	Total ($)
Robert Hagerty(3)	74,392	2,975,680	5,715	228,600	3,204,280
Marvin Tseu(4)	43,261	1,730,440	5,715	228,600	1,959,040
Kathy Crusco(5)	18,613	744,520	5,715	228,600	973,120
Brian Dexheimer(6)	124,560	4,982,400	5,715	228,600	5,211,000
Greggory Hammann(7)	36,261	1,450,440	5,715	228,600	1,679,040
Guido Jouret(8)	16,311	652,440	5,715	228,600	881,040
Talvis Love(9)	—	—	6,844	273,760	273,760
Marshall Mohr(10)	42,261	1,690,440	5,715	228,600	1,919,040
Daniel Moloney(11)	18,527	741,080	5,715	228,600	969,680
Yael Zheng(12)	7,392	295,680	5,715	228,600	524,280
David Shull(13)	188,577	7,543,080	262,831	10,513,240	18,056,320
Charles Boynton(14)	103,299	4,131,960	78,851	3,154,040	7,286,000
Lisa Bodensteiner(15)	28,693	1,147,720	39,597	1,583,880	2,731,600
Carl Wiese(16)	127,636	5,105,440	—	—	5,105,440
Tom Puorro(17)	36,834	1,473,360	—	—	1,473,360
Kristine Diamond(18)	15,403	616,120	—	—	616,120
Warren Schlichting(19)	2,000	80,000	—	—	80,000

(1)

Represents shares of our common stock directly held by the individual as of April 15, 2022, plus any shares of our common stock subject to Poly Restricted Stock, Poly RSUs and Poly PSUs that are scheduled to vest and be settled before June 15, 2022 (without regard to any change in control-related accelerated vesting). The amounts shown are determined assuming that no individual will dispose of shares of our common stock from April 15, 2022, through June 14, 2022, and that the Poly Restricted Stock, Poly RSUs and Poly PSUs scheduled to vest and be settled prior to June 15, 2022, are so settled. The number of shares shown does not include shares of our common stock that the individual may purchase after June 14, 2022 under the ESPP. For additional information regarding the treatment of our ESPP in the merger, see the section of this proxy statement captioned “—Interests of Poly’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards—Treatment of the ESPP.” For additional information regarding beneficial ownership of common stock, see the section of this proxy statement captioned “Security Ownership of Certain Beneficial Owners and Management.”

(2)

Represents outstanding Poly Restricted Stock, Poly RSUs and Poly PSUs (at target levels of achievement) that are scheduled to vest on or after June 15, 2022. The values shown with respect to Poly Restricted Stock, Poly RSUs and Poly PSUs are determined as the product of the per share merger consideration, multiplied by the total number of shares of our common stock subject to Poly Restricted Stock, Poly RSUs or Poly PSUs (at target levels of achievement), as applicable. At maximum levels of achievement, the number of shares of our common stock subject to Poly PSUs is 580,745 for Mr. Shull; 184,390 for Mr. Boynton; 80,884 for Ms. Bodensteiner; and 0 for Mr. Wiese. For additional information regarding the Poly options, Poly Restricted Stock, Poly RSUs and Poly PSUs for our named executive officers, see the section of this proxy statement captioned “—Interests of Poly’s Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

(3)	Consists of (i) 74,392 shares of our common stock held of record by Mr. Hagerty; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(4)	Consists of (i) 43,261 shares of our common stock held of record by Mr. Tseu; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(5)	Consists of (i) 18,613 shares of our common stock held of record by Ms. Crusco; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(6)	Consists of (i) 124,560 shares of our common stock held of record by Mr. Dexheimer; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(7)	Consists of (i) 36,261 shares of our common stock held of record by Mr. Hammann; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(8)	Consists of (i) 16,311 shares of our common stock held of record by Mr. Jouret; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(9)	Consists of (i) 0 shares of our common stock held of record by Mr. Love; and (ii) 6,844 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(10)	Consists of (i) 42,261 shares of our common stock held of record by Mr. Mohr; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.

(11)	Consists of (i) 18,527 shares of our common stock held of record by Mr. Moloney; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(12)	Consists of (i) 7,392 shares of our common stock held of record by Ms. Zheng; and (ii) 5,715 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022.
(13)

Consists of (i) 61,287 shares of our common stock held of record by Mr. Shull; (ii) 19,424 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; (iii) 107,866 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022; (iv) 88,849 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 16, 2022; and (v) 173,982 shares of our common stock subject to unvested and outstanding Poly PSUs as of June 15, 2022 (measured at target levels of performance, which would be increased to 580,745 shares at maximum levels of performance).

(14)

Consists of (i) 38,559 shares of our common stock held of record by Mr. Boynton; (ii) 30,222 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; (iii) 34,518 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022; (iv) 23,659 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022; and (v) 55,192 shares of our common stock subject to unvested and outstanding Poly PSUs as of June 15, 2022 (measured at target levels of performance, which would be increased to 184,390 shares at maximum levels of performance).

(15)

Consists of (i) 10,902 shares of our common stock held of record by Ms. Bodensteiner; (ii) 2,689 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; (iii) 15,102 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022; (iv) 15,379 shares of our common stock subject to Poly RSUs that are scheduled to vest on or after June 15, 2022; and (v) 24,218 shares of our common stock subject to unvested and outstanding Poly PSUs as of June 15, 2022 (measured at target levels of performance, which would be increased to 80,884 shares at maximum levels of performance).

(16)

Consists of (i) 103,187 shares of our common stock held of record by Mr. Wiese; and (ii) 24,449 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022.

(17)

Consists of 36,834 shares of our common stock held of record by Mr. Puorro. Mr. Puorro’s employment with Poly ended effective June 15, 2021, and Mr. Puorro does not hold any outstanding Poly equity awards.

(18)

Consists of 15,403 shares of our common stock held of record by Ms. Diamond. Ms. Diamond’s employment with Poly ended effective October 15, 2021, and Ms. Diamond does not hold any outstanding Poly equity awards.

(19)

Consists of 2,000 shares of our common stock held of record by Mr. Schlichting. Mr. Schlichting’s employment with Poly ended effective March 25, 2022, and Mr. Schlichting does not hold any outstanding Poly equity awards.

Severance Agreements

We have entered into a severance agreement with each of our current executive officers. Pursuant to the terms of the applicable severance agreement, if, during the 24-month period after the closing of the merger, Poly terminates an individual’s employment with Poly without “cause” or the individual resigns for “good reason,” in each case as set forth in the severance agreement, and provided that the individual signs and does not revoke a release of claims with Poly, the individual will receive the following payments and benefits:

•	A lump sum payment (less applicable withholding taxes) equal to:

•

For David Shull, our president and chief executive officer, the sum of (A) 200 percent of Mr. Shull’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (B) 200 percent of Mr. Shull’s target bonus as in effect for the fiscal year in which the closing of the merger occurs or (if greater) at the level in effect for the fiscal year in which the termination occurs, plus (C) that pro-rata portion of Mr. Shull’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Mr. Shull has earned but not yet been paid;

•

For Charles Boynton, our executive vice president and chief financial officer, the sum of (A) 200 percent of Mr. Boynton’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (B) that pro-rata portion or all of Mr. Boynton’s annual target incentive bonus that Mr. Boynton has earned but not yet been paid, plus (C) an additional 200 percent of Mr. Boynton’s annual target incentive bonus for the year in which the severance payment is triggered;

•

For Lisa Bodensteiner, our executive vice president and chief legal and compliance officer, the sum of (A) 52 weeks of Ms. Bodensteiner’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (B) 52 weeks of Ms. Bodensteiner’s target annual incentive bonus as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (C) that pro-rata portion of 52 weeks of Ms. Bodensteiner’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Ms. Bodensteiner has earned but not yet been paid; and

•

For Carl Wiese, our executive vice president and chief revenue officer, the sum of (A) 100 percent of Mr. Wiese’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (B) that pro-rata portion or all of Mr. Wiese’s annual target incentive bonus that Mr. Wiese has earned but not yet been paid, plus (C) an additional 100 percent of Mr. Wiese’s annual target incentive bonus for the year in which the severance payment is triggered.

•

For Messrs. Shull, Boynton and Wiese, a lump sum cash payment in an amount equal to the monthly COBRA premium that the individual would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by 24, which payment will be made less applicable withholdings and regardless of whether the individual elects COBRA continuation coverage;

•

For Ms. Bodensteiner, if Ms. Bodensteiner elects continuation coverage pursuant to COBRA or Cal-COBRA for herself or her eligible dependents, reimbursement for the COBRA (or, if applicable, the Cal-COBRA) premiums for such coverage for up to 24 months;

•

For all of the current executive officers, 100% vesting acceleration of time-based equity awards with treatment of performance-based equity awards as set forth in the individual severance agreement (but see elsewhere in this section of this proxy statement for a description of the treatment of Poly PSUs and Poly Interim PSUs in connection with the merger); and

•	For Mr. Shull, outplacement services for 24 months and for Ms. Bodensteiner, outplacement services for 12 months.

If, outside of the 24 month period after our change in control, there is qualifying termination of employment and provided the individual signs and does not revoke a release of claims with Poly, the individual will receive the following payments and benefits:

•

For Mr. Shull, pursuant to the terms of the severance agreement and upon a termination without “cause” or a resignation for “good reason”: (1)(A) continuing payment of Mr. Shull’s then-current base salary for 24 months, and (B) a lump sum cash payment equal to 200 percent of Mr. Shull’s target bonus for the fiscal year in which the termination of employment occurs or, if the target incentive bonus has not yet been established for the fiscal year, the prior fiscal year’s target incentive bonus; (2) a lump sum cash payment in an amount equal to the monthly COBRA premium that Mr. Shull would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by 18, which payment will be made less applicable withholdings and regardless of whether Mr. Shull elects COBRA continuation coverage; and (3) 18 months’ of outplacement services.

•

For Mr. Boynton, pursuant to the terms of an executive severance agreement (as defined below) and upon a termination without “cause” (as defined in the executive severance agreement): (1)(A) continuing payment of Mr. Boynton’s base salary as in effect immediately prior to such termination for 18 months, and (B) a lump sum cash payment equal to 100 percent of Mr. Boynton’s target bonus for the year in which the termination of employment occurs or, if the target incentive bonus has not yet been established for the year, the prior year’s target incentive bonus; (2) if Mr. Boynton elects continuation coverage pursuant to COBRA for himself or his eligible dependents, paid premiums for up to 18 months; (3) 18 months’ of outplacement services; and (4) treatment of equity awards as provided in the applicable plan document and award agreement.

•

For Ms. Bodensteiner, pursuant to the terms of the severance agreement and upon a termination other than a qualifying termination in connection with a change of control, severance and any other benefits only as may then be established under Poly’s existing written severance and benefits plans and practices or pursuant to other written agreements with Poly.

•

For Mr. Wiese, pursuant to the terms of an executive severance agreement (which we refer to as an “executive severance agreement”) and upon a termination without “cause” (as defined in the executive severance agreement): (1)(A) continuing payment of Mr. Wiese’s base salary as in effect immediately prior to such termination for 12 months, and (B) a lump sum cash payment equal to 100 percent of Mr. Wiese’s target bonus for the year in which the termination of employment occurs or, if the target incentive bonus has not yet been established for the year, the prior year’s target incentive bonus; (2) if Mr. Wiese elects continuation coverage pursuant to COBRA for himself or his eligible dependents, paid premiums for up to 12 months; (3) 12 months’ of outplacement services; and (4) treatment of equity awards as provided in the applicable plan document and award agreement.

Continuation of Certain Compensation and Employee Benefits

Pursuant to the merger agreement, employees of Poly and its subsidiaries employed primarily in the United States who remain in the employment of the surviving corporation and its subsidiaries as of the closing of the merger or who become employees of HP or one of its subsidiaries in connection with the closing of the merger (whom we refer to as “continuing employees”), including our current executive officers, if their employment continues following the closing of the merger, will be entitled to certain compensation and benefits at levels specified in the merger agreement for a period of 12 months following the closing (or shorter period of employment). Such continued compensation and benefits will apply to all continuing employees generally and are not specific to executive officers. For more information on compensation and benefits in respect of continuing employees following the closing, see the section of this proxy statement captioned “The Merger Agreement—Employee Benefits.”

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation for each of Poly’s named executive officers that is based on, or that otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Poly’s named executive officers. Poly’s “named executive officers” for purposes of the disclosure in this proxy statement are Messrs. Shull, Hagerty, Boynton, Wiese and Puorro and Mses. Bodensteiner and Huser. For additional details regarding the terms of the payments quantified below, see the sections of this proxy statement captioned “Interests of Poly’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards” and “Interests of Poly’s Directors and Executive Officers in the Merger—Severance Agreements.”

The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table:

•	that the effective time of the merger will occur on June 15, 2022 (which is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);

•

that the current named executive officers will have a qualifying termination of his or her employment at the effective time of the merger that results in severance benefits becoming payable to him or her under the individual’s severance agreement without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code;

•	that the equity awards that are outstanding as of April 15, 2022 are the equity awards that Poly has granted to the named executive officer through June 14, 2022; and

•	that the number of shares of our common stock subject to Poly PSUs will be determined at target levels of achievement.

The amounts reported below are estimates based on these and other assumptions that may or may not actually occur or be accurate on the relevant date. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below. Poly’s named executive officers will not receive pension, non-qualified deferred compensation or tax reimbursements in connection with the merger. As required by applicable SEC rules, all amounts below that are determined using the per share value of our common stock have been calculated based on the per share price.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
David Shull	4,664,725	10,513,240	85,628	15,263,593
Robert Hagerty(5)	—	228,600	—	228,600
Charles Boynton	1,974,231	3,154,040	92,789	5,221,060
Lisa Bodensteiner	887,065	1,583,880	85,289	2,556,234
Carl Wiese	1,100,275	—	82,163	1,182,438
Tom Puorro(6)	—	—	—	—
Mary Huser(7)	—	—	—	—

(1)

The amounts set forth in the table above and below for each named executive officer represents the “double-trigger” cash severance payments to which the named executive officer may become entitled under the individual’s severance agreement if, during the 24 month period after the closing of the merger, a qualifying termination occurs, and provided the individual signs and does not a revoke a release of claims with Poly. Such amounts will be paid in the form of a lump sum payment (less applicable withholding taxes) and are equal to the following:

•

For David Shull, our president and chief executive officer, the sum of (1) 200 percent of Mr. Shull’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) 200 percent of Mr. Shull’s target bonus as in effect for the fiscal year in which the closing of the merger occurs or (if greater) at the level in effect for the fiscal year in which the termination occurs, plus (3) that pro-rata portion of Mr. Shull’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Mr. Shull has earned but not yet been paid.

•

For Charles Boynton, our executive vice president and chief financial officer, the sum of (1) 200 percent of Mr. Boynton’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) that pro-rata portion or all of Mr. Boynton’s annual target incentive bonus that Mr. Boynton has earned but not yet been paid, plus (3) an additional 200 percent of Mr. Boynton’s annual target incentive bonus for the year in which the severance payment is triggered.

•

For Lisa Bodensteiner, our executive vice president and chief legal and compliance officer, the sum of (1) 52 weeks of Ms. Bodensteiner’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) 52 weeks of Ms. Bodensteiner’s target annual incentive bonus as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (3) that pro-rata portion of 52 weeks of Ms. Bodensteiner’s annual incentive bonus as measured by the beginning of quarter accrual for the incentive bonus Ms. Bodensteiner has earned but not yet been paid.

•

For Carl Wiese, our executive vice president and chief revenue officer, the sum of (1) 100 percent of Mr. Wiese’s annual base salary as in effect immediately prior to the termination or (if greater) at the level in effect immediately prior to the closing of the merger, plus (2) that pro-rata portion or all of Mr. Wiese’s annual target incentive bonus that Mr. Wiese has earned but not yet been paid, plus (3) an additional 100 percent of Mr. Wiese’s annual target incentive bonus for the year in which the severance payment is triggered.

Name	Multiple of Base Salary Severance ($)	Multiple of Target Bonus Severance ($)	Prorated Annual Incentive Severance ($)	Total ($)
David Shull	1,760,000	2,640,000	264,725	4,664,725
Charles Boynton	1,050,000	840,000	84,231	1,974,231
Lisa Bodensteiner	482,000	337,400	67,665	887,065
Carl Wiese	500,000	500,000	100,275	1,100,275

(2)

These amounts represent “single-trigger” cash payments in exchange for the cancellation of unvested Poly RSUs and Poly PSUs (at target levels of performance) at or immediately prior to the effective time, which will occur automatically and without regard to whether or not the named executive officer’s employment is terminated, as described in further detail in the section of this proxy statement captioned “—Interests of Poly’s Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards—Equity Interests of Poly’s Directors and Executive Officers.”

None of the named executive officers hold outstanding Poly options or Poly Restricted Stock.

With respect to Poly RSUs, the amount is determined as the product of (i) the per share price, multiplied by (ii) the total number of shares of our common stock subject to the Poly RSUs held by the named executive officer. Accordingly, the amount represents unvested Poly RSUs covering a total of 88,849 shares of our common stock for Mr. Shull; 5,715 shares of our common stock for Mr. Hagerty; 23,659 shares of our common stock for Mr. Boynton; and 15,379 shares of our common stock for Ms. Bodensteiner. Mr. Wiese does not hold Poly RSUs that will be outstanding as of June 14, 2022.

With respect to Poly PSUs, the amount is determined as the product of (i) the per share price, multiplied by (ii) the total number of shares of our common stock subject to the Poly PSUs held by the named executive officer assuming the applicable performance condition is satisfied at target levels of achievement. Accordingly, the amount represents unvested Poly PSUs covering a total 173,982 shares of our common stock for Mr. Shull (increased to 580,745 shares of our common stock at maximum levels of performance); 55,192 shares of our common stock for Mr. Boynton (increased to 184,390 shares of our common stock at maximum levels of performance); and 24,218 shares of our common stock for Ms. Bodensteiner (increased to 80,884 shares of our common stock at maximum levels of performance). Mr. Hagerty and Mr. Wiese do not hold Poly PSUs that will be outstanding as of June 14, 2022.

(3)

The amounts set forth in the table above for each named executive officer represents the “double-trigger” severance benefits to which the named executive officer may become entitled upon a qualifying termination, provided the individual signs and does not a revoke a release of claims with Poly, and include the following:

•

For Messrs. Shull, Boynton and Wiese, a lump sum cash payment in an amount equal to the monthly COBRA premium that the individual would be required to pay to continue his group health coverage as in effect on the date of his termination for himself and his eligible dependents, multiplied by 24, which payment will be made less applicable withholdings and regardless of whether the individual elects COBRA continuation coverage;

•

For Ms. Bodensteiner, if Ms. Bodensteiner elects continuation coverage pursuant to COBRA or Cal-COBRA for herself or her eligible dependents, reimbursement for the COBRA (or, if applicable, the Cal-COBRA) premiums for such coverage for up to 24 months; and

•

For Mr. Shull, outplacement services for 24 months (valued at $30,000 for purposes of the table above) and for Ms. Bodensteiner, outplacement services for 12 months (valued at $15,000 for purposes of the table above).

(4)

Under the applicable severance agreement, amounts are subject to reduction in the event the named executive officer would receive a greater benefit on an after-tax basis by having some of his or her change in control-related payments and benefits being cut back rather than paying the excise tax under Section 4999 of the Internal Revenue Code on such amounts. This amount assumes no such reduction is applied.

(5)

Mr. Hagerty served as Poly’s interim chief executive officer from February 7, 2020 through September 8, 2020. During that time he retained his chairman position. Effective September 8, 2020, Mr. Shull was appointed president and chief executive officer and at that time, Poly resumed the separation of the roles of chairman and chief executive officer.

(6)

On May 20, 2021, Poly announced the resignation of Mr. Puorro as Poly’s executive vice president, general manager, products to be effective June 15, 2021. Mr. Puorro will not receive any benefits based on or otherwise relating to the merger.

(7)

On August 14, 2020, Poly announced the resignation of Ms. Huser as Poly’s executive vice president, chief legal and compliance officer and corporate secretary. Ms. Huser will not receive any benefits based on or otherwise relating to the merger.

Employment Arrangements Following the Merger

As of the date of this proxy statement, none of Poly’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with HP or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with HP or Merger Sub to be effective following the consummation of the merger. However, prior to the effective time of the merger, HP or Merger Sub may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Poly’s employees to be effective as of the effective time of the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place (1) on the second business day after the satisfaction or waiver of the closing conditions of the merger (described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions; or (2) at such other time agreed to by Poly and HP. On the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of such certificate of merger, or at a later time agreed to in writing by the parties and specified in such certificate of merger.

Appraisal Rights

General Information

If the merger is consummated, our stockholders who (1) do not vote in favor of the adoption of the merger agreement, (2) properly demand an appraisal of their applicable shares of our common stock prior to the vote on the adoption of the merger agreement, (3) continuously hold their shares through the effective time of the merger, (4) otherwise comply with the procedures of Section 262 of the DGCL (which we refer to as “Section 262”), including by satisfying certain ownership thresholds set forth therein, and (5) do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions of Section 262, seek appraisal of their shares in connection with the merger under Section 262. Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” or to a “holder of shares” are to a record holder of our common stock.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of our common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to demand an appraisal of such holder’s shares. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to ensure that appraisal rights are exercised. Stockholders should carefully review the full text of Section 262 as well as the information discussed below.

Under Section 262, if the merger is completed, holders of record of shares of our common stock who (1) submit a written demand for appraisal of such stockholder’s shares to Poly prior to the vote on the adoption of the merger agreement; (2) do not vote in favor of the adoption of the merger agreement; and (3) continuously are the record holders of such shares through the effective time of the merger may be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be fair value from the effective date of the merger through the date of payment of the judgment. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds one percent of the outstanding shares of our common stock as measured in accordance with subsection (g) of Section 262; or (2) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each stockholder entitled to appraisal, interest will accrue thereafter only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Poly’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, Poly believes that if a stockholder is considering exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement;

•	the stockholder must deliver to Poly a written demand for appraisal before the vote on the merger agreement at the special meeting; and

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine stockholders entitled to appraisal rights, will dismiss appraisal proceedings as to all of our stockholders who asserted appraisal rights unless one of the ownership thresholds is met.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, each of our stockholders who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain with respect to such proposal.

Filing Written Demand

A stockholder wishing to exercise appraisal rights must deliver to Poly, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such stockholder’s shares. In addition, that stockholder must not vote or submit a proxy in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A stockholder exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. Neither voting (in person or by proxy) against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement.

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record and must reasonably inform Poly of the identity of the holder and that the stockholder intends thereby to demand an appraisal of such stockholder’s shares. If the shares are owned of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, such demand must be executed by or on behalf of the record owner, and if such shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

STOCKHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” BY A BANK, BROKER, TRUST OR OTHER NOMINEE AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER, TRUST OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER, TRUST OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER, TRUST OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Plantronics, Inc.

345 Encinal Street

Santa Cruz, California 95060

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any holder of shares of our common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share price offered pursuant to the merger agreement, without interest and less any applicable withholding taxes, by delivering to Poly, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If Poly, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each record holder of shares of our common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of our common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 (or a beneficial owner in the circumstances described in the next paragraph) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any holders of shares of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of our common stock will be entitled to receive the consideration offered pursuant to the merger agreement, without interest.

Within 120 days after the effective time of the merger, any holder of shares of our common stock who has complied with the requirements for an appraisal of such holder’s shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Poly has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must send this statement to the requesting stockholder within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the stockholders shown on the verified list at the addresses stated therein. Any such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or any other publication which the Delaware Court of Chancery deems advisable. The costs of any such notice are borne by the surviving corporation.

After notice to dissenting stockholders as required by the court, at the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Pursuant to Section 262(g) of the DGCL, the Delaware Court of Chancery will dismiss appraisal proceedings as to all of our stockholders who assert appraisal rights unless (1) the total number of shares entitled to appraisal exceeds one percent of the outstanding shares of our common stock as measured in accordance with Section 262(g) of the DGCL or (2) the value of the merger consideration in respect of such shares exceeds $1 million.

Determination of Fair Value

Where proceedings are not dismissed, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each stockholder seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (1) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Delaware Court of Chancery; and (2) interest accrued before such voluntary cash payment, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share price. Neither Poly nor HP anticipates offering more than the per share price to any stockholder exercising appraisal rights, and each of Poly and HP reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the per share price. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such determination or assessment, each party bears its own expenses.

If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or validly withdraws, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger).

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986 (which we refer to as the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (which we refer to as the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to beneficial owners who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to beneficial owners in light of their particular circumstances. For example, this discussion does not address:

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tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their common stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code; Non-U.S. Holders that own (directly or by attribution) more than five percent of our common stock; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders who received their shares of our common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences arising from the Medicare tax on net investment income;

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tax consequences to holders subject to special tax accounting rules as a result of any item of gross income with respect to the shares of our common stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any territorial, state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY TERRITORY, STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses may be subject to limitations. If a U.S. Holder acquired different blocks of shares of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock in accordance with such U.S. Holder’s ordinary method of accounting.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty);

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such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30 percent (or a lower rate under an applicable income tax treaty); or

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Poly is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (which we refer to as “USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (which we refer to as the “relevant period”) and, if shares of our common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of our common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, U.S. real property interests generally include land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a current rate of 24 percent) may apply to the proceeds received by a beneficial owner of our common stock pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.

A U.S. Holder may be required to retain records related to such holder’s common stock and file with its U.S. federal income tax return, for the taxable year that includes the merger, a statement setting forth certain facts relating to the merger.

Withholding on Foreign Entities

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (which we refer to as “FATCA”), impose a U.S. federal withholding tax of 30 percent on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30 percent on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30 percent applicable to the gross proceeds of a sale or other disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Beneficial owners of our common stock are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of our common stock pursuant to the merger.

Regulatory Approvals Required for the Merger

General Efforts

Under the merger agreement, each of the parties agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any case prior to the outside date, the merger agreement and the transactions contemplated thereby, including:

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the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary or advisable registrations and filings as determined by HP (including filings with governmental authorities, if any) after consultation and discussion with, and consideration in good faith of the views of, Poly, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

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the defending of any lawsuits or other legal proceedings through the outside date, whether judicial or administrative, challenging the merger agreement or any other transaction agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and

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the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement and the other transaction agreements in accordance with the terms and subject to the conditions thereof.

The items under the first two bullets above include approvals under, or notifications pursuant to, the HSR Act and the competition laws of China, Colombia, the European Union and Mexico and the FDI law of France (which we collectively refer to as the “specified regulatory laws”), and may include approvals under or pursuant to the competition laws of the United Kingdom, Australia and/or New Zealand if HP determines a filing, submission or notification is advisable in such a jurisdiction or if regulators in such a jurisdiction open an investigation regarding the merger.

HSR Act; Foreign Competition Laws and Foreign Investment Laws

HSR Act

Under the HSR Act, the merger cannot be completed until HP and Poly file a notification and report form with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The DOJ or the FTC may extend the 30-day waiting period by issuing a Request for Additional Information and Documentary Materials (also known as a “Second Request”). If either agency issues a Second Request, the waiting period is extended until 30 days after the parties substantially comply with the request. The parties filed a notification and report form with the FTC and DOJ on April 7, 2022. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on May 9, 2022.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state or the District of Columbia could take such action under its antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Poly or HP. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Foreign Competition Laws and Foreign Investment Laws

Under the merger agreement, the merger cannot be completed until all consents, approvals and filings required under the specified foreign regulatory laws (which includes certain foreign antitrust laws and Articles L. 151-3 to L. 151-7 and R. 151-1 to R. 151-17 of the French Monetary and Financial Code (which we refer to as the “French FDI Law”)) have been obtained or deemed to have been obtained. The parties must observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the following required foreign jurisdictions as promptly as practicable before completing the merger:

China. Under the Antimonopoly Law of 2007, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the State Administration for Market Regulation (which we refer to as “SAMR”). HP and Poly have sufficient revenues to exceed SAMR’s statutory thresholds for review, and completion of the merger is therefore conditioned upon SAMR approval. HP and Poly submitted a simplified notification form to SAMR on April 8, 2022. The filing was formally accepted by SAMR under the simplified procedure on May 9, 2022, upon which date a 30-day Phase I review period commenced.

European Union. Both HP and Poly conduct business across the European Union in multiple member states. Under the Council Regulation (EC) No. 139/2004 of January 2004, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “EU Merger Regulation”) the merger cannot be completed until the merger is notified to the European Commission. The parties must wait to implement the merger until after the European Commission has issued a decision declaring the merger compatible with the common market (and/or if the European Commission has referred any aspect of the merger to one or more competent authorities of a European Union member state under Article 9 of the EU Merger Regulation or an EFTA state under Article 6 of Protocol 24 to the EEA Agreement, until each competent authority has issued a clearance or a confirmation that the merger may proceed). As is customary, HP and Poly are in prenotification consultations with the European Commission and intend to file formally as soon as is reasonably practicable.

France. Poly has a French subsidiary and conducts business activities in France through an indirectly wholly owned branch. Through its Dutch entity, Poly sells indirectly, via independent distributors and resellers and directly to certain large customers, certain Poly products and provides maintenance and cloud services to customers who may be involved in sensitive or strategic activities in France. Under the French FDI Law, the acquisition of control over a French company by a foreign investor where the company’s activities in France are deemed sensitive requires prior authorization from the French Minister of Economy. Non-compliance with the French FDI Law can trigger significant sanctions, including the blocking or reversal of the proposed transaction in France and large fines. While there are reasonable arguments that Poly’s activities do not constitute sensitive activities under the French FDI Law, HP and Poly view it as advisable to proceed with a foreign investment filing in France to either obtain (1) confirmation from the French authorities that Poly’s French activities are out of scope; or (2) prior approval from the French Minister of Economy should the French authorities consider that the transaction is within the scope of the French FDI Law. HP and Poly therefore intend to submit a filing to the French Minister of Economy as soon as is reasonably practicable.

Colombia. In Colombia under Law 1340 of 2009, transactions involving parties with combined sales or assets above certain revenue levels cannot be completed until they are reviewed and approved by the Superintendence of Industry and Commerce (which we refer to as “SIC”). HP and Poly intend to submit a notice to SIC as soon as is reasonably practicable.

Mexico. In Mexico under the Federal Law on Economic Competition of 2014, transactions involving parties with assets located in Mexico or annual volumes of sales originating in Mexico, which jointly or separately exceed certain thresholds, cannot be completed until they are reviewed and approved by the Federal Commission on Economic Competition (which we refer to as “COFECE”). HP and Poly intend to submit a notification to COFECE as soon as is reasonably practicable.

The merger agreement also specifies that the parties may make additional filings that, in the view of HP after consultation and discussion with, and consideration in good faith of the views of, Poly, are required or advisable pursuant to any other foreign regulatory law (which include foreign antitrust and FDI laws), though obtaining consents or approvals in connection with these additional filings is not, and does not become, a set of closing conditions for the merger.

In any of these foreign jurisdictions, the relevant competition and FDI reviewing authorities could take such actions under applicable competition laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Any one of these requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion, or reduce the anticipated benefits, of the merger. There is no assurance that HP and Poly will obtain all required regulatory clearances or approvals on a timely basis or at all. Failure to obtain the necessary clearances in any of these jurisdictions could substantially delay or prevent the consummation of the merger, which could negatively impact both HP and Poly.

Poly and HP have each agreed to use its respective reasonable best efforts to provide any reasonably necessary information in connection with any presentations, memoranda, briefs or other submissions made or provided to any governmental authority by or on behalf of any party hereto in connection with proceedings or regulatory reviews under or relating to the HSR Act or any other antitrust law or foreign regulatory law (which includes both foreign antitrust laws and FDI laws) related to the merger.

Other Regulatory Approvals

One or more governmental bodies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained, and there may be a substantial period of time between the approval by our stockholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Financing of the Merger

HP’s and Merger Sub’s obligations under the merger agreement are not conditioned on the receipt or availability of any funds, or subject to any financing condition. HP intends to finance the transaction using its cash on hand and/or borrowings, and has represented to us in the merger agreement that it has sufficient funds to pay the aggregate merger consideration.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Litigation Relating to the Merger

On May 3, 2022, a purported Poly stockholder filed a complaint in the U.S. District Court for the Southern District of New York against Poly and the members of the Poly Board, captioned Stein v. Plantronics, Inc., et al., No. 1:2-cv-03574. On May 5, 2022, a purported Poly stockholder filed a complaint in the U.S. District Court for the Eastern District of New York against Poly and the members of the Poly Board, captioned Whitfield v. Plantronics, Inc., et al., No. 1:22-cv-02583. On May 11, 2022, a purported Poly stockholder filed a complaint in the U.S. District Court for the Eastern District of New York against Poly and the members of the Poly Board, captioned Vicknair v. Plantronics, Inc., et al., No. 1:22-cv-02753. On May 12, 2022, a purported Poly stockholder filed a complaint in the U.S. District Court for the Eastern District of Pennsylvania against Poly and the members of the Poly Board, captioned Justice, II v. Plantronics, Inc., et al., No. 2:22-cv-01861. We refer to the complaints referenced in this paragraph collectively as the “Complaints”. The Complaints assert claims against all defendants under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder for allegedly false and misleading statements in Poly’s preliminary proxy statement and against the individual defendants under Section 20(a) of the Exchange Act for alleged control person liability with respect to such allegedly false or misleading statements. The Complaints seek, among other relief, (1) to enjoin defendants from consummating the merger; (2) to rescind the merger or recover damages, if the merger is completed; (3) to require the individual defendants to issue a revised proxy statement; (4) declaratory relief; and (5) attorneys’ fees and costs. The defendants believe that the claims are without merit. Additional lawsuits arising out of the merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to approve the adoption of the merger agreement. For a summary of and detailed information regarding this proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The Poly Board recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF CERTAIN

MERGER-RELATED EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote, on a nonbinding, advisory basis, on the compensation that will or may become payable by Poly to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger.”

We are asking our stockholders to approve the compensation that will or may become payable by Poly to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes and additional disclosures referenced therein. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of Poly’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Leadership Development and Compensation Committee of the Poly Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED, that the stockholders of Plantronics, Inc. (“Poly”) approve the compensation that will or may become payable to Poly’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Poly’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Poly’s proxy statement for the special meeting.”

Our stockholders should note that this proposal is not a condition to completion of the merger, and as a nonbinding, advisory vote, the result will not be binding on Poly, the Poly Board or HP. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The Poly Board recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the special meeting, from time to time, to a later date or dates, if necessary or appropriate as determined in good faith by the Poly Board, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting. If stockholders approve this proposal, we can adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek stockholder approval to adjourn the special meeting if a quorum is not present.

The Poly Board recommends that you vote “FOR” this proposal.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to carefully read and consider the merger agreement, which is the legal document that governs the merger, in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement, and not by this summary or any other information contained in this proxy statement.

The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by Poly, HP and Merger Sub in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and from those applicable to investors, and in some cases were qualified by confidential matters disclosed to HP and Merger Sub by Poly in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Poly and HP and Merger Sub rather than to establish matters as facts. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Our stockholders are not generally third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Poly, HP or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time of the merger. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Poly, HP and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Poly, HP, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Poly and our business. Please see the section of this proxy statement captioned “Where You Can Find More Information.”

Closing and Effective Time of the Merger

The closing of the merger will take place (1) on a date that is as soon as possible, but no later than the second business day after the satisfaction or waiver of all of the conditions to closing of the merger, other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of each of such conditions; or (2) at such other time as agreed to in writing by Poly and HP. On the closing date of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective upon the filing of that certificate of merger, or at a later time as may be agreed to in writing by the parties and specified in such certificate of merger.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Merger Sub will be merged with and into Poly; (2) the separate existence of Merger Sub will cease; and (3) Poly will continue as the surviving corporation in the merger and a wholly owned subsidiary of HP. From and after the effective time of the merger, all of the property, rights, privileges, powers and franchises of Poly and Merger Sub will vest in the surviving corporation and all of the debts, liabilities and duties of Poly and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

At the effective time of the merger, the certificate of incorporation of Poly as the surviving corporation will be amended and restated in its entirety to read in the form attached as Exhibit A to the merger agreement, and the bylaws of Poly as the surviving corporation will be amended and restated in their entirety to conform to the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, in each case, until thereafter amended.

From and after the effective time of the merger, the board of directors of the surviving corporation will consist of the directors of Merger Sub as of immediately prior to the effective time of the merger, to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly elected or appointed and qualified, or until their resignation or removal. From and after the effective time of the merger, the officers of Merger Sub as of immediately prior to the effective time of the merger will be the officers of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation until their successors are duly appointed, or until their resignation or removal.

Conversion of Shares

Common Stock

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each outstanding share of our common stock (other than as specified in the merger agreement) pursuant to, and who complies in all respects with, Section 262 of the DGCL will be canceled and automatically converted into the right to receive the per share price in cash, without interest and less any applicable withholding taxes (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in accordance with the terms of the merger agreement).

At the effective time of the merger, each outstanding share of our common stock that is (1) held by Poly as treasury stock, (2) owned by HP or Merger Sub, or (3) owned by any direct or indirect wholly owned subsidiary of HP or Merger Sub will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor. At the effective time of the merger, each issued and outstanding share of common stock of Merger Sub will be converted into one validly issued, fully paid and nonassessable share of our common stock of the surviving corporation.

Equity Awards; ESPP

The merger agreement provides that Poly’s equity awards that are outstanding immediately prior to the effective time of the merger and the Poly ESPP will be subject to the following treatment at or immediately prior to the effective time of the merger:

Treatment of Poly Equity-Based Awards

Each share of Poly Restricted Stock will vest in full and become free of restrictions as of the effective time of the merger and will be converted into the right to receive the per share price under the same terms and conditions as apply to the receipt of the per share price by holders of Poly common stock generally.

Poly RSUs that were granted prior to the date of the merger agreement (excluding any Poly Interim RSUs) will be canceled and converted into a right to receive an amount in cash equal to (A) the number of shares of Poly common stock subject to such Poly RSU immediately prior to the effective time of the merger multiplied by (B) the per share price. This amount (less any required withholding and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

Poly PSUs that were granted prior to the date of the merger agreement (excluding any Poly Interim PSUs) will be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of Poly common stock subject to such Poly PSU immediately prior to the effective time of the merger (calculated based on the terms of the Poly equity plan and applicable award agreement governing such Poly PSU and based on actual performance against performance targets with such performance determined as of five business days prior to the effective time of the merger) multiplied by (B) the per share price. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

Poly Interim RSUs that were granted on or after the date of the merger agreement and prior to the effective time of the merger (including Poly Converted Interim RSUs) will be either (in the sole discretion of HP): (A) assumed by HP and converted into restricted stock units with respect to a number of shares of HP’s common stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger by (ii) the quotient obtained by dividing (a) the per share price by (b) the average closing price per share of HP’s common stock on the New York Stock Exchange for the ten trading-day period ending on the trading day preceding the closing date of the merger, but subject to the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger; or (B) canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares of our common stock subject to such Poly Interim RSU immediately prior to the effective time of the merger, multiplied by (ii) the per share price, with such amount payable on the vesting schedule that is applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger and otherwise subject to the other terms and conditions applicable to such Poly Interim RSU as in effect immediately prior to the closing of the merger. For any consideration described in prior clause (A), HP will issue the Poly Interim RSU Merger Consideration in the form of restricted stock units covering shares of HP’s common stock at or reasonably promptly after the effective time of the merger, or for any consideration described in prior clause (B), the Poly Interim RSU Merger Consideration will be paid in cash (less any required withholding and other taxes) according to the applicable vesting schedule, to each holder of Poly Interim RSUs with respect to such holder’s Poly Interim RSUs.

Poly Interim PSUs that were granted on or after the date of the merger agreement and prior to the effective time of the merger will be canceled and exchanged for a Poly Converted Interim RSU with respect to a number of shares of our common stock equal to the number of shares of our common stock subject to such Poly Interim PSU with respect to target performance and with the same remaining time-based vesting schedule that would have been applicable had the Poly Interim PSU been initially granted as a Poly Interim RSU and such award will be treated as a Poly Interim RSU as described above.

Treatment of Poly Options

Poly options that have an exercise price per share of our common stock that is less than the per share price, whether or not exercisable or vested will be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the per share price over the exercise price of such Poly option by (B) the number of shares of our common stock subject to such Poly option. This amount (less any required withholdings and other taxes) will be paid to the applicable holder at or reasonably promptly after the effective time of the merger.

Poly options that have an exercise price per share of our common stock that is equal to or greater than the per share price, whether or not exercisable or vested, will be canceled without payment.

Treatment of the ESPP

The ESPP will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods will commence under the ESPP at any time on or after the date of the merger agreement. No current participants in the ESPP will be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of the merger agreement or make any separate non-payroll contribution to the ESPP on or following the date of the merger agreement. If any offering period that is in progress as of the date of the merger agreement continues to be in progress as of the effective time of the merger, such offering period will be shortened in accordance with the terms of the ESPP to a date on or prior to the closing date of the merger. The ESPP will terminate prior to, and contingent upon, the effective time of the merger.

Paying Agent, Exchange Fund and Exchange and Payment Procedures

Prior to the effective time of the merger, HP will appoint a bank or trust company reasonably acceptable to Poly (which we refer to as the “paying agent”) to make payments of the merger consideration to our stockholders. At or prior to the closing of the merger, HP will deposit (or cause to be deposited) with the paying agent cash that is sufficient in the aggregate to pay the aggregate per share price to our stockholders in accordance with the merger agreement.

As soon as reasonably practicable after the effective time of the merger, HP will cause the paying agent to provide to each holder of record (as of immediately prior to the effective time of the merger) of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions advising stockholders how to surrender stock certificates in exchange for merger consideration. Upon receipt of (1) surrendered certificates for cancellation (or an appropriate affidavit for lost, stolen or destroyed certificates, together with any required indemnity); and (2) a duly completed and signed letter of transmittal and such other documents as may be reasonably requested by the paying agent, the holder of such certificate will be entitled to receive an amount in cash equal to the product of (a) the aggregate number of shares of our common stock represented by such certificate and (b) the per share price. The amount of consideration paid to such Poly stockholders will not include interest and may be reduced by any applicable withholding taxes.

Notwithstanding the foregoing, any holder of shares of our common stock held in book-entry form (which we refer to as “uncertificated shares”) will not be required to deliver a certificate or an executed letter of transmittal (as both are described above) to the paying agent to receive the consideration payable in respect thereof. Each holder of record (as of immediately prior to the effective time of the merger) of uncertificated shares that immediately prior to the effective time of the merger represented an outstanding share of our common stock will, upon receipt by the paying agent of an “agent’s message” in customary form (or such other evidence as the paying agent may reasonably require), and any documents as may reasonably be requested by the paying agent, be entitled to receive, and the paying agent will pay and deliver as soon as reasonably practicable, an amount in cash equal to the product of (1) the aggregate number of shares of our common stock represented by such holder’s uncertificated shares; and (2) the per share price. The amount of consideration paid to such Poly stockholders will not include interest and may be reduced by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within 12 months following the effective time of the merger, such cash will be returned to HP upon demand, and any of our stockholders as of immediately prior to the effective time of the merger who have not complied with the exchange procedures specified in the merger agreement will thereafter look only to HP for satisfaction of payment of the merger consideration (subject to abandoned property law, escheat law or similar laws). None of the paying agent, HP, Merger Sub, Poly, the surviving corporation or any other party will be liable to any of our stockholder with respect to any cash amounts paid to a public official pursuant to any applicable abandoned property law, escheat law or similar laws.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event that any share certificates have been lost, stolen or destroyed, then the paying agent will issue the per share price to such holder upon the making by such holder of an affidavit for such lost, stolen or destroyed certificate. The surviving corporation may, in its discretion and as a condition precedent to the payment of the per share price, require such stockholder to deliver an indemnity against any claim that may be made against HP or the surviving corporation with respect to such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of Poly, HP and Merger Sub.

Some of the representations and warranties in the merger agreement made by Poly are qualified as to “materiality” or “company material adverse effect.” For purposes of the merger agreement and this proxy statement, “company material adverse effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts, (1) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Poly and its subsidiaries, taken as a whole; or (2) would reasonably be expected to prevent or materially impair Poly from being able to consummate the merger at the closing. For purposes of clause (1), in no event will any change, effect, event, occurrence, state of facts or development arising from or related to the following be deemed to be or constitute a company material adverse effect or be taken into account when determining whether a company material adverse effect has occurred or would reasonably be expected to occur:

a)	changes in economic, business or regulatory conditions and changes in the conditions generally of the industries, businesses or segments in which Poly and its subsidiaries operate;

b)	conditions affecting the United States economy or the global economy generally or political conditions (including results of elections) in the United States or any other jurisdiction in the world;

c)	the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which Poly and its subsidiaries operate;

d)

war, acts of war, military conflicts, terrorism, insurrection, earthquakes, hurricanes, tsunamis, tornadoes, nuclear disasters, wildfires, floods, mudslides, or other natural disasters or weather conditions, or any escalation or worsening of the foregoing threatened or underway as of the date of the merger agreement;

e)

disease outbreaks, epidemics or pandemics (including COVID-19 pandemic), and any general worsening thereof after the date of the merger agreement, along with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive or guidelines promulgated by any governmental authority in connection with or in response to COVID-19 (which we collectively refer to as “COVID-19 measures”) and any actions taken reasonably and in good faith in response to COVID-19 measures (or any other response to COVID-19);

f)	changes in the financial, banking, capital or securities markets in the United States or any other country in the world;

g)	changes in GAAP or the binding interpretation thereof after the date of the merger agreement;

h)	changes in any laws or the binding interpretation thereof after the date of the merger agreement;

i)

any failure in and of itself by Poly to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period after the date hereof or any change in and of itself in the market price or trading volume of the Poly common stock (it being understood that the facts or causes underlying or contributing to any such failure or change may be considered in determining whether a company material adverse effect has occurred or would reasonably be expected to occur);

j)

the negotiation, execution, or delivery of the merger agreement or the public announcement (including as to the identity of the parties to the merger agreement), pendency of the merger or any of the other transactions contemplated by the merger agreement;

k)	stockholder litigation arising from or relating to the merger agreement or the transactions contemplated thereby;

l)	any action taken or omitted to be taken, at the request of, or with the consent of, HP or Merger Sub; or

m)

the taking of any specific action required by, or the failure to take any specific action expressly prohibited by, the merger agreement (other than, in either case, Section 5.01(a) of the merger agreement);

except in the case of clauses (a), (b), (d), (e), (f), (g) or (h) above, to the extent disproportionately affecting Poly and its subsidiaries relative to other appropriately comparable companies in the industries in which Poly and its subsidiaries operate (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a company material adverse effect has occurred or would reasonably be expected to occur).

In the merger agreement, Poly made customary representations and warranties to HP and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the confidential disclosure letter to the merger agreement. These representations and warranties relate to, among other things:

•	organization, good standing and corporate power;

•	Poly subsidiaries;

•	capital structure;

•	authority, execution, delivery, and enforceability;

•	conflicts and consents;

•	SEC documents and undisclosed liabilities;

•	information supplied by Poly for inclusion or incorporation by reference in this proxy statement;

•	absence of certain changes or events;

•	taxes;

•	Poly benefit plans;

•	litigation;

•	compliance with applicable laws and permits;

•	brokers and other advisors;

•	opinion of financial advisor;

•	environmental matters;

•	material contracts and debt instruments;

•	title to properties;

•	intellectual property;

•	labor and employment matters;

•	required stockholder vote;

•	privacy and data security;

•	product warranties, defects, and services;

•	relationships with customers, partners, and suppliers;

•	affiliate transactions and insider interests;

•	certain business practices;

•	insurance; and

•	anti-slavery and human trafficking.

Under the merger agreement, HP and Merger Sub acknowledge that Poly has not made any representations or warranties other than those expressly set forth in the merger agreement, and expressly disclaim reliance on any representation, warranty or other information regarding Poly, other than those expressly set forth in the merger agreement.

In the merger agreement, HP and Merger Sub made customary representations and warranties to Poly that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:

•	organization, standing, and power;

•	interim operations of Merger Sub;

•	authority, execution and delivery and enforceability;

•	conflicts and consents;

•	litigation;

•	information supplied by HP or Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	brokers;

•	financial capability; and

•	stock ownership.

Under the merger agreement, Poly acknowledges that HP and Merger Sub have not made any representations or warranties other than those expressly set forth in the merger agreement o and expressly disclaims reliance on any representation, warranty or other information regarding HP and Merger Sub, other than those expressly set forth in the merger agreement.

The representations and warranties contained in the merger agreement will not survive the consummation of the merger.

Conduct of Business Pending the Merger

Other than as contemplated by the merger agreement, set forth in the company disclosure letter to the merger agreement, actions taken by Poly or its subsidiaries in good faith in response to COVID-19 or COVID-19 measures, in each case, that are reasonably necessary to protect the health and safety of Poly or its subsidiaries’ employees (subject to reasonable prior consultation with HP to the extent reasonably practicable), as required by applicable law or expressly by the merger agreement, or with the prior consent of HP, from the date of the merger agreement to the effective time of the merger (or earlier termination of the merger agreement), Poly has agreed to:

•	use its reasonable best efforts to conduct its business and operations in the usual, regular and ordinary course of business in substantially the same manner as previously conducted; and

•

use its reasonable best efforts to (1) preserve intact its current business organization; (2) pay its debts and taxes prior to delinquency; (3) keep available the services of its current officers and employees and (4) maintain the material relationships with customers, suppliers, licensors, licensees, distributors, and others having significant business dealings with them.

Other than as contemplated by the merger agreement, set forth in the company disclosure letter to the merger agreement, actions taken by Poly or its subsidiaries in good faith in response to COVID-19 or COVID-19 measures, in each case, that are reasonably necessary to protect the health and safety of Poly or its subsidiaries’ employees (subject to reasonable prior consultation with HP to the extent reasonably practicable), as required by applicable law or expressly by the merger agreement, or with the prior consent of HP, from the date of the merger agreement to the effective time of the merger (or earlier termination of the merger agreement).

Poly has also agreed that it will not, and will not permit any of its subsidiaries to, directly or indirectly:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except dividends or distributions by wholly owned Poly subsidiaries to Poly or any other wholly owned Poly subsidiary that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities of Poly or any of its subsidiaries (including with respect to taxes);

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of capital stock of Poly or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except pursuant to the forfeiture conditions of any such awards or the payment of any exercise prices or withholding taxes, in each case, in accordance with their terms on the date of the merger agreement or, in the case of Poly Interim RSUs and Poly Interim PSUs (which we collectively refer to as “Poly Interim Awards”), in accordance with the terms and conditions set forth in the confidential disclosure letter to the merger agreement;

•

issue, deliver, sell, grant, pledge or otherwise encumber any (1) shares of its capital stock or other voting securities, in each case other than (i) the issuance of shares of our common stock upon the exercise of stock options and the settlement of Poly RSUs and Poly PSUs outstanding on the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement and the settlement of Poly Interim Awards in accordance with their terms and with the terms and conditions set forth in the confidential disclosure letter to the merger agreement and (ii) subject to the issuance of shares of our common stock upon the exercise of the rights under the ESPP; (2) securities convertible into or exchangeable for, or any options, warrants or rights to acquire, (i) any such shares, (ii) capital stock or other voting securities or (iii) convertible or exchangeable securities, in each case other than the grant of Poly Interim Awards under Poly stock plans to employees or non-employee directors of Poly and its subsidiaries with respect to up to 2,250,000 shares of our common stock subject to such Poly Interim Awards in the aggregate, on the terms and subject to the conditions set forth in the confidential disclosure letter to the merger agreement; or (3) bonds, debentures, notes or other indebtedness of Poly having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of our common stock may vote;

•	amend the charter of Poly or the bylaws of Poly or the certificate of incorporation, bylaws or other comparable charter or organizational documents of any subsidiary of Poly;

•	change its fiscal year;

•

acquire or agree to acquire (1) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any equity interest in any business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof; or (2) any assets that are material, individually or in the aggregate, to Poly and its subsidiaries, taken as a whole;

•

except as required by law, as required under any contract with a union or as specifically required pursuant to the merger agreement (1) grant to any current or former employee, officer, director or other individual service provider of Poly or any subsidiary any increase in annual base salary or base wages or any other increase in cash compensation, except to the extent required under employment contracts in effect as of the date of the merger agreement and disclosed in the company disclosure letter or in the ordinary course of business and in accordance with past practices with respect to increases in annual base salary or base wage rates but not in an aggregate amount to exceed six percent of aggregate base salaries and base wage rates in effect as of the date of the merger agreement; (2) grant to any current or former employee, officer, director or other individual service provider of Poly or any subsidiary any severance, change in control, termination or retention pay or benefits (or any increases thereto), except (x) to the extent required under any contract in effect as of the date of the merger agreement (including pursuant to the renewal of any such contract) and disclosed in the confidential disclosure letter to the merger agreement or (y) severance benefits required by applicable law; (3) hire, engage or terminate the employment or engagement of any employee or individual independent contractor, other than (1) with respect to employee or individual independent contractor hires, as disclosed in the confidential disclosure letter to the merger agreement, and (2) with respect to employees or other individual independent contractors, any employee or individual independent contractor who earns or will earn (or prior to termination, did earn) annual base cash compensation of less than $250,000; (4) negotiate, establish, adopt, enter into, amend, modify, extend or terminate any (i) contract with a union, or (ii) Poly benefit plan (other than amendments to broad-based benefit plans in connection with open enrollment that result in no more than a de minimis cost to Poly); (5) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any contract with a union or Poly benefit plan; (6) implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, 20 or more employees or (7) take any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar foreign, state or local law;

•

make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Poly, except insofar as may be required by a change in GAAP after consultation with HP and consultation with and based upon the advice from Poly’s independent auditors;

•

other than sales of inventory or non-exclusive licensing of products and services to end-users, customers, distributors, resellers, partners and other similar parties or channel partners, in each case, in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that are material, individually or in the aggregate, to Poly and any of its subsidiaries, taken as a whole;

•

(1) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Poly or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short term trade payables incurred in the ordinary course of business consistent with past practice; (2) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Poly or any wholly owned subsidiary (in each case, that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities to Poly and its subsidiaries (including with respect to taxes)) other than routine advances for business expenses to employees consistent with past practice or (3) take any action that would result in any amendment, modification or change of any term of any indebtedness between Poly or any of its subsidiaries and any employee or other service provider of Poly or any subsidiary;

•

except as required by certain contracts disclosed to HP, or for capital expenditures made in accordance with the budget provided to HP, make or agree to make any new capital expenditure or expenditures outside of the ordinary course of business that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000;

•

(1) make, change or rescind any material tax election or settle or compromise any material tax liability or refund; (2) change or adopt any tax accounting period or method or file any material amended tax return; (3) surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitations period for the assessment of material taxes; (4) take any action outside the ordinary course of business if taking such action would increase the tax liability of Poly or any of its subsidiaries after the closing date; or (5) change the tax residency of Poly or any subsidiary;

•

(1) sell, transfer, assign, license, encumber, abandon, allow to lapse (except where the allowed statutory lifetime has expired in the ordinary course), otherwise dispose of any intellectual property (including pursuant to a sale leaseback transaction or securitization), except for nonexclusive licenses granted by Poly or a Poly subsidiary in the ordinary course of business; or (2) disclose any material trade secrets to any person other than pursuant to an enforceable written contract requiring such person to protect the confidentiality of such trade secret;

•

(1) change in any material respect its cash management policies, including accelerating the collection of accounts receivable or deferring the paying of accounts payable; or (2) ship inventory to end-users, customers, distributors, resellers, partners, other similar parties or other channel partners in excess of the amounts that such persons would reasonably be able to sell;

•

(1) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Poly included in the documents filed by Poly with the SEC; (2) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value; or (3) settle any action requiring payments in excess of $250,000 individually, or $1,000,000 in the aggregate, or that would restrict the operation of the business of Poly or any Poly subsidiary, in any material respect;

•	enter into any material new line of business or make any material change in any line of business in which Poly was engaged as of the date of the merger agreement;

•

(1) make any material increase in staffing levels at Poly’s headquarters over those in effect on the date of the merger agreement; or (2) make any material increase in staffing levels outside Poly’s headquarters with respect to Poly or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

•

except in the ordinary course of business consistent with past practice, (1) amend, modify, renew terminate, or waive any material right or obligation under, any Poly material contract or any provision of such contract; or (2) enter into, amend, modify, renew, terminate, or waive any material right or obligation under, any contract that if entered into prior to the date of the merger agreement, that would constitute a Poly material contract (as defined in the merger agreement);

•	enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Poly or any of its subsidiaries;

•	(1) authorize, adopt or implement a plan of complete or partial liquidation or dissolution of Poly or any Poly subsidiary; or (2) form or create any new subsidiary;

•

adopt any rights agreement, rights plan, “poison pill” or other anti-takeover device that would prevent, prohibit, frustrate or impede the merger or the solicitation of other acquisition offers and transactions; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

No Solicitation of Other Acquisition Offers

Following the date of the merger agreement, Poly has agreed to immediately cease, and to not authorize or permit any of its representatives to continue, any discussions or negotiations with any person and its representatives (other than HP and its representatives) relating to a takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal, and has agreed to terminate any data room access of, and promptly request the prompt return or destruction of all confidential information previously furnished to, any such person within the last 12 months for the purpose of allowing any such person to evaluate a possible takeover proposal.

In addition, from the date of the merger agreement to the effective time of the merger (or the earlier termination of the merger agreement) Poly will not, and will cause its subsidiaries not to, and will not authorize or permit any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives to:

•

solicit, initiate or knowingly encourage the submission of any takeover proposal, or take any other action to knowingly facilitate, enable or cooperate with the making of any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal;

•	enter into any agreement with respect to any takeover proposal;

•

enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a takeover proposal; or

•	propose, resolve or agree to do any of the foregoing.

Further, from the date of the merger agreement to the effective time of the merger agreement (or the earlier termination of the merger agreement) Poly will not, and will cause its subsidiaries not to:

•

waive, terminate, modify, fail to enforce or release any person (other than HP, Merger Sub or their respective affiliates) under any “standstill” or similar agreement or obligation, or propose, resolve or agree to do the foregoing, unless, prior to the adoption of the merger agreement by Poly’s stockholders, the Poly Board determines in good faith and after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties, in which event the Poly Board may grant a waiver under such “standstill” or similar agreement solely to the extent to permit such person to make a non-public proposal to the Poly Board;

•

exempt any person (other than HP, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other takeover laws); or

•	propose, resolve or agree to do any of the foregoing.

However, prior to the adoption of the merger agreement by the Poly stockholders, if the Poly Board receives an unsolicited, written bona fide takeover proposal that was not solicited in breach or deemed breach of the non-solicitation covenants, and (1) the Poly Board determines in good faith (after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a superior proposal; and (2) the Poly Board determines in good faith, after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take the actions in the bulleted paragraphs below would be inconsistent with its fiduciary duties to the stockholders of Poly under Delaware law, then, subject to Poly providing to HP prior written notice of its decision to take such action, the identity of the person making such takeover proposal or inquiry, the terms of such proposal or inquiry and unredacted copies of agreements and similar documents and material correspondence relating to such proposal or inquiry, the Poly Board may:

•

furnish information with respect to Poly to the person making such takeover proposal and its representatives pursuant to an “acceptable confidentiality agreement” (provided that any information provided to such person shall have previously been provided to HP or its representatives or will be provided to HP or its representatives prior to or at the same time as it is provided to such person); and

•	participate in discussions or negotiations with such person and its representatives regarding such takeover proposal.

For purposes of this proxy statement and the merger agreement:

•

“takeover proposal” means any proposal or offer made by a third party to Poly or the Poly Board (1) for a merger, consolidation, share exchange, business combination, dual listed company structure, liquidation, dissolution, joint venture, strategic alliance, recapitalization, reorganization or other similar transaction involving Poly except, in each case, for any such transaction that would not be material to Poly; (2) for the issuance by Poly of more than 15 percent of its shares of capital stock (whether by voting power or number of shares) as consideration for the assets or securities of another person or business; (3) to acquire in any manner (including by a tender or exchange offer), directly or indirectly, more than 15 percent of the shares of capital stock of Poly (whether by voting power or number of shares) or assets or businesses that represent or constitute more than 15 percent of the revenues or assets of Poly and its subsidiaries; or (4) to sell, lease, exclusively license, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect as a sale of assets) assets or businesses that represent or constitute more than 15 percent of the revenues or assets of Poly and its subsidiaries, on a consolidated basis, in a single transaction or a series of transactions, in each case other than the transactions contemplated by the merger agreement, or sales, leases, licenses or dispositions of assets in the ordinary course of business;

•

“superior proposal” means any bona fide written takeover proposal (except that, for purposes of this definition of “superior proposal” all references to 15 percent in the definition of “takeover proposal” shall be deemed to be references to 85 percent) made by a third party (who is not an affiliate of Poly) that is fully financed or has fully committed financing to consummate such transaction (including the repayment of at least 85 percent of the outstanding indebtedness of Poly and its subsidiaries) and that (1) is on terms that the Poly Board reasonably determines in good faith, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the holders of our common stock from a financial point of view than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any subsequent proposal received from HP); and (2) is reasonably capable of being completed on the terms proposed, in each case taking into account financial, regulatory (including antitrust laws), legal, closing certainty and timing and other aspects of such proposal and such additional factors as the Poly Board considers to be appropriate; and

•

“acceptable confidentiality agreement” means a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement between Poly and HP (as amended); provided, that such confidentiality agreement shall not prohibit or purport to prohibit Poly in any way from complying with the merger agreement or include any provision calling for an exclusive right to negotiate with Poly, the Poly Board (or any committee thereof) or their representatives or providing for expense reimbursement of the other party.

For purposes of the non-solicitation covenant, a “deemed breach” is any action taken by a person listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), any Poly director, any Poly employee with the title of senior vice president or more senior or any financial or legal adviser to Poly that, if taken by Poly, would be a breach of the non-solicitation covenant, or (if Poly is aware of the action and fails to promptly use its reasonable best efforts to prohibit or terminate the action) any such action taken by any other person.

The Poly Board’s Recommendation; Board Recommendation Change

The Poly Board has recommended that the holders of shares of our common stock vote “FOR” the proposal to adopt the merger agreement. Except as provided below, neither the Poly board (nor a committee thereof) may (1) make an “adverse recommendation change;” (2) adopt, approve, authorize, cause or permit Poly or any of its subsidiaries to enter into a takeover proposal or any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement or other agreement relating to any takeover proposal (other than an acceptable confidentiality agreement as described above), or resolve or agree to take any such action; and (3) submit any takeover proposal to the our stockholders for approval or adoption. We refer to any of the following actions as an “adverse recommendation change”:

•

withdraw, qualify or modify in a manner adverse to HP or Merger Sub, or propose publicly to withdraw qualify or modify in a manner adverse to HP or Merger Sub, the Poly Board’s recommendation to our stockholders to adopt the merger agreement or its declaration of advisability, or resolve or agree to take any such action;

•	endorse or recommend or propose publicly to adopt, approve, endorse or recommend, any takeover proposal or resolve or agree to take any such action;

•

following the date that takeover proposal or any material modification thereto is first made public or sent or given to our stockholders, fail to issue a press release publicly reaffirming the Poly Board recommendation to our stockholders to adopt the merger agreement within five business days (or, if earlier, by the second business day prior to the outside date) after a written request by HP to do so, which request can only be made twice per takeover proposal or once per each material modification;

•

following the commencement by any person of a tender or exchange offer for shares of our common stock, fail to publicly issue a rejection of such tender offer or exchange offer in a within ten business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer; or

•	fail to include the Poly Board’s recommendation to our stockholders to adopt the merger agreement in this proxy statement when disseminated to our stockholders.

However, at any time before our stockholders adopt the merger agreement, Poly may make an adverse recommendation change in response to (1) an intervening event or (2) a superior proposal; or terminate the merger agreement in response to a superior proposal in order to enter into a definitive agreement providing for such superior proposal, but in each case only if all of the following conditions are satisfied:

•

Poly or the Poly Board has received a superior proposal after the date of the merger agreement that was not solicited in breach or deemed breach of the non-solicitation covenant and did not result, directly or indirectly, from a breach in any material respect or deemed breach in any material respect of the non-solicitation covenant (except in the case of an intervening event) or an intervening event has occurred;

•

in light of such superior proposal (except in the case of an intervening event) or such intervening event, as the case may be, the Poly Board shall have determined in good faith, after consultation with and after receipt of advice from outside legal counsel and consultation with a financial advisor of nationally recognized reputation, that the failure to make an adverse recommendation change in response to an intervening event or superior proposal or to terminate the merger agreement in response to a superior proposal would be inconsistent with its fiduciary duties to the stockholders of Poly under Delaware law (we refer to any such determination as a “withdrawal determination”);

•

Poly has notified HP in writing that it has made a withdrawal determination (we refer to any such notice as a “triggering notice”) and provided HP unredacted copies of the documents and/or agreements providing for the superior proposal (including any other documents or agreements referred to in or to be entered into in connection with the superior proposal) or described the intervening event in writing in reasonable detail, as the case may be;

•

at least five business days must have passed following receipt by HP of the triggering notice (we refer to such time period as the “notice period”), and during the notice period, if requested by HP, Poly must have negotiated in good faith with HP to permit HP to make a proposal to amend the terms of the merger or the merger agreement (provided that, in the event of a successive modification to the financial or other material terms of a takeover proposal that is determined to be a superior proposal, and any material change to an intervening event, the new notice period will be the longer of three business days and the remaining period under the original notice period prior to the delivery of the successive modification notice);

•

at the end of the notice period, and taking into account any irrevocable written proposals that are irrevocable through the end of the notice period to amend the terms of the merger or the merger agreement made by HP since receipt of the triggering notice (we refer to such proposal as an “HP proposal”), such superior proposal remains a superior proposal and the Poly Board has again made a withdrawal determination in response to such superior proposal or such intervening event is continuing and the Poly Board has again made a withdrawal determination in response to such superior proposal or intervening event (it being understood and agreed that if, in the light of any HP proposal, the Poly Board is no longer able to make a withdrawal determination with respect to such superior proposal or intervening event, then Poly shall immediately enter into amendments to the merger agreement with HP and the Merger Sub that embodies the terms of such HP proposal);

•	Poly is in compliance in all material respects with non-solicitation provisions of the merger agreement; and

•

Poly has terminated the merger agreement and paid the termination fee to HP and promptly after such termination enters into a definitive agreement providing for such superior proposal, in the case of a termination of the merger agreement in response to a superior proposal in order to enter into a definitive agreement providing for such superior proposal.

The merger agreement also requires that Poly, from the date of the merger agreement to the earlier to occur of the termination of the merger agreement and the effective time of the merger, promptly (within 24 hours) advise HP in writing of any takeover proposal or any inquiry that would reasonably be expected to lead to the making of a takeover proposal, the identity of the person making the takeover proposal or inquiry and the terms of the takeover proposal. Thereafter, Poly also must keep HP reasonably informed of the status of the takeover proposal, including any changes to the material terms of any such takeover proposal, and provide to HP as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof by or to Poly or its representatives un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including schedules, exhibits and side letters relating to the takeover proposal (including any other documents or agreements referred to in or to be entered into in connection with the takeover proposal), and other material correspondence, sent by or provided to Poly or its representatives to or from any third party in connection with any takeover proposal.

For purposes of this proxy statement and the merger agreement, “intervening event” means a material, fact, event, change, development or circumstance related to Poly and its subsidiaries taken as a whole that first occurs after the date of the merger agreement that (1) is unknown to, nor reasonably foreseeable by, the Poly Board as of or prior to the date of the merger agreement (or if known and reasonably foreseeable to the Poly Board as of the date of the merger agreement, the consequences of which were not known and reasonably foreseeable to the Poly Board as of the date of the merger agreement) and (2) becomes known to or by the Poly Board prior to the receipt of the Poly stockholder approval; provided, however, that in no event shall (i) the receipt of a takeover proposal or superior proposal, (ii) any changes in the market price or trading volume of the shares of our common stock, (iii) any breach by Poly of the merger agreement or (iv) the fact, in and of itself, that Poly exceeds internal or published projections, in any of the foregoing cases, constitute or be taken into account in determining whether an intervening event has occurred (it being understood that the facts or causes underlying or contributing to any of the matters described in the preceding clause (ii) or (iv) may be considered in determining whether an intervening event has occurred).

Stockholder Meeting

Poly has agreed to duly call and give notice of the special meeting as promptly as reasonably practicable following the filing of this proxy statement in preliminary form, and to convene and hold the special meeting no later than the 40th calendar day after mailing this proxy statement to our stockholders. Poly is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies or requirements of applicable law.

Actions with Respect to Existing Debt

Poly has agreed, at HP’s request, to use reasonable best efforts to issue a notice of redemption with respect to all of Poly’s outstanding 4.750 percent senior notes due 2029 and to take any actions reasonably requested by HP to redeem such notes and repay all amounts owed under Poly’s 2018 credit agreement, which redemption and repayment will be conditioned on the closing of the merger. HP will provide or cause to be provided sufficient funds to effect such redemption and repayment.

Employee Benefits

Except as otherwise provided by applicable law, continuing employees in the United States will receive for a twelve-month period after the closing of the merger, (1) annual base cash salary and wage rates that are no less than those provided to such continuing employees prior to the effective time of the merger and (2) broad-based employee benefits (excluding severance, cash incentive, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of HP (i) comparable in the aggregate to those provided to such employees immediately prior to the effective time of the merger, or (ii) comparable in the aggregate to those provided to similarly situated employees of HP and its subsidiaries. From and after the closing of the merger and as permitted under applicable local law, each continuing employee will be eligible to participate in a HP cash incentive plan on the same basis, and with the same target incentive opportunities, as apply to a similarly situated employee of HP and its subsidiaries.

At or after the effective time of the merger, HP will, and will cause the surviving corporation to, cause to be granted to the continuing employees credit for all service with Poly and its subsidiaries prior to the effective time of the merger, to the extent that such service was credited for the applicable purpose prior to the effective time of the merger, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and excluding for purposes of severance pay entitlement, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements), except that such service will not be credited to the extent that it would result in duplication of coverage or benefits.

In addition, with respect to any health plan maintained by HP or any of its subsidiaries in which continuing employees are eligible to participate after the effective time of the merger, HP will, and will cause the surviving corporation to, use commercially reasonable efforts to (1) waive all limitations as to all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods with respect to participation and coverage requirements applicable to such employees and their covered dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their covered dependents under the welfare plans of Poly and its subsidiaries prior to the effective time of the merger; and (2) provide any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the analogous Poly benefit plan ending on the date that such continuing employee’s participation in the corresponding post-closing plan begins to be given full credit pursuant to such post-closing plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such post-closing plan.

Efforts to Close the Merger

Under the merger agreement, HP and Merger Sub, on the one hand, and Poly, on the other hand, agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any case prior to the outside date, the merger and the other transactions contemplated by the merger agreement, including by using reasonable best efforts to:

•

obtain all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities and the making of all necessary or advisable registrations and filings as determined by HP (including filings with governmental authorities, if any) after consultation and discussion with, and consideration in good faith of the views of, Poly, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority;

•	obtain all necessary consents, approvals or waivers from third parties; and

•

the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement in accordance with the terms and subject to the conditions thereof.

HSR Act; Foreign Competition Laws; Foreign Investment Laws

Poly and HP have each agreed to cooperate reasonably with each other in connection with the making of filings with the FTC, the DOJ or the governmental authorities of any other applicable jurisdiction in which a filing is made pursuant to foreign regulatory laws. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on May 9, 2022.

Under the merger agreement, HP and Poly agreed to take actions reasonably necessary, proper or advisable so as to permit the consummation of the merger prior to the outside date, including (1) through the time of the outside date (including any relevant extensions), the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other action by any person or entity (including any governmental authority) seeking to prevent, enjoin or otherwise prohibit consummation of the merger; and (2) proposing, negotiating, committing to and agreeing to (i) sell, lease, exclusively license, divest or otherwise dispose of, or hold separate pending such disposition of, assets, operations, rights, product lines, licenses, businesses or interests therein, (ii) restrictions or actions that after the effective time would limit HP’s or its subsidiaries’ (including Poly’s and Poly’s subsidiaries’) freedom of action, conduct or operations, or (iii) enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and, in each case, entering into agreements with, submitting to orders of, the relevant governmental authority giving effect to, and otherwise promptly effecting, such transactions, restrictions or actions (we refer to such transactions, restrictions or actions described in clause (2) above as a “regulatory remedy”). Notwithstanding the foregoing, HP and its subsidiaries are not obligated to, nor is Poly or its subsidiaries required or authorized to, without the prior written consent of HP, propose, negotiate, agree or consent to any regulatory remedy that would have a “burdensome effect” as defined in the merger agreement in connection with obtaining approvals under antitrust laws or foreign regulatory laws. Further, neither Poly nor any of its subsidiaries may agree to any regulatory remedy without the written consent of HP.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of any individual who is, was or becomes prior to the effective time of the merger a director or officer of Poly or any of its subsidiaries (we refer to such persons collectively as the “indemnified persons”) pursuant to any indemnification agreements (including indemnification provisions contained in Poly’s and its subsidiaries’ organizational documents and any applicable employment agreements) will survive the merger and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person with respect to acts or omissions occurring at or prior to the effective time of the merger.

Neither HP nor the surviving corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought by an indemnified person unless such settlement, compromise or consent includes an unconditional release of such indemnified person from all liability arising out of such claim or such indemnified person otherwise consents in writing to such settlement, compromise or consent. Neither an indemnified person nor HP, the surviving corporation or any of its subsidiaries will settle, compromise or consent to the entry of any judgment in any threatened or actual claim for which indemnification could be sought without the prior written consent of HP. Each indemnified person shall reasonably cooperate with HP and its applicable subsidiaries, at HP’s sole expense, in the defense of any matter for which such indemnified person could seek indemnification under the merger agreement.

Prior to the effective time of the merger, Poly will, or if Poly is unable to, HP will cause the surviving corporation as of the effective time of the merger to, use reasonable best efforts to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Poly’s existing directors’ and officers’ insurance policies and Poly’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period of time at or prior to the effective time of the merger (including claims with respect to the adoption of the merger agreement and the consummation of the transactions contemplated by the merger agreement) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Poly’s existing policies; provided that Poly must give HP a reasonable opportunity to participate in the selection of such “tail” insurance policy and give good faith consideration to any comments made by HP with respect thereto; and provided that the premium payable for such “tail” insurance policy does not exceed 300% of the premium amount per annum Poly paid in its last full fiscal year (we refer to such maximum amount as the “Maximum Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Premium, then Poly (or HP will cause the surviving corporation to, as applicable) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. HP will cause any such “tail”

policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the surviving corporation. In addition, prior to the effective time of the merger, Poly will reasonably cooperate with HP to assist in obtaining such additional “tail” insurance policies as HP may reasonably request.

Conditions to the Closing of the Merger

The obligations of HP, Merger Sub and Poly, as applicable, to consummate the merger are subject to the satisfaction or waiver on or prior to the closing date (where permitted by applicable law) of certain conditions, including the following:

•	the adoption of the merger agreement by the requisite affirmative vote of our stockholders;

•	the expiration or termination of the waiting periods, if any, applicable to the merger pursuant to the HSR Act, without the imposition of a burdensome effect;

•	the obtaining or making of all consents, approvals and filings required under the specified foreign regulatory laws without the imposition of a burdensome effect; and

•

the absence of any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental authority of competent jurisdiction preventing, prohibiting or making illegal or enjoins the consummation of the merger, except that the receipt by HP, Merger Sub or Poly of a letter from a U.S. governmental authority that notes that an investigation of the merger with respect to the HSR Act may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the merger shall not result in a failure of this condition to be satisfied.

In addition, the obligations of HP and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions

•

the accuracy of the representations and warranties of Poly in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•	Poly having performed in all material respects with all covenants and obligations under the merger agreement required to be performed by it at or prior to the closing; and

•	receipt by HP and Merger Sub of a customary closing certificate from Poly; and

•

the absence of any company material adverse effect (as defined in the section of this proxy statement captioned “—Representations and Warranties”) having occurred after the date of the merger agreement.

In addition, the obligations of Poly to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions:

•

the accuracy of the representations and warranties of HP and Merger Sub in the merger agreement, subject to applicable materiality or other qualifiers, as of the effective time of the merger or the date in respect of which such representation or warranty was specifically made;

•

HP and Merger Sub having performed in all material respects with all covenants and obligations under the merger agreement required to be performed by HP and Merger Sub prior to the effective time of the merger; and

•	the receipt by Poly of a customary closing certificate from HP.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in the following circumstances:

•	by mutual written agreement of HP, Merger Sub and Poly;

•	by either Poly or HP:

•

if the merger has not been consummated by 11:59 p.m., Pacific time, on December 27, 2022 (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend that is executed by HP and Poly, the “outside date”); provided, however, that if the regulatory approvals and legal restraints closing conditions (in the case of the legal restraints closing condition, solely if the applicable legal restraint is in respect of the HSR Act or any foreign antitrust or FDI law) have not been satisfied or waived by the outside date, then the outside date shall automatically extend by two successive 90-day periods); and provided, further, that no party is permitted to terminate the merger agreement on this basis if such party’s failure to fulfill any of its obligations under the merger agreement shall have been the primary reason that the closing shall not have occurred on or before the outside date;

•	if any legal restraint that has the effect of preventing, prohibiting or making illegal the consummation of the merger agreement shall have become final and non-appealable; or

•	if, upon a vote at a duly held meeting of the Poly stockholders to obtain the requisite approval of Poly’s stockholders, Poly’s stockholders fail to adopt the merger agreement;

•	by Poly if:

•

HP or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of any of the conditions to Poly’s obligation to close to be satisfied and (2) cannot be or has not been cured within 20 business days (or, if earlier, the outside date) after the giving of written notice to HP of such breach (provided that the Poly is not then in breach of any representation, warranty or covenant in the merger agreement such that the conditions to HP’s obligations to close would not be satisfied); or

•

prior to the receipt of the requisite Poly stockholder approval, Poly receives a superior proposal and determines to terminate the merger agreement in order to enter into a definitive agreement with respect to such superior proposal; provided, however, that Poly shall have prior to or concurrently with such termination paid to HP the termination fee described in the section of this proxy statement captioned “—Termination Fee and Remedies”.

•	by HP if:

•

Poly breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of any of the conditions to HP’s obligation to close to be satisfied and (2) cannot be or has not been cured within 20 business days (or, if earlier, the outside date) after the giving of written notice to Poly of such breach (provided that HP is not then in breach of any representation, warranty or covenant contained in the merger agreement such that the conditions to Poly’s obligation to close would not be satisfied); or

•

prior to the receipt of the requisite Poly stockholder approval, (1) an adverse recommendation change has occurred; or (2) Poly or any of its subsidiaries, directors, employees at the senior vice president level or above, lawyers, bankers or the persons listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), or (if Poly fails to use its reasonable best efforts to terminate the action) any other person, breaches in any material respect the no-shop provisions in the merger agreement.

Termination Fee and Remedies

Poly will be required to pay HP a termination fee of $66,000,000 if the merger agreement is terminated:

•	by HP, if the Poly Board changes its recommendation to our stockholders with respect to the merger;

•

by HP, if Poly or any of its subsidiaries, directors, employees at the senior vice president level or above, lawyers, bankers or the persons listed in Exhibit A to the confidentiality agreement between Poly and HP (as amended), or (if Poly fails to use its reasonable best efforts to terminate the action) any other person, breaches in any material respect the no-shop provisions of the merger agreement; and

•	by Poly, if Poly terminates the merger agreement to accept a superior proposal.

The termination fee will also be payable in certain circumstances if:

•

the merger agreement is terminated either (1) because the merger is not completed by the outside date; (2) because the Poly stockholders fail to adopt the merger agreement upon a vote at a duly held meeting of the Poly stockholders; or (3) subject to a 20-business day cure period, because Poly breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the merger agreement such that the conditions to HP’s obligation to close would not be satisfied;

•

prior to such termination (but after the date of the merger agreement) a takeover proposal is made to Poly or the Poly stockholders generally or otherwise becomes publicly known (whether or not withdrawn); and

•

Poly or any of its subsidiaries subsequently consummates or enters into a definitive agreement providing for, a takeover proposal (in this context, “takeover proposal” means the acquisition of more than 50 percent of Poly’s assets or capital stock) within 12 months of such termination.

Poly will not be required to pay the termination fee on more than one occasion.

Fees and Expenses

Except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

No Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third-party beneficiary thereto, except (1) for the right of each present or former director or officer of Poly or any of its subsidiaries to indemnification and insurance as provided for in the merger agreement; and (2) from and after the effective time of the merger, the rights of the holders of shares of our common stock, Poly Restricted Stock, Poly options, Poly RSUs, Poly PSUs and Poly Interim Awards to receive the consideration set forth in the merger agreement.

Amendment and Waiver

The merger agreement may be amended in writing by the parties prior to the effective time of the merger, whether before or after adoption of the merger agreement by the Poly stockholders. However, after adoption of the merger agreement by the Poly stockholders, no amendment, modification or waiver of the merger agreement that by applicable law requires further approval by the Poly stockholders may be made without such approval.

At any time prior to the effective time of the merger, any party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or waive compliance with any of the agreements or conditions contained in provisions of the merger agreement. Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to the merger agreement to asset any right pursuant to the merger agreement will not constitute a waiver of such right.

Governing Law and Venue

The merger agreement is governed by Delaware law, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Waiver of Jury Trial

Each of the parties irrevocably waived any and all right to trial by jury in any action arising out of or relating to the merger agreement or any of the transactions contemplated thereby.

Enforcement

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in certain chosen courts, in addition to any other remedy to which they are entitled at law or in equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2022, as to (1) each of our named executive officers; (2) each of our directors; (3) all of our executive officers and directors as a group; and (4) each person, or group of affiliated persons, who beneficially owned more than five percent of our common stock, who is known by us to beneficially own more than five percent of our outstanding common stock. Unless otherwise indicated, the address of each listed stockholder is c/o Plantronics, Inc., 345 Encinal Street, Santa Cruz, California 95060. Applicable percentage ownership is based on 43,072,542 shares of our common stock outstanding as of April 15, 2022. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of our common stock issuable pursuant to Poly RSUs that are subject to vesting and settlement conditions expected to occur within 60 days of April 15, 2022 to be outstanding and to be beneficially owned by that person holding the Poly RSU. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
BlackRock, Inc.(2)	6,691,571	15.54%
PRIMECAP Management Company(3)	6,335,050	14.71%
The Vanguard Group, Inc.(4)	5,087,085	11.81%
Disciplined Growth Investors, Inc.(5)	2,561,254	5.95%
Directors and Named Executive Officers:
Brian Dexheimer(6)	124,560	*
Daniel Moloney	82,343	*
Robert Hagerty	74,392	*
Carl Wiese(7)	127,636	*
David M. Shull(8)	188,577	*
Marvin Tseu	43,261	*
Marshall Mohr	42,261	*
Charles Boynton(9)	103,298	*
Tom Puorro(10)	36,834
Gregg Hammann	36,261	*
Guido Jouret	16,311	*
Kathy Crusco	18,613	*
Talvis Love	—	*
Lisa Bodensteiner(11)	28,692	*
Yael Zheng	7,392	*
Warren Schlichting(12)	2,000	*
All Directors and Executive Officers as a Group (14 persons)(13)	893,597	2.07%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner named in the table is c/o Poly, 345 Encinal Street, Santa Cruz, California 95060.
(2)

BlackRock, Inc. reported sole dispositive power as to 6,691,571 shares and sole voting power as to 6,594,963 shares and neither shared voting power nor shared dispositive power over these shares, based solely on BlackRock, Inc.’s. Schedule 13G/A, filed on January 27, 2022. The principal business address of BlackRock, Inc. 55 East 52nd Street, New York, New York 10055.

(3)

PRIMECAP Management Company reported sole dispositive and sole voting power as to 6,335,050 shares and neither shared voting power nor shared dispositive power over these shares, based solely upon PRIMECAP’s Schedule 13G, filed on February 10, 2022. The principal business address of PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.

(4)

The Vanguard Group reported sole dispositive power as to 4,993,854 shares, shared dispositive power as to 93,231 shares, shared voting power as to 56,995 shares, and no sole voting power, based solely upon The Vanguard Group’s Schedule 13G, filed on February 10, 2022. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)

Disciplined Growth Investors, Inc. reported sole dispositive as to 2,561,254 shares and sole voting power as to 2,197,657 shares and neither shared voting power nor shared dispositive power over these shares, based solely upon Disciplined’s Schedule 13G, filed on February 15, 2022. The principal business address of Disciplined is 1550 South Fifth Street, Suite 2550, Minneapolis, Minnesota 55402.

(6)	Mr. Dexheimer’s ownership includes 114,336 shares of our common stock that were gifted to an irrevocable trust of which his spouse is the trustee and primary beneficiary on December 29, 2020.
(7)

Consists of (i) 103,187 shares of our common stock held of record by Mr. Wiese; and (ii) 24,449 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022.

(8)

Consists of (i) 61,287 shares of our common stock held of record by Mr. Shull; (ii) 19,424 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; and (iii) 107,866 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022.

(9)

Consists of (i) 38,559 shares of our common stock held of record by Mr. Boynton; (ii) 30,222 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; and (iii) 34,517 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022.

(10)

Consists of 36,834 shares of our common stock held of record by Mr. Puorro. Mr. Puorro’s employment with Poly ended effective June 15, 2021, and Mr. Puorro does not hold any outstanding Poly equity awards.

(11)

Consists of (i) 10,902 shares of our common stock held of record by Ms. Bodensteiner; (ii) 2,689 shares of our common stock subject to Poly RSUs that are scheduled to vest and be settled before June 15, 2022; and (iii) 15,101 shares of our common stock subject to Poly PSUs that are scheduled to vest and be settled before June 15, 2022.

(12)	Consists of 2,000 shares of our common stock held of record by Mr. Schlichting. Mr. Schlichting ceased serving as our Chief Operating Officer as of March 25, 2021.
(13)	Excludes shares of our common stock beneficially owned by Mr. Schlichting and Mr. Puorro, neither of whom continue to serve as one of our executive officers.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings.

Poly will hold an annual meeting of stockholders in 2022 only if the merger has not already been completed.

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 annual meeting of stockholders which we refer to as the “2022 annual meeting”, if held, pursuant to Rule 14a-8 of the Exchange Act must have submitted the proposal to us no later than February 16, 2022.

Stockholders wishing to present business at an annual meeting may do so by filing with our Corporate Secretary a “Business Solicitation Statement,” containing, among other things, certain information about the business the stockholder intends to bring before the 2022 annual meeting and the stockholder proposing such business. Stockholders wishing to nominate a director for election to the Poly Board may do so by filing with the Corporate Secretary a “Nominee Solicitation Statement” containing, among other things, certain information about the nominee and the stockholder nominating such nominee.

For the 2022 annual meeting, the Business Solicitation Statement or the Nominee Solicitation Statement, as applicable, must be filed with our Corporate Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting of stockholders. In the event that no annual meeting was held in the previous year, or if the date of the 2022 annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not later than the 10th day following the day on which a public announcement (as described in the bylaws) of the date of 2022 annual meeting is first made by us.

Our bylaws contain additional details about requirements for the Business Solicitation Statement and the Nominee Solicitation Statement as well as certain procedural requirements for the proposal of business and the nomination of directors. You should also review our Corporate Governance Guidelines and our Director Candidates Nomination Policy, which contain additional information about the nomination of directors. Our bylaws, Corporate Governance Guidelines and Director Candidates Nomination Policy are available on the Corporate Governance portal of the Investor Relations section of our website at http://investor.poly.com/govdocs.

WHERE YOU CAN FIND MORE INFORMATION

Poly files annual, quarterly and current reports, proxy statements and other information with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Poly filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended April 3, 2021, filed on May 18, 2021;

•

Quarterly Reports on Form 10-Q for the quarterly period ended July 3, 2021, filed on July 30, 2021; the quarterly period ended October 2, 2021, filed on October 28, 2021, and the quarterly period ended January 1, 2022, filed on February 8, 2022;

•

Current Reports on Form 8-K filed on May 20, 2021, June 14, 2021, July 27, 2021, September 30, 2021, December 29, 2021, February 18, 2022, and March 28, 2022 (except that information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement); and

•	Definitive Proxy Statement on Schedule 14A, filed on June 16, 2021, as supplemented on June 16, 2021, and June 22, 2021.

We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.

These SEC filings are available to the public from commercial document retrieval services and at www.sec.gov.

You may also obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address:

Plantronics, Inc.

345 Encinal Street

Santa Cruz, California 95060

Attention: Investor Relations

If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of the documents that we file with the SEC are also promptly available through the “Investor Relations” section of our website, https://investor.poly.com/. The information included on our website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 456-3427

Banks and brokers call collect: (212) 750-5833

MISCELLANEOUS

Poly has supplied all information relating to Poly, and HP has supplied, and Poly has not independently verified, all of the information relating to HP and Merger Sub contained in this proxy statement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT (INCLUDING THE ANNEXES HERETO) IN VOTING YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MAY 17, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE SENDING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of March 25, 2022,

among

HP INC.,

PRISM SUBSIDIARY CORP.

and

PLANTRONICS, INC.

A -i

(continued)

A-ii

(continued)

Page
Section 9.09	Assignment	A-67
Section 9.10	Enforcement	A-67

Exhibit A – CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Schedule A – Excluded Representations

A-iii

INDEX OF DEFINED TERMS

Terms	Section
1-year Performance Period	Section 2.03(f)
Acceptable Confidentiality Agreement	Section 5.02(e)
Action	Section 3.11
Acquisition Agreement	Section 5.02(b)
Adverse Recommendation Change	Section 5.02(b)
Affiliate or affiliate	Section 9.03
Agreement	Preamble
Anti-Corruption Laws	Section 9.03
Anti-Money Laundering Laws	Section 9.03
Antitrust Laws	Section 6.03(d)
Appraisal Shares	Section 2.01(e)
Bankruptcy and Equity Exception	Section 3.04(a)
Burdensome Effect	Section 6.03(d)
Business Day or business day	Section 9.03
Business Intellectual Property	Section 9.03
Canceled Shares	Section 2.01(b)
CARES Act	Section 3.09(q)
CBP	Section 9.03
Certificate	Section 2.01(c)(ii)
Certificate of Merger	Section 1.03
Claim	Section 6.07(b)
Clearance Date	Section 6.01(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Company	Preamble
Company Benefit Plan	Section 3.10(a)
Company Board	Section 3.04(b)
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.01
Company Common Stock	Recitals
Company Converted Interim RSU	Section 2.03(f)
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.13
Company In-Licensed IP	Section 9.03
Company Interim Awards	Section 9.03
Company Interim PSUs	Section 9.03
Company Interim RSUs	Section 9.03
Company Interim RSU Merger Consideration	Section 2.03(c)
Company Material Adverse Effect	Section 9.03
Company Owned IP	Section 9.03
Company Patent	Section 9.03
Company Preferred Stock	Section 3.03(a)
Company Products	Section 3.22(a)
Company PSU	Section 9.03
Company PSU Merger Consideration	Section 2.03(d)
Company Material Contracts	Section 3.16(a)

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Company Registered IP	Section 3.18(a)
Company Restricted Stock	Section 9.03
Company RSU	Section 9.03
Company RSU Merger Consideration	Section 2.03(c)
Company SEC Documents	Section 3.06(a)
Company Series A Participating Preferred Stock	Section 3.03(a)
Company Services	Section 3.22(b)
Company Source Code	Section 3.18(g)
Company Stock Option	Section 9.03
Company Stockholder Approval	Section 3.20
Company Stockholders Meeting	Section 6.01(b)
Company Stock Plans	Section 3.03(c)
Company Subsidiaries	Section 3.01
Confidentiality Agreement	Section 6.02
Contaminants	Section 3.18(h)
Continuing Employees	Section 6.05
Consent	Section 3.05(b)
Contract	Section 9.03
control	Section 9.03
Converted Company Interim RSU	Section 2.03(f)
Copyrights	Section 9.03
Corporation	Exhibit A
COVID-19	Section 9.03
COVID-19 Measures	Section 9.03
Cybersecurity Laws	Section 9.03
Debt Instruments	Section 3.16(a)(iii)
DGCL	Section 1.01
DOJ	Section 6.03(a)
DOL	Section 3.10(b)
Effective Time	Section 1.03
Environmental Laws	Section 9.03
Environmental Permits	Section 9.03
ERISA	Section 3.10(a)
ERISA Affiliate	Section 9.03
ESPP	Section 3.03(c)
EU	Section 9.03
Exchange Act	Section 3.05(b)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 9.03
Existing Notes	Section 9.03
Existing Notes Indenture	Section 9.03
Fairness Opinion	Section 3.14
FCPA	Section 9.03
Filed Company SEC Document	Article III
Foreign Antitrust Laws	Section 9.03
Foreign Benefit Plan	Section 3.10(k)
Foreign Regulatory Law	Section 9.03

INDEX OF DEFINED TERMS

(continued)

Terms	Section
FTC	Section 6.03(a)
GAAP	Section 3.06(b)
Global Trade Laws and Regulations	Section 9.03
Government Official	Section 9.03
Governmental Authority	Section 9.03
Grant Date	Section 3.03(d)
Hazardous Substance	Section 9.03
HSR Act	Section 3.05(b)
HSR Filing	Section 6.03(a)
Indemnified Person	Section 6.07(a)
Intellectual Property	Section 9.03
Internet Assets	Section 9.03
Intervening Event	Section 5.02(e)
In-the-Money Company Stock Option	Section 2.03(a)
In-the-Money Company Stock Option Merger Consideration	Section 2.03(a)
IRS	Section 3.10(b)
IT Systems	Section 9.03
Judgment	Section 3.05(a)
knowledge	Section 9.03
Law	Section 3.05(a)
Leased Real Property	Section 3.17(b)
Leases	Section 3.17(b)
Legal Restraints	Section 7.01(c)
Lien	Section 9.03
Loan Agreement	Section 9.03
Loss Contract	Section 3.22(b)
Maximum Premium	Section 6.07(c)
Mask Works	Section 9.03
Merger	Recitals
Merger Consideration	Section 2.01(c)(i)
Merger Sub	Preamble
NDA Amendment	Section 9.03
NYSE	Section 3.03(d)
Notice Period	Section 5.02(b)
OFAC	Section 9.03
Open Source Software	Section 9.03
Option Exercise Price	Section 2.03(a)
Order	Section 3.11
Outside Date	Section 8.01(b)(i)
Parent	Preamble
Parent Common Stock	Section 9.03
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 9.03
Parent Proposal	Section 5.02(b)
Parent Supplied Information	Section 6.01(a)
Patents	Section 9.03

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Paying Agent	Section 2.02(a)
PCI DSS	Section 9.03
Permits	Section 3.12
Permitted Liens	Section 9.03
Person or person	Section 9.03
Personal Information	Section 9.03
Post-Signing Returns	Section 5.01(d)(i)
Privacy Obligations	Section 9.03
Privacy Laws	Section 9.03
Process or Processing	Section 9.03
proxy advisory firm	Section 9.03
Proxy Statement	Section 3.05(b)
Reference Time	Section 3.03(a)
Regulatory Remedy	Section 6.03(b)
Related Party	Section 3.24
Representatives	Section 5.02(a)
Restricted Country	Section 9.03
Restricted Party	Section 9.03
Restricted Party Lists	Section 9.03
SEC	Section 3.05(b)
Section 262	Section 2.01(e)
Securities Act	Section 3.06(b)
Security Breach	Section 9.03
Sensitive Data	Section 9.03
Significant Subsidiary	Section 9.03
Software	Section 9.03
SOX	Section 3.06(b)
Specified Foreign Regulatory Law	Section 6.03(a)
Specified Persons	Section 9.03
Subsidiary or subsidiary	Section 9.03
Superior Proposal	Section 5.02(e)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.04(b)
Takeover Proposal	Section 5.02(e)
Taxes	Section 9.03
Tax-Related Agreements	Section 5.01(d)(i)
Tax Return	Section 9.03
Technology	Section 9.03
Termination Fee	Section 8.02(b)
Top Distributors	Section 3.23
Top Partners	Section 3.23
Top Suppliers	Section 3.23
Trade Secrets	Section 9.03
Trademarks	Section 9.03
Tranche	Section 2.03(f)
Transactions	Section 1.01
Transaction Agreements	Section 9.03

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Transaction Litigation	Section 6.10
Triggering Notice	Section 5.02(b)
Uncertificated Shares	Section 2.01(c)(ii)
Union	Section 3.16(a)(x)
Voting Company Debt	Section 3.03(e)
WARN Act	Section 3.19(d)
Withdrawal Determination	Section 5.02(b)

AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2022 (this “Agreement”), among HP INC., a Delaware corporation (“Parent”), PRISM SUBSIDIARY CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and PLANTRONICS, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of Merger Sub and the Company have approved and declared advisable the merger (the “Merger”) of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), shall, subject to the terms of this Agreement, be converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger, in which event the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing; provided that in no event shall the Company be required to amend this Agreement in any manner that would reasonably be expected to prevent, impair or delay the Closing or otherwise reduce the Merger Consideration or impair the other benefits expected to accrue to the holders of Company Common Stock pursuant to the transactions contemplated by this Agreement. The Merger, and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the closing (the “Closing”) of the Merger shall take place by means of a virtual closing through electronic exchange of signatures on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or on such other date, time or at such place as agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04 Effects. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05 Organizational Documents(a) .

(a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01 Effect on Capital Stock.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, each share of Company Common Stock that is owned by the Company as treasury stock or that is owned by Parent or Merger Sub or by any wholly owned Subsidiary of the Company, Parent or Merger Sub (collectively, the “Canceled Shares”) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, subject to Section 2.01(b), Section 2.01(d), Section 2.01(e) and Section 2.02(h), each outstanding share of Company Common Stock shall be converted into the right to receive $40.00 in cash, without interest (the “Merger Consideration”).

(ii) As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or evidence of shares in book-entry form (“Uncertificated Shares”), in each case, which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such Certificate or Uncertificated Shares in accordance with Section 2.02, without interest.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, reorganization or exchange of shares, or any stock dividend or stock distribution with a record date during such period, or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(d) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who has neither voted in favor of adoption of this Agreement nor consented thereto in writing and who has properly and validly exercised its statutory rights of appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair value under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the Certificate or Uncertificated Shares formerly representing such shares. The Company shall give Parent as promptly as reasonably practicable notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in, and following the Effective Time direct, all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment to the holder of such Appraisal Shares with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the payment of Merger Consideration upon surrender of Certificates and Uncertificated Shares in accordance with this Section 2.02, and shall enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Paying Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to provide to (i) each holder of record of a Certificate (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration and (ii) each holder of Uncertificated Shares

(A) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Shares into the right to receive Merger Consideration and (B) a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to such Uncertificated Shares. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent, Parent shall cause the Paying Agent to provide to the holder of such Certificate, in exchange therefor, a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to the shares of Company Common Stock theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.01. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. For the avoidance of doubt, a holder of Uncertificated Shares shall not be required to deliver a Certificate or letter of transmittal to the Paying Agent to receive the Merger Consideration with respect to such Uncertificated Shares; provided that in lieu thereof, each registered holder of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be deemed to have surrendered such Uncertificated Shares in exchange for Merger Consideration and Parent shall cause the Paying Agent to provide to such holder of Uncertificated Shares, in exchange therefor, a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to such Uncertificated Shares.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to this Section 2.02(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares on the date that is 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate or Uncertificated Share who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to the Company Common Stock as contemplated by this Article II.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent. To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason (other than as a result of payments therefrom pursuant to this Agreement) below the level required for the Paying Agent to promptly pay the remaining cash amounts contemplated by Section 2.01; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Paying Agent on behalf of Parent) to promptly pay the remaining cash amounts contemplated by Section 2.01 in full for any reason, then Parent shall promptly replace or restore (or cause to be promptly replaced or restored) the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Paying Agent to make the remaining payments contemplated by Section 2.01 in full.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably satisfactory to Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay to the holder of such lost, stolen or destroyed Certificate a cash payment in an amount equal to the aggregate amount of Merger Consideration to which such holder is entitled pursuant to Section 2.01 with respect to the shares of Company Common Stock theretofore represented by such Certificate; provided, however, that the Surviving Corporation may, as a condition precedent to the payment of such consideration, require such Person to deliver a customary indemnity to the Surviving Corporation and Parent against any claim that may be made against the Surviving Corporation and Parent with respect to such Certificate.

(h) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid. Compensatory amounts payable pursuant to this Agreement that are subject to payroll reporting and withholding pursuant to or as contemplated by this Agreement shall be payable through applicable payroll procedures.

SECTION 2.03 Treatment of Company Equity Awards.

(a) At or immediately prior to the Effective Time, each Company Stock Option that has an exercise price per share of Company Common Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Company Common Stock subject to such In-the-Money Company Stock Option (such amount, the “In-the-Money Company Stock Option Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the In-the-Money Company Stock Option Merger Consideration to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time. At or immediately prior to the Effective Time, each Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be canceled without payment.

(b) At or immediately prior to the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Common Stock generally.

(c) At or immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Interim RSU) shall be canceled and converted into the right to receive an amount in cash equal to (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time.

(d) At or immediately prior to the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time (excluding, for the avoidance of doubt, any Company Interim PSU) shall be canceled and converted into the right to receive an amount in cash equal to (A) the total number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time (calculated based on the terms of the Company Stock Plan and applicable award agreement governing such Company PSU, and in the manner set forth in Section 2.03(d) of the Company Disclosure Letter), multiplied by (B) the Merger Consideration (such amount, the “Company PSU Merger Consideration”). Parent shall cause the Surviving Corporation or an Affiliate to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time.

(e) At or immediately prior to the Effective Time, subject to the terms of the Company Stock Plan and applicable award agreement governing any applicable Company Interim RSU (including, for the avoidance of doubt, the terms of any change of control, acceleration or severance arrangement by and between the employee and the Company or any of its Subsidiaries in effect as of the date of this Agreement, which shall apply to the Company Interim RSUs of the holder party thereto) and Section 2.03(e) of the Company Disclosure Letter, each Company Interim RSU that is outstanding immediately prior to the Effective Time (including each Company Converted Interim RSU) shall be either (in the sole discretion of Parent) (A) assumed by Parent and converted into restricted stock units with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Interim RSU immediately prior to the Effective Time by (ii) the Exchange Ratio, but subject to the vesting schedule that is applicable to such Company Interim RSU as in effect immediately prior to the Closing and the other terms and conditions applicable to such Company Interim RSU (including annual vesting and forfeiture conditions, and continued employment or service with the Company, Parent or a Subsidiary of the Company or Parent through the applicable vesting date, as applicable) as in effect immediately prior to the Closing; or (B) canceled and converted into the right to receive an amount in cash equal to (i) the total number of shares of Company Common Stock subject to such Company Interim RSU immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration, with such amount payable on the vesting schedule that is applicable to such Company Interim RSU as in effect immediately prior to the Closing and otherwise subject to the other terms and conditions applicable to such Company Interim RSU (including annual ratable vesting and forfeiture conditions, and continued employment or service with the Company, Parent or a Subsidiary of the Company or Parent through the applicable vesting date, as applicable) as in effect immediately prior to the Closing (such consideration described in prior clause (A) or clause (B), the “Company Interim RSU Merger Consideration”), and for any consideration described in prior clause (A) Parent shall issue the Company Interim RSU Merger Consideration in the form of restricted stock units covering shares of Parent Common Stock at or reasonably promptly after the Effective Time, or for any consideration described in prior clause (B) Parent shall cause the Surviving Corporation or an Affiliate to pay the Company Interim RSU Merger Consideration in the form of cash according to the applicable vesting schedule, as applicable, to each holder of Company Interim RSUs with respect to such holder’s Company Interim RSUs.

(f) At or immediately prior to the Effective Time, subject to the terms of the Company Stock Plan and applicable award agreement governing any applicable Company Interim PSU and Section 2.03(f) of the Company Disclosure Letter, each Company Interim PSU that is outstanding immediately prior to the Effective Time shall be canceled and exchanged for a Company Interim RSU (a “Converted Company Interim RSU”) with respect to a number of shares of Company Common Stock equal to the number of shares of Company Common Stock subject to such Company Interim PSU granted at the grant date of such Company Interim PSU with respect to target performance and with the same remaining time-based vesting schedule (annual ratable vesting over three years) that would have been applicable had the Company Interim PSU been initially granted as a Company Interim RSU, and such award shall be treated in accordance with Section 2.03(e); provided that the amount of Company Interim RSUs that are eligible to vest with respect to the 1-year Performance Period (as defined in the Form of Company Amended and Restated 2003 Stock Plan Notice of Grant of Restricted Stock Units (Performance-Based)) (a “Tranche”) of the Converted Company Interim RSU would have vested in accordance with the time-based annual vesting schedule applicable to such Tranche between the grant date of the underlying Company Interim PSU and immediately prior to the Effective Time (i.e., if the Effective Time occurs after the anniversary of the Company Interim PSU grant date) such Tranche of the Converted Company Interim RSU shall be treated as vested as of immediately prior to the Effective Time.

(g) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.03. The Company shall take all actions required to provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Stock, Company RSU, Company PSU or Company Interim Awards shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof. If Parent elects to assume and convert Company Interim RSUs into restricted stock units in respect of Parent Common Stock pursuant to Section 2.03(e), (i) prior to the Effective Time, Parent’s board of directors shall take all actions necessary (including obtaining any required consents) to effectuate issuance of the restricted stock units issuable pursuant to Section 2.03(e) and (ii) as soon as reasonably practicable but in no event later than fifteen (15) Business Days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to the restricted stock units issuable pursuant to Section 2.03(e) that are eligible to be registered on Form S-8, and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such restricted stock units remain outstanding.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each of Parent and Merger Sub that, except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the SEC on or after March 31, 2019 and prior to two Business Days before the date of this Agreement (without giving effect to any amendment thereof filed with the SEC on or after the date hereof and other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (a “Filed Company SEC Document”) (it being understood that this clause (i) will not apply to the representations and warranties set forth in the Sections of this Article III listed in Schedule A to this Agreement) and (ii) as set forth in the letter (with specific reference to the particular Section or subsection corresponding to the representations and warranties in this Article III to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter corresponding to the representations and warranties in this Article III shall be deemed to be disclosed in such other sections corresponding to the representations and warranties in Article III to which its relevance is reasonably apparent on the face of such disclosed information and without the need to examine underlying documentation), dated as of the date of this Agreement, from the Company to each of Parent and Merger Sub (the “Company Disclosure Letter”):

SECTION 3.01 Organization, Standing and Power. The Company is duly organized and validly existing and in good standing under the DGCL. Each significant Subsidiary (as defined in Regulation S-X promulgated by the SEC and determined as of April 3, 2021) of the Company (a “Significant Subsidiary”) is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company or such Significant Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each subsidiary of the Company (each, a “Company Subsidiary”, and collectively, the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized or formed. The Company and each Company Subsidiary has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power, authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or where the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Restated Certificate of Incorporation of the Company, as amended as of the date of this Agreement (as so amended, the “Company Charter”), the Amended and Restated Bylaws of the Company, as amended as of the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Significant Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02 Company Subsidiaries; Equity Interests. Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary and controlled Affiliate of the Company and its jurisdiction of organization. All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock (or other ownership interest, as applicable) of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all Liens other than Permitted Liens and any restrictions on transfer set forth in the organizational documents of such Subsidiary or pursuant to applicable securities laws. Except for its interests in the Company Subsidiaries and publicly traded money market funds, mutual funds, or broad based index funds held for cash management or passive investment purposes in the ordinary course of business, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03 Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 900,000 shares of undesignated preferred stock, par value $0.01 per share (“Company Preferred Stock”), and 100,000 shares of Series A Participating Preferred Stock, par value $0.01 per share (“Company Series A Participating Preferred Stock” and, together with the Company Common Stock and Company Preferred Stock, the “Company Capital Stock”). At 5:00 p.m. Pacific time on March 24, 2022 (the “Reference Time”) (i) 43,058,194 shares of Company Common Stock (not including shares of Company Restricted Stock or shares held by the Company in its treasury), no shares of Company Series A Participating Preferred Stock and no shares of any other class or series of Company Preferred Stock were issued and outstanding, (ii) 44,000 shares of Company Common Stock were subject to outstanding Company Stock Options, and such outstanding Company Stock Options had a weighted average exercise price of $48.33, (iii) no shares of Company Restricted Stock were outstanding, (iv) 2,586,697 shares of Company Common Stock were subject to outstanding Company RSUs, (v) a maximum of 2,082,615 shares of Company Common Stock were subject to outstanding Company PSUs, (vi) 249,795 shares of Company Common Stock were subject to outstanding purchase rights under the ESPP (assuming a purchase price based on the fair market value of a share of Company Common Stock on the first day of the offering period under such plan) and (vii) 17,560,928 shares of Company Common Stock were held by the Company in its treasury. Except as set forth above, as of the Reference Time, no shares of capital stock or other voting securities of the Company were issued and outstanding. From the Reference Time to the execution and delivery of this Agreement, except for issuances of Company Common Stock upon the exercise of Company Stock Options or the settlement of Company RSUs in existence as of the Reference Time in accordance with their terms, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, including under the Company Stock Plans or the ESPP. Except as described in this Section 3.03(a), at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued or outstanding.

(b) All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

(c) At the Reference Time, (i) 22,400,000 shares of Company Common Stock were reserved for issuance in the aggregate under the Company 2003 Stock Plan, as amended and restated and the Company 2020 Inducement Equity Incentive Plan (collectively, the “Company Stock Plans”), and (ii) 6,600,000 shares of Company Common Stock were reserved for issuance under the Plantronics, Inc. Amended and Restated 2002 Employee Stock Purchase Plan (the “ESPP”). Except as described in this Section 3.03(c), at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were reserved for issuance.

(d) Section 3.03(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Reference Time, of (A) (i) all outstanding Company Stock Options, the specific Company Stock Plan under which the Company Stock Options were granted, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and (ii) the names of the holders thereof, (B) (i) all outstanding shares of Company Restricted Stock, the specific Company Stock Plan under which they were granted, the grant and issuance dates and (ii) the names of the holders thereof, and (C) (i) all outstanding Company RSUs and Company PSUs, the number of shares of Company Common Stock subject thereto (at threshold, target and maximum with respect to Company PSUs, as applicable), the grant dates thereof and (ii) the names of the holders thereof. From the Reference Time to the execution and delivery of this Agreement, there have been no issuances by the Company of Company Stock Options, Company Restricted Stock, Company RSUs, or Company PSUs. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The New York Stock Exchange (the “NYSE”), the per share exercise price of each Company Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date and each grant of Company Stock Options was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or their financial results or prospects. Each Company Stock Option, each share of Company Restricted Stock, each Company RSU, each Company PSU and each Company Interim Award may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company RSUs, Company PSUs and Company Interim Awards and rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(e) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as described in Section 3.03(a), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has in place, or is subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to receipt of the Company Stockholder Approval and assuming the accuracy of the representations set forth in Section 4.09, to consummate the Transactions. Assuming the accuracy of the representations set forth in Section 4.09, the execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the Transactions, subject, in the case of the Merger to receipt of the Company Stockholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming the due authorization, execution and delivery of such Transaction Agreements on behalf of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to such enforceability potentially being limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, and the Merger and the other Transactions, and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders adopt this Agreement and give the Company Stockholder Approval (the “Company Board Recommendation”), (iv) assuming the accuracy of the representations set forth in Section 4.09, electing and rendering that the Merger not be subject to (x) any anti-takeover provision in the Company Charter or Company Bylaws or (y) any “moratorium,” “control share acquisition,” “business combination,” “fair price” “supermajority,” “affiliate transactions” or other form of anti-takeover laws and regulations, including Section 203 of the DGCL (collectively, but excluding for the avoidance of doubt any Antitrust Laws, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way. Assuming the accuracy of the representations set forth in Section 4.09, such resolutions are sufficient to render inapplicable to Parent and Merger Sub, and this Agreement and the other Transaction Agreements, the Merger and the other Transactions, the restrictions on business combinations set forth in Section 203 of the DGCL. Assuming the accuracy of the representations set forth in Section 4.09, no other Takeover Law applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction, other than any such Takeover Law that may apply solely as a result of the identity, nature, business or operations of Parent or any of its Subsidiaries or Affiliates.

SECTION 3.05 No Conflicts; Consents. (a) The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, early expiration, cancellation or acceleration of any obligation or to a right of payment or loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or to the vesting or phasing out of any rights or interests under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) assuming the accuracy of the representations set forth in Section 4.09, the Company Charter, the Company Bylaws, or the comparable charter or organizational documents of any Significant Subsidiary, (ii) any Company Material Contract or (iii) subject to the filings and other matters referred to in Section 3.05(b), any U.S. federal, state or local or any foreign judgment, order or decree (a “Judgment”) or statute, code, directive, law (including common law), ordinance, rule, order, Judgment, writ, stipulation, award, injunction, decree, regulation or other enforceability requirements imposed by a Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, clearance, order or authorization (a “Consent”) of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Regulatory Laws, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any Consents, registrations, declarations or filings required to be obtained or made as a result of the identity, nature, business or operations of Parent or any of its Subsidiaries or Affiliates, and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06 SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed or furnished by the Company with the SEC on or after January 1, 2020 and prior to the date hereof (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K or otherwise, the “Company SEC Documents”).

(b) As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of complete footnotes). The Company has made available to Parent true and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring between January 1, 2020 and the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Company SEC Document. As of the date of this Agreement, no Company SEC Document is the subject of ongoing SEC review or outstanding SEC comment or investigation.

(c) Neither the Company nor any Company Subsidiary has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities and obligations (i) disclosed, reflected or reserved against in the Company’s consolidated balance sheet as of April 3, 2021 (or the notes thereto), (ii) incurred in the ordinary course of business since April 3, 2021 consistent with past practice, (iii) executory obligations under Contracts entered into by the Company or any Company Subsidiary in the ordinary course of business that do not arise out of any breach or default under such Contract on the part of the Company or any Company Subsidiary or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) Since January 1, 2020, the Company has not received any oral or written notification of any (i) “significant deficiency”, (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that could reasonably be expected to result in a “significant deficiency”, “material weakness” or fraud in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX, and based on the most recent such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting. Since January 1, 2020 and except as otherwise described in the Filed Company SEC Documents, the Company has not identified any significant deficiency or material weakness in the design or operation of its internal control over financial reporting or fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K of the SEC), in each case that is material to the Company and Company Subsidiaries, taken as a whole.

(h) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(i) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(j) The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NYSE.

(k) Since January 1, 2020, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or its internal controls, including any complaint, allegation, assertion, or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No person has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has (A) changed its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable or (B) shipped inventory to distributors, resellers, partners, other similar parties or other channel partners in excess of the amounts that such distributors, resellers, partners, other similar parties or other channel partners would reasonably be able to sell.

SECTION 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is filed with the SEC, at the date it is first mailed to the Company’s stockholders, at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.08 Absence of Certain Changes or Events. From April 3, 2021 until the date of this Agreement, there has not been:

(i) a Company Material Adverse Effect;

(ii) any action that, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to Sections 5.01(b)(i), 5.01(b)(ii), 5.01(b)(iii), 5.01(b)(iv), 5.01(b)(v), 5.01(b)(vii), 5.01(b)(viii), 5.01(b)(ix), 5.01(b)(xi), 5.01(b)(xii), 5.01(b)(xiii), 5.01(b)(xiv)(B), 5.01(b)(xiv)(C), 5.01(b)(xv), 5.01(b)(xvii), 5.01(b)(xviii), 5.01(b)(xix), 5.01(b)(xx), or, with respect to any of the foregoing, 5.01(b)(xxi); or

(iii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.09 Taxes. (a) Each of the Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has paid all material Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). In the past three years, no claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed, other than extensions that are automatically granted.

(b) Neither the Company nor any Company Subsidiary is delinquent in the payment of any material amount of Tax nor is there any material Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority.

(c) The unpaid Taxes of the Company and the Company Subsidiaries, as of the dates of the financial statements contained in the Filed Company SEC Documents have been accrued on such financial statements in accordance with GAAP. Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) There are no Liens for Taxes (other than for current Taxes not yet delinquent or Taxes being contested in good faith through appropriate proceedings for which adequate reserves have been properly made on the financial statements contained in the Filed Company SEC Documents) on the assets of the Company or any Company Subsidiary.

(e) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements, but excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) with respect to or involving any of the Company and the Company Subsidiaries.

(f) None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company or a Company Subsidiary). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract (excluding agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax), or (iv) otherwise by operation of law.

(g) Each of the Company and the Company Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and each of the Company and the Company Subsidiaries has complied in all material respects with all related reporting and recordkeeping requirements.

(h) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” as set forth in Treasury Regulation Sections 1.6011-4(b)(1) or any comparable provision of state, local or non-U.S. law.

(j) The Company is not, nor has been at any time during the past five years, and each Company Subsidiary is not, nor has been at any time since July 2, 2018, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(k) The Company has provided or made available to Parent all material documentation relating to, and is in compliance in all material respects with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and any Company Subsidiary. The Company has provided or made available to Parent true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company or any Company Subsidiary since January 1, 2015.

(l) The Company and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Company Subsidiary. The price for any property or services (or for the use of any property) provided to or by the Company and each Company Subsidiary are arm’s-length prices for purposes of the applicable transfer pricing laws.

(m) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, any taxable period ending after the

Closing Date as a result of any (i) installment sale or open transaction disposition made outside the ordinary course of business prior to the Closing, (ii) change in method of accounting made prior to the Closing Date, including under Section 481(a) of the Code or any similar Law, or use of an improper method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, or (iv) any prepaid amount or advance payments received or deferred revenue received or accrued outside the ordinary course of business prior to the Closing.

(n) Neither the Company nor any of the Company Subsidiaries will have any liability for making any payment of Taxes at any time after the Closing Date as a result of Section 965 of the Code with respect to or by reason of any income, gain, earnings or profits earned or accrued on or prior to the date of the Closing, including without limitation by reason of an election under Section 965(h) of the Code or an election under Section 965(i) of the Code.

(o) There is no material abandoned or unclaimed property or escheat obligation with respect to assets held or owned by the Company or any of the Company Subsidiaries.

(p) Since the date of the most recent audited financial statements included in the Filed Company SEC Documents neither the Company nor any of the Company Subsidiaries has (A) made, changed or rescinded any material Tax election or settled or compromised any material Tax liability or refund, (B) changed or adopted any Tax accounting period or method or filed any amended Tax Return, (C) surrendered any right to claim a material refund of Taxes, or consented to any extension or waiver of the limitations period for the assessment of Taxes, (D) taken any action outside the ordinary course of business if taking such action would increase the Tax liability of the Company or any of the Company Subsidiaries by more than a de minimis amount after the Closing Date, or (E) changed the Tax residency of the Company or any Company Subsidiary.

(q) Neither the Company nor any of the Company Subsidiaries has (i) deferred any Taxes under Section 2302 or 2303 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) or Internal Revenue Service Notice 2020-65, (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non-U.S. Law).

Section 3.10 Company Benefit Plans

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and (ii) each employment, offer letter (or form of offer letter and any individual offer letter that materially deviates from the form), severance, termination, separation, individual independent contractor or consulting, disability benefits, supplemental unemployment benefits, vacation benefits, paid time off, retention, change in control, transaction, tax gross-up, insurance, welfare benefit, performance, death benefit, hospitalization, retirement benefit, deferred compensation, pension, profit-sharing, bonus, commission, stock option, stock appreciation right, other forms of incentive or equity compensation or other equity or equity-based compensation, post-retirement insurance benefit, fringe benefit, loan, indemnification, retention or other compensation or benefit plan, agreement, policy, arrangement or program (whether or unfunded and whether or not legally binding or subject to the Laws of the United States) that is sponsored, entered into, maintained, contributed to or required to be contributed to by the Company, any Company Subsidiary or any ERISA Affiliate, to which the Company, any Company Subsidiary or any ERISA Affiliate is a party or has or may in the future have any liability (contingent or otherwise).

(b) The Company has provided or made available the following documents to Parent with respect to each material Company Benefit Plan: (i) correct and complete copies of all documents embodying such Company

Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (ii) a written description of any material Company Benefit Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the most recent annual actuarial valuation, if any, (v) the most recent Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (vi) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vii) all material correspondence to or from any Governmental Authority received in the last three years, (viii) all discrimination tests for the three most recent plan years, and (ix) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, and any and all forms of award or similar agreements thereunder.

(c) Each Company Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued to the Company Benefit Plans have been timely made or accrued. Each Company Benefit Plan (i) intended to be tax qualified under the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such letter has been revoked (nor, to the knowledge of the Company, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent such letter or application therefor relating to any such Company Benefit Plan that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or result in material liability to the Company or any Company Subsidiary, and (ii) except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary, each Company Benefit Plan required to have been approved by any non-United States Governmental Authority (or intended to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, to the knowledge of the Company, as of the date of this Agreement, has revocation been threatened) and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that could reasonably be expected to affect any such approval relating thereto or result in material liability to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary or any of their respective ERISA Affiliates currently or ever in the past maintained, sponsored, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a “multiple employer plan” as described in Section 413 of the Code, including a “multiple employer welfare arrangement”, (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA), that is subject to Section 302 or Title IV of ERISA or is otherwise a defined pension plan subject to laws outside of the U.S., or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e) Neither the Company nor any Company Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and each of the Company Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan that has or could reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(f) No Company Benefit Plan that provides health or welfare benefits (whether or not subject to ERISA) provides health or welfare benefits, and there are no obligation or understanding, written or oral, with respect to the provision of such health or welfare benefits, after retirement or any other termination of employment or service, except where the cost thereof is not material or is borne entirely by the former employee or service provider (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(g) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). No person is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any tax imposed under Section 4999 or 409A of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(h) The execution of this Agreement, the obtaining of the Company Stockholder Approval and the consummation of the Transactions (alone or together with any other event) will not (i) entitle any person to any increase in benefits under or with respect to any Company Benefit Plan, (ii) otherwise trigger any acceleration (of funding, vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (iii) trigger any material obligation to fund any Company Benefit Plan (iv) result in any material breach or violation of, or a material default under, any Company Benefit Plan, (v) require a contribution or funding by the Company or any Company Subsidiary to a Company Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Company Benefit Plan, or (vi) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan following the Effective Time.

(i) No action, suit or claim (excluding claims for benefits incurred in the normal operation of a Company Benefit Plan) has been brought or is pending or, to the knowledge of the Company, is threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries, investigations or proceedings (including termination proceedings) pending or, to the knowledge of the Company, threatened by the IRS, DOL, or other Governmental Authority with respect to any Company Benefit Plan.

(j) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan has been administered, maintained and operated in all material respects in both documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid the imposition of any material tax, interest or penalty thereunder.

(k) Section 3.10(k) of the Company Disclosure Letter sets forth each material Company Benefit Plan maintained outside the jurisdiction of the United States, or covering any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Authority, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the most recent balance sheet included in the Filed Company SEC Documents, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans.

SECTION 3.11 Litigation. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no suit, action, hearing, audit, claim, charge, action, arbitration, mediation, inquiry, investigation or other legal or administrative proceeding by or before, or otherwise involving any Governmental Authority (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any of the directors or officers of the Company or any of the Company Subsidiaries, in their capacity as such. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) neither the Company nor any of the Company Subsidiaries, nor any officer, director or employee of the Company or any of the Company Subsidiaries, in their capacities as such, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties or (b) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any officer, director or employee of the Company or any Company Subsidiaries, in their capacities as such, is under investigation by any Governmental Authority.

SECTION 3.12 Compliance with Applicable Laws; Permits. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to Environmental Laws. Neither the Company nor any Company Subsidiary has received any written communication, or to the knowledge of the Company, verbal communication, during the past three years from a Governmental Authority that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Authorities, including all authorizations under Environmental Laws, (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted and there has occurred no default under, or violation of, any such Permit. The Merger will not cause the revocation or cancellation of any such Permit that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

SECTION 3.14 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the Merger Consideration to be received pursuant to this Agreement by the holders of shares of Company Common Stock (other than the Canceled Shares and Appraisal Shares) is fair from a financial point of view to such holders of shares of the Company Common Stock, a signed copy of which opinion will be delivered to Parent as soon as practicable after the execution of this Agreement by all parties hereto solely for informational purposes (the “Fairness Opinion”).

SECTION 3.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that has not and would not, in all such cases taken individually or in the aggregate, reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, under Environmental Laws, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that has not and would not, in all such cases taken individually or in the aggregate, reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, under Environmental Laws, or (z) received any written notice (A) of any material violation of or any liability under any Environmental Laws or the institution or pendency of any Action by any Governmental Authority or any third party in connection with any such violation or liability, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties or (D) requiring material modification of any product produced, sold, distributed or marketed by the Company (or the suspension or termination of such activities with respect to such product) in order to comply with Environmental Laws. Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are and, since January 1, 2020, have been in compliance with all applicable Environmental Laws, which compliance includes the possession of, and compliance with all material Environmental Permits. The Company and the Company Subsidiaries have provided all material environmental reports, studies, communications and information in written or electronic form in its possession relating to the Company’s compliance with or liability under Environmental Law during the three year period prior to the date hereof.

(b) No Environmental Law imposes any material obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including, without limitation, any requirement to file any notice or other submission with any Governmental Authority, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. To the knowledge of the Company, no Lien other than a Permitted Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

SECTION 3.16 Material Contracts; Debt Instruments. (a) Subsections (i) through (xxi) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound as of the date hereof (such Contracts required to be listed on Section 3.16(a) of the Company Disclosure Letter, the “Company Material Contracts”); provided, however, that any Company Benefit Plans and Foreign Benefit Plans that are Company Material Contracts do not need to be listed in Section 3.16(a) of the Company Disclosure Letter:

(i) any outbound lease, sale or other similar agreement providing for the sale, lease or similar arrangement by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments to the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (B) aggregate payments to the Company and/or any of the Company Subsidiaries of $5,000,000 or more over the next five years, except for any such contract between the Company and any of the Company Subsidiaries;

(ii) any inbound lease, purchase or other similar agreement for the purchase or lease by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (B) aggregate payments by the Company and/or any of the Company Subsidiaries of $5,000,000 or more over the next five years, except for any such contract between the Company and any of the Company Subsidiaries;

(iii) any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary with an aggregate principal amount of $10,000,000 or more; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary with an aggregate principal amount of $10,000,000 or more; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing, except in each case for any such contract or agreement between the Company and any of the Company Subsidiaries (all contracts listed or required to be listed in Section 3.16(a)(iii) of the Company Disclosure Letter, “Debt Instruments”);

(iv) any joint venture, or formation of a legal partnership or similar arrangement, other than Contracts between or among the Company or any wholly owned Company Subsidiary;

(v) any Contract relating to the acquisition or disposition of any business, material amount of assets or any interest therein, in each case under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(vi) any Contract (a) that limits or purports to limit, in any material respect, the ability of the Company, any of the Company Subsidiaries or any of their respective Affiliates to compete in a line of business or with any person or in any geographic area or during any period of time, or use or enforce any Company Owned IP, but excluding any non-exclusive licenses to Company Owned IP, (b) that requires the Company, any Company Subsidiary or any of their respective Affiliates to exclusively deal with any Person with respect to any matters, or (c) that contains a “most favored nation” provision, that restricts in any material respect any of the businesses of the Company, any Company Subsidiary or any of their respective Affiliates, which include for any of the foregoing, any settlement, non-competition, coexistence or standstill agreements;

(vii) any Contract (a) pursuant to which the Company or any Company Subsidiary grants another Person a license under, or otherwise a right to receive or acquire any right (whether or not exercisable) or interest in, any Business Intellectual Property that is expected to result in annual payments to the Company and/or any of the Company Subsidiaries by the counterparty of such Contract, of $1,000,000 or more (other than non-exclusive licenses granted to customers in the ordinary course consistent with past practices in connection with sales or purchases of the Company’s products and services), (b) pursuant to which the Company or any Company Subsidiary receives a license from another Person or is authorized by any other Person to use any Intellectual Property of any other Person that is expected to result in annual payments from the Company and/or any of the Company Subsidiaries of $1,000,000 or more, or (c) that limits or purports to limit the Company or any Company Subsidiary from using or enforcing any Company Owned IP in a material way, including any settlement, non-competition, coexistence, or standstill agreements, but excluding any non-exclusive licenses to Company Owned IP;

(viii) any Contract that, upon the consummation of the Transactions, will result in Parent or any of its Subsidiaries (including the Company, Surviving Corporation and their Subsidiaries) granting any rights or licenses to any Intellectual Property of any of Parent or any of its Subsidiaries to any third party, which rights in such Intellectual Property were not granted prior to the consummation of the Transactions;

(ix) any Contract to or by which the Company or any Company Subsidiary is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger to any employee or other individual service provider of the Company or any of the Company Subsidiaries.

(x) any Contract that is a collective bargaining agreement or other agreement with any labor union, works council, trade union or other employee representative body (“Union”) of the Company or any Company Subsidiary;

(xi) any Contract with an Affiliate, other than Contracts between or among the Company or any wholly owned Company Subsidiary;

(xii) any Contract that grants any rights of first refusal or rights of first offer or rights of first notice to any Person with respect to any material assets or equity interests of any of the Company or any Company Subsidiary;

(xiii) any Contract that is between the Company or any Company Subsidiary, on the one hand, and a Governmental Authority, on the other hand, direct as a prime contractor, or indirect as a subcontractor through a third-party prime contractor, including through a reseller, distributor or similar third party pursuant to a master agreement, in each case with annual aggregate payments to the Company and the Company Subsidiaries under master agreements that are for $2,000,000 or more;

(xiv) any Contract with any university or similar academic institution pursuant to which the Company or any Company Subsidiary has utilized or will utilize any funding, personnel or facility or other resources of such Person in connection with any current or future research or development activities material to the business of the Company and Company Subsidiaries, taken as a whole;

(xv) each material Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action, in each case under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(xvi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(xvii) any Contract with any Top Distributor, Top Partner or Top Supplier;

(xviii) any Contract containing minimum purchase or sale obligations that are binding on the Company or any Company Subsidiary that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(xix) any Contract pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification obligations (other than indemnification provisions entered into in the ordinary course of business, as well as Contracts entered into on the Company’s forms of agreement for ordinary course transactions with manufacturers, end-users, customers, distributors, resellers, partners, suppliers, developers, consultants and service providers (without any material modifications thereto) which are material to the business of the Company and Company Subsidiaries, taken as a whole;

(xx) any Contract pursuant to which the Company or any Company Subsidiary has made or agreed to make any capital expenditure or capital expenditures outside of the ordinary course of business that individually is in excess of $250,000, or in the aggregate are in excess of $1,000,000; and

(xxi) any Contract that involves the obligation or potential obligation of the Company or any Company Subsidiary to make any “earn-out” or similar payments to any Person relating to any prior acquisition made by the Company or any Company Subsidiary that has not been satisfied and fully terminated prior to the date of this Agreement.

(b) The Company and each of the Company Subsidiaries that is a party to a Company Material Contract has performed in all material respects all obligations to be performed by it under such Company Material Contract. As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or threatened cancellation relating to a Company Material Contract or has any knowledge that a Company Material Contract is likely to be cancelled, other than upon any expiration of such Company Material Contract in accordance with its terms.

(c) Each Company Material Contract is a written Contract, is a valid and binding agreement, is in full force and effect, and is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception, and each Company Material Contract will remain in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, the Company Subsidiaries, or, to the knowledge of the Company, any other party to a Company Material Contract is in default or in breach of any such Company Material Contract.

(d) As of the date of this Agreement, no Company Material Contract is under re-negotiation, and, to the knowledge of the Company, no party thereto is seeking to or has communicated an intent to re-negotiate or modify any such Company Material Contract in any manner that is adverse and material to the business of the Company and Company Subsidiaries, taken as a whole.

(e) The Company has provided Parent a true and complete copy of each Company Material Contract (including any amendments, supplements or modifications thereto).

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries that is a party to a Debt Instrument is in compliance with all covenants in such Debt Instrument and has been in compliance with all such covenants since July 2, 2018. Section 3.16(f) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing under each of the Debt Instruments, together with the per annum interest rate and the maturity date.

SECTION 3.17 Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has fee title to, or valid leasehold or other equivalent use and/or occupancy interests in, all its tangible properties and assets except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments and other Permitted Liens that, in the aggregate, do not and will not materially decrease the value of such properties and assets or materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Permitted Liens. Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true, correct and complete description of all real property in excess of 5,000 square feet leased, subleased, licensed to or otherwise occupied or utilized (but not owned) by the Company or any Company Subsidiary (the “Leased Real Property”), along with a true, correct and complete list of all leases, subleases, licenses or occupancy agreements, and any amendments thereto, for each parcel of Leased Real Property (collectively, “Leases”) including the identification of the lessee and lessor thereunder. True and correct copies of the Leases that are also Company Material Contracts have been made available to Parent and no changes have been made to any such Leases since such documents have been made available.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all personal property owned or leased by the Company or any Company Subsidiary and all buildings, structures, fixtures and other improvements included in any real property owned or leased by the Company or any Company Subsidiary are usable for their intended purposes in the ordinary course of the Company’s and the Company Subsidiaries’ business and (ii) no zoning or similar land use restrictions are currently in effect or, to the knowledge of the Company, proposed by any Governmental Authority that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the real property owned or leased by the Company or any Company Subsidiary in any material respect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all of the real property owned or leased by the Company or any Company Subsidiary is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such real property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any notice from any person with regard to (i) encroachments on or off the real property owned or leased by the Company or any Company Subsidiary, (ii) violations of building codes, zoning regulations, subdivision covenants, or (iii) defects in title of the real property owned or leased by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no claim or right of adverse possession by any third party has been claimed or, to knowledge of the Company, threatened with respect to the real property owned or leased by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no portion of the real property owned or leased by the Company or any Company

Subsidiary is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Authority, and no such sale, condemnation, expropriation or taking been proposed or threatened.

(d) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each of the Company Subsidiaries has complied with the terms of all Leases to which it is a party, and all such Leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such Leases. Neither the Company nor any applicable Company Subsidiary has delivered or received any written notice of termination under the Leases. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Leased Real Property is (A) in good condition and repair (subject to normal wear and tear) and (B)  sufficient for the operation of the business of the Company as it is conducted as of the date hereof.

SECTION 3.18 Intellectual Property. (a) Section 3.18(a) of the Company Disclosure Letter sets forth a correct and complete list of all registrations of and pending applications to register any Patents, Copyrights, Trademarks, Mask Works, Internet Assets and any other forms of registered Intellectual Property owned by or filed under the name of the Company or a Company Subsidiary (collectively, “Company Registered IP”), including, for each item as set forth therein, the name or title of such Company Registered IP, the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing (as applicable). The Company and the Company Subsidiaries (i) solely and exclusively own all Company Owned IP, free and clear of any Liens other than Permitted Liens and (ii) use, and have used, all Company In-Licensed IP pursuant to valid and enforceable written Contracts, except as would not be material to the Company or the Company Subsidiaries, and, in each case under (i) and (ii), will continue to so own or have such valid and enforceable rights following the consummation of the transactions contemplated herein to the same extent as immediately prior to the consummation of such transactions in all material respects, except for the ordinary course expiration of the statutory life of registered Intellectual Property, or as set forth in Section 3.05(a) of the Company Disclosure Letter. The Company Owned IP is subsisting, and, except as would not be material to the Company and the Company’s Subsidiaries and excluding any applications or registrations which have not yet issued, valid and fully enforceable, as applicable. The Business Intellectual Property constitutes all of the Intellectual Property necessary for, and is sufficient for, the business of the Company and the Company Subsidiaries as presently conducted.

(b) Except as would not be material to the Company or Company Subsidiaries, the Company and the Company Subsidiaries have complied with all applicable Laws and the requirements of all applicable Governmental Authorities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered IP, including the duty of disclosure, candor, and good faith with respect to the U.S. Patent and Trademark Office and any equivalent foreign requirements under by foreign Governmental Authorities, and have paid all necessary fees (including application, registration, annuity, maintenance and renewal fees) that have come due in connection with the Company Registered IP, and filed all necessary documents (including affidavits, proofs of working or use, recordations, disclosures, certificates and renewals) that have come due in connection with the Company Registered IP, with the appropriate Governmental Authorities. Except as would not be material to the Company or Company Subsidiaries, (i) neither the Company nor any of the Company Subsidiaries are, or have been, a party to any Action (including any cancellation, post-grant proceedings, opposition, invalidity challenges, re-examination, termination or withdrawal proceedings), and (ii) there are no Actions threatened in writing, that challenge the validity, enforceability, ownership, or right to use, sell or license any Company Owned IP. No Company Owned IP is subject to any Order that limits its scope, validity or enforceability.

(c) The Company and the Company Subsidiaries and their conduct of their respective businesses (including with respect to their products or services) do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any other Person. Except as would not be material to the Company or Company Subsidiaries, the business as conducted by the Company and the Company Subsidiaries does not, and has not, constituted unfair competition or trade practices. Except as would not be material to the Company or the Company Subsidiaries, since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received any written claim, charge, demand or notice alleging any such infringement, misappropriation, dilution or other violation (including any invitation to license or request or demand from using any Intellectual Property of any Person).

(d) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, any Company Owned IP in any material respect. Since January 1, 2019, the Company and the Company Subsidiaries have not sent any written notice to any Person alleging infringement, misappropriation or other violation of any Company Owned IP.

(e) The Company and the Company Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of material Trade Secrets owned or held by the Company and the Company Subsidiaries. Except as would not be material to the Company or the Company Subsidiaries, (a) each founder and present and past manager, officer, employee and consultant of the Company or the Company Subsidiaries and (b) any other Person with access to such Trade Secrets has executed a written and enforceable Contract that requires such Person to protect and maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no such Person has breached any such Contract.

(f) Except as would not be material to the Company or the Company Subsidiaries, each founder and present or past manager, officer, employee or consultant of the Company or the Company Subsidiaries and any other Person who developed any Intellectual Property for the Company or the Company Subsidiaries has executed a valid and enforceable written agreement that conveys to the Company or the Company Subsidiaries all of such Person’s rights, title and interests in and to all Intellectual Property developed by such Person in connection with the provision of services by such person to the Company or Company Subsidiaries, or the Company or a Company Subsidiary otherwise solely and exclusively owns the same by operation of law. Except as would not be material to the Company or the Company Subsidiaries, no founder or present or past employee, consultant, officer or director of the Company or the Company Subsidiaries (i) owns any Intellectual Property rights used or held for use by the Company or the Company Subsidiaries which Intellectual Property was created in connection with the provision of services to the Company or Company Subsidiaries, or (ii) has made any ownership claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property. Except as would not be material with respect to such Intellectual Property, each Person that contributed to Company Owned IP has been fully compensated respect to any required statutory payments.

(g) No Person, other than current employees, current contractors and agents of the Company or the Company Subsidiaries, possesses the material source code for any product or service offered by the Company or the Company Subsidiaries (such Software source code, “Company Source Code”) and neither the Company nor any of the Company Subsidiaries is bound by any Contract (including any source code escrow agreement) pursuant to which the Company or such Company Subsidiary is obligated to provide or license any other Person, or deposit to any escrow agent, such Company Source Code. The consummation of the transactions contemplated this Agreement will not, alone or in connection with any other event, result in the release of any Company Source Code to any Person under any Contract, and no circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such Company Source Code to any Person who is not, as of the date of this Agreement, an employee of the Company or a Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary is now a member or promoter of, or a contributor to any industry standards body, standard setting organization or any similar organization that requires or obligates the Company or the Company Subsidiaries, to grant or offer to any other Person any license or right to any Company Owned IP. None of the Company Patents is subject to any declaration that obligates the Company or the Company Subsidiaries to grant a license, covenant not to sue, immunity or other right under any

Company Owned IP on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FRAND) terms. The Company and the Company Subsidiaries have not declared any Company Patent essential to any industry standards body, standard setting organization or any similar organization. None of the Company Patents is subject to any contractual obligations to any patent pool that would limit or restrict the licensing or assertion of said Company Patent in any material respect. Except as would not be material to the Company or the Company Subsidiaries, all Software that is used by the Company or any of the Company Subsidiaries (i) performs in conformance with its documentation in all material respects, and (ii) is free from any material software defect. Except as, individually or in the aggregate, would not be material to the Company or the Company Subsidiaries, none of such Software contains any “back door,” “drop dead device,” “time bomb,” self-help mechanism, virus, Trojan horse, worm, malware or other software routine or hardware component designed or intended to have any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data or file without the user’s consent (collectively, “Contaminants”).

(i) The Company and the Company Subsidiaries have complied in all material respects with the terms of the license agreements applicable to any Open Source Software, contained in the products or services of Company or the Company Subsidiaries, including, without limitation, all attribution and notice requirements under such license agreements. Except as would not be material to the applicable product or service, the Company and the Company Subsidiaries have not used, incorporated or distributed Open Source Software in the products or services of Company or the Company Subsidiaries in a manner that requires or could require, or condition or could condition, the use or distribution of such Open Source Software on, the granting to any Person by the Company or any Company Subsidiary of any right or immunity with respect to any Business Intellectual Property (including any requirement or condition that any Company Owned IP be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no or nominal charge).

(j) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect in all material respects the IT Systems, including, without limitation, from Contaminants. The IT Systems are adequate and sufficient in all material respects for the conduct of the business of the Company and the Company Subsidiaries as currently conducted. Since January 1, 2019, the IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects during such period. Since January 1, 2019, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any IT Systems, including with respect to any Sensitive Data, and the data and information which they store or Process has not been corrupted in any discernible manner or accessed without the authorization of the Company or the Company Subsidiaries, in a manner that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries maintain disaster recovery and business continuity plans, procedures and facilities that are reasonable and customary for a business of substantially similar size to the Company and the Company Subsidiaries that handles Sensitive Data.

(k) Except as would not be material to the Company or the Company Subsidiaries, none of Company or any of the Company Subsidiaries has, received any support, funding, resources or assistance from any Governmental Authority, public university, or quasi-governmental agency or source in connection with the development or commercialization of the products of the Company or any of the Company Subsidiaries or of any facilities or equipment used in connection therewith.

SECTION 3.19 Labor and Employment Matters.

(a) There are no collective bargaining agreements or other Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound or otherwise subject, and no such agreement or Contract is being negotiated by the Company or any of the Company Subsidiaries. No employee of the Company or any of the Company Subsidiaries is represented by a Union. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has encountered any Union organizing activity, or had any actual or threatened labor disruptions or activities, including any employee strikes, work stoppages, slowdowns, demands or petitions for recognition, picketing or lockouts. No notice, consent or consultation obligations with respect to any employees of the Company or any of the Company Subsidiaries, or any Union, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) Each of the Company and the Company Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, collective bargaining, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employment practices and classification of employees, consultants and independent contractors. There is, and since January 1, 2019 there has been, no complaint, grievance, charge or other Action pending (including unfair labor practice charges) or, to the knowledge of the Company, any material complaint, grievance, charge or other Action threatened against the Company or any of the Company Subsidiaries concerning employment-related matters or brought by or on behalf of any current or former applicant, employee, contingent worker or independent contractor of the Company or any of the Company Subsidiaries. There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty or material surcharge assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto which Company or any of the Company Subsidiaries has received from any workers’ compensation or workplace safety and insurance board or similar authorities. There are no Assessments which have not been paid in full and there are no facts or circumstances which may result in a material increase in liability to Company or any of the Company Subsidiaries from any applicable workers’ compensation or workplace safety and insurance Law after the Closing.

(c) Except as would not result in a material liability to the Company or any Company Subsidiary, all Persons who are or have been performing consulting or other contracted services for the Company or any Company Subsidiary have been correctly classified by the Company or Company Subsidiary as either independent or sub-contractors, contingent workers or outsourced workers, or employees as the case may be, and at the Effective Time, with respect to those persons still performing consulting or contracted services for the Company or the Company Subsidiary as of the Effective Time, such persons will qualify for such classification. Except as would not result in a material liability to the Company, all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(d) Neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring or triggering notice or liability to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations.

(e) No officer or employee with a title of vice president or higher of any of the Company or any of the Company Subsidiaries (i) or group containing such employees of the Company or any of the Company Subsidiaries, to the knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of the Company Subsidiaries within the 12 month period following the date hereof, or (ii) has within the past six years been the subject of any sexual harassment, sexual assault, sexual discrimination or other similar misconduct allegations during his or her tenure at the Company or any of the Company Subsidiaries.

SECTION 3.20 Vote Required. Assuming the accuracy of the representations set forth in Section 4.09, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and approve the Transactions, including the Merger, is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

SECTION 3.21 Privacy and Data Security.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and have at all times been, in compliance with all Privacy Obligations and all Cybersecurity Laws, (ii) the Company and the Company Subsidiaries have adopted and published privacy notices and policies that accurately describe their privacy practices, and complied and are in compliance with those privacy notices and policies, and (iii) none of the representations or disclosures made or contained in any such privacy notices or policies are or have been inaccurate, misleading or deceptive in violation of any Privacy Obligation.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken commercially reasonable steps to limit access to Personal Information and Sensitive Data by the personnel of the Company and the Company Subsidiaries and subcontractors and third-party vendors providing services to or on behalf of the Company and the Company Subsidiaries, in each case, to those who have a need to access such Personal Information in the execution of their duties to the Company and the Company Subsidiaries, and (ii) to the knowledge of the Company, the Company and the Company Subsidiaries have neither intercepted or made unauthorized use of the audio, written, or electronic content of communications to which they have access, nor divulged, sold, shared, or otherwise made available such content or records regarding such communications to Governmental Authorities without receipt of written legal process that is valid in the jurisdiction where served, in each case, in violation of applicable Law.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have, where required under applicable Privacy Obligations and Cybersecurity Laws, contractually obligated all third parties Processing Personal Information on their behalf to (i) comply with all applicable Privacy Obligations and Cybersecurity Laws, (ii) take reasonable steps to protect and secure Sensitive Data from any Security Breaches, and (iii) comply with all other obligations required to be incorporated into such contracts by applicable Privacy Obligations and Cybersecurity Laws.

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and have at all times been, in compliance with all Privacy Obligations and all Cybersecurity Laws, in each case, relating to network security, cyber security, Processing of Sensitive Data, third party data transfers, cross border data transfers, data localization, and data sharing with judicial, regulatory, or law enforcement authorities.

(e) None of the Company or Company Subsidiaries owns, controls, or operates any critical information infrastructure (as such term is defined under applicable Laws of the People’s Republic of China) located in the People’s Republic of China, nor Processes any important data (as such term is defined under applicable Laws of the People’s Republic of China).

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the execution, delivery, and performance by the Company of each Transaction Agreement to which it is a party, and consummation of the Merger (including the Company’s

Processing of Personal Information in connection therewith), will not result in any violation by the Company and the Company Subsidiaries of the Company’s and Company Subsidiaries’ applicable privacy notices and policies and any applicable Privacy Obligations.

(g) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company, the Company Subsidiaries, and, to the knowledge of the Company, all third parties Processing Sensitive Data on behalf of the Company or the Company Subsidiaries have not experienced, nor, to the knowledge of the Company, have there been third-party claims to the Company or any Company Subsidiaries alleging, a Security Breach, (ii) neither the Company nor any of the Company Subsidiaries have notified in writing, nor been required by any applicable Privacy Obligation to notify in writing, any Person of any Security Breach, (iii) neither the Company nor any of the Company Subsidiaries have, since January 1, 2019 received any written notice of any claims, investigations (including investigations by a Governmental Authority), or allegations regarding any violation of Laws or other Privacy Obligations by the Company or any of the Company Subsidiaries with respect to Personal Information possessed by the Company or any of the Company Subsidiaries or any violation of any Cybersecurity Laws by the Company or any of the Company Subsidiaries, and (iv) the Company and the Company Subsidiaries are not currently involved in, and have never been involved in, any Actions related to any Privacy Obligations or violations of any Cybersecurity Laws.

(h) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have implemented and maintain an information security program that comprises commercially reasonable and appropriate organizational, physical, administrative and technical safeguards to protect against unauthorized access to, or use of, or loss of access to the Company’s or Company Subsidiaries’ IT Systems and all Sensitive Data Processed by the Company or Company Subsidiaries in compliance with all Privacy Obligations and Cybersecurity Laws applicable to the Company or the Company Subsidiaries.

SECTION 3.22 Product Warranties; Defects; Services. (a) Each product (including any software product) or service (including software hosted as a service) developed, manufactured, sold, licensed, leased or delivered by the Company and the Company Subsidiaries since January 1, 2020 (collectively, the “Company Products”) has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor the Company Subsidiaries have any liability or obligation (and to the Company’s knowledge, there is no basis for any present or future Action against the Company or the Company Subsidiaries) for replacement or repair thereof or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.

(b) Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, all services provided by the Company and the Company Subsidiaries to any third party in the past three years (“Company Services”) were performed in conformity with the terms and requirements of all applicable express and implied warranties and all applicable services agreements. There is no Action pending, or to the Company’s knowledge, threatened in writing against the Company or the Company Subsidiaries, relating to any Company Services that is or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. To the Company’s knowledge, neither the Company nor the Company Subsidiaries have any “loss contract” or other agreement (a “Loss Contract”) where the expected cost to complete the contract exceeds the fees and payments received or to be received pursuant to such contract, in the aggregate, and there is no reasonable basis to conclude that any agreement will become a Loss Contract, in each case, except to the extent has not, and would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 3.23 Relationships with Customers, Partners and Suppliers. Section 3.23 of the Company Disclosure Letter lists each of the top 20 (i) distributors (the “Top Distributors”) who purchase products and services directly from the Company or Company Subsidiaries, (ii) partners who have signed up to the Company’s or Company Subsidiaries’ partner program (the “Top Partners”) and (iii) suppliers to the Company and Company Subsidiaries (the “Top Suppliers”), in each case, of the Company and the Company Subsidiaries, each in terms of revenues received in each of the last two fiscal years. Except as would not be material to the Company nor the Company Subsidiaries, neither the Company nor the Company Subsidiaries have received notice from any Top Distributor, Top Partner or Top Supplier indicating that any such Person (i) has terminated, or intends to terminate or has threatened to terminate or not renew its existing agreements with the Company or the Company Subsidiaries, (ii) intends to materially reduce its level of purchases from the Company or the Company Subsidiaries, (iii) intends to renegotiate pricing and (iv) intends to change the terms of its business in any material respect which is adverse to the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is involved in any material dispute with any Top Partner, Top Distributor or Top Supplier or has been notified by or has notified any Top Partner, Top Distributor or Top Supplier, in writing, of any breach or violation of any Contract or agreement with any Top Partner, Top Distributor or Top Supplier.

SECTION 3.24 Affiliate Transactions; Insider Interests. (a) Except for compensation or other employment arrangements listed on Section 3.10(a) of the Company Disclosure Letter: since January 1, 2020, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any present or former (i) affiliates of the Company or any Company Subsidiary (other than its wholly owned Company Subsidiaries) or (ii) director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of the Company Subsidiaries, or any of such Person’s Affiliates or immediate family members, in each case, on the other hand (any of the foregoing Persons in clauses (i) and (ii), a “Related Party”) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or Schedule 14A proxy statement pertaining to an annual meeting of stockholders.

(b) No Related Party of the Company or any of the Company Subsidiaries has any material ownership interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries. No Related Party of the Company or any of the Company Subsidiaries is an Affiliate of or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any the Company Subsidiaries, or any organization which has a Contract with the Company or any of the Company Subsidiaries.

SECTION 3.25 Certain Business Practices. (a) None of the Company, Company Subsidiaries or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of the Company, agents, or other third parties acting on their behalf) have in the past five years (i) violated any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations; or (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage and in violation of Anti-Corruption Laws.

(b) In the past five years, neither Company, the Company Subsidiaries, nor their controlled Affiliates nor, to the knowledge of Company, any of their Representatives, have received any written communication from any Governmental Authority that alleges that Company, the Company Subsidiaries, or controlled Affiliates or any current or former Representative thereof is in violation, has violated, is being, or has been, investigated for violation of Anti-Corruption Laws, Anti-Money Laundering Laws and Global Trade Laws and Regulations in the past five years.

(c) Neither the Company, the Company Subsidiaries, nor their controlled Affiliates has made, and, to the knowledge of Company, there are no facts or circumstances that exist which would require the Company, the Company Subsidiaries, or controlled Affiliates to make, any disclosures to any Governmental Authority for potential violations of any Anti-Corruption Laws, Anti-Money Laundering Laws and Global Trade Laws and Regulations. To the knowledge of the Company, no current Representative of the Company is currently an officer, agent or employee of a Governmental Authority. In the past five years, neither the Company, the Company Subsidiaries, the controlled Affiliates, nor, to the knowledge of the Company, any of their current or former Representatives (during the period when such Persons were Representatives of the Company, the Company Subsidiaries, or the controlled Affiliates and acting on behalf of the Company, the Company Subsidiaries, or the controlled Affiliates) have directly or indirectly, offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether or not owned by a Governmental Authority), (ii) any political party or official thereof, (iii) any candidate for political or political party office or (iv) any other Person affiliated with any such customer, political party or official or political office, in each case for the purpose of the following: (a) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (b) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company, the Company Subsidiaries, or the controlled Affiliates in obtaining or retaining business for, with, or directing business to, any Person; or (c) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company, the Company Subsidiaries, or the controlled Affiliates in obtaining or retaining business for, with, or directing business to, any Person, in each of clauses (a) – (c) in violation of Anti-Corruption Laws.

(d) The Company and each of the Company Subsidiaries have maintained for the last five years complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.

(e) None of the Company, Company Subsidiaries, controlled Affiliates, officers, directors, agents, or other third parties acting on behalf of the Company is a Restricted Party.

(f) At no time during the prior five years has the Company, Company Subsidiaries, Affiliates, predecessors, officers, directors, agents, or other third parties acting on behalf of the Company, engaged in any direct or indirect dealings or transactions in or with a Restricted Party or Restricted Country, nor is the Company or any Company Subsidiary currently engaged in any such activities.

(g) All of the accounts receivable reflected in the financial statements contained in the Company SEC Documents represent bona fide transactions of the Company and the Company Subsidiaries that arose in the ordinary course of business, are not subject to setoffs or counterclaims and are current and collectible within 90 days of the date such account receivable was first booked (provided, that it is understood that this representation is not a guarantee of collectability of such accounts receivable). All material amounts of deferred revenue listed in the financial statements contained in the Company SEC Documents meet the GAAP definition of a liability and were appropriately recorded in the books and records in accordance with GAAP consistently applied.

(h) At no time during the prior five years has the Company, Company Subsidiaries, or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of the Company, agents, or other third parties acting on their behalf) (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (ii) to the knowledge of the Company, been the subject of current, pending, or threatened investigation, formal or informal inquiry or enforcement proceedings for violations of any Anti-Corruption Laws, Anti-Money Laundering Law, or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.

SECTION 3.26 Insurance. The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such reasonably insurable risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. With respect to each insurance policy that is material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries is in material breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy. Except for such matters as are not material to the Company and the Company Subsidiaries, taken as a whole, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the knowledge of the Company, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any such insurance policy of the Company or any Company Subsidiary since January 1, 2020 and (ii) no event has occurred, including the failure by the Company or any Company Subsidiary to give any notice or information or by giving any inaccurate or erroneous notice or information, that limits or impairs the rights of the Company or any Company Subsidiary under any such excess liability or protection and indemnity insurance policies.

Section 3.27 Anti-Slavery and Human Trafficking.

(a) The Company and the Company Subsidiaries and each of their respective directors, officers and employees in their capacities as such, has at all times complied and is complying with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force including, but not limited to, the California Transparency in Supply Chains Act, the Uyghur Forced Labor Prevention Act, the United Kingdom Modern Slavery Act 2015, and similar laws in the jurisdictions in which the Company and the Company Subsidiaries, directly or indirectly, conduct business.

(b) The Company and the Company Subsidiaries have in place adequate policies, procedures and systems designed to ensure its compliance with all applicable anti-slavery and human trafficking laws, statutes, regulations and codes from time to time in force.

(c) Neither the Company, the Company Subsidiaries, nor any of their respective directors, officers or employees in their capacities as such, has engaged or is engaging in any activity, practice or conduct related to slavery and/or human trafficking, including but not limited to: (i) holding another person in slavery or servitude or requiring another person to perform forced or compulsory labor, (ii) arranging or facilitating the travel of another person with a view to the exploitation of that person (human trafficking) or (iii) intending to commit or facilitate any act of human trafficking.

SECTION 3.28 Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by the Company to make any representation or warranty relating to the Company or its business, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company. With respect to Parent and Merger Sub, the Company is not relying on any representations and warranties of Parent or Merger Sub, or the accuracy or completeness thereof, except as set forth in Article IV.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company that, except as set forth in the letter (with specific reference to the particular Section or subsection corresponding to the representations and warranties in this Article IV to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter corresponding to the representations and warranties in this Article IV shall be deemed to be disclosed in such other sections corresponding to the representations and warranties in Article IV to which its relevance is reasonably apparent on the face of such disclosed information and without the need to examine underlying documentation), dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”):

SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the DGCL. Each of Parent and Merger Sub has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02 Interim Operations of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub. Promptly after the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party, and assuming the due authorization, execution, and delivery of such Transaction Agreements on behalf of the other parties thereto, each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 4.04 No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Merger Sub of each Transaction Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Parent certificate of incorporation or bylaws, and the certificate of incorporation or bylaws of Merger Sub, (ii) any material Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any material Judgment or material Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No material Consent of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Regulatory Laws, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any Consents, registrations, declarations or filings required to be obtained or made as a result of the identity, nature, business or operations of Company or any of its Subsidiaries or Affiliates and (v) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect, there is no Action (or group of related Actions) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such.

SECTION 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.07 Brokers. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co. LLC and Foros Securities LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.08 Financial Capability. Parent and Merger Sub have, and shall have as of the Closing, funds available that are sufficient to consummate the Merger on the terms contemplated by this Agreement and to perform their respective obligations under this Agreement.

SECTION 4.09 Stock Ownership. Neither Parent, Merger Sub, nor any Affiliate thereof, is, or has been within three years prior to the date hereof, an “interested stockholder” of the Company as defined in and for purposes of Section 203 of the DGCL.

SECTION 4.10 Disclaimer of Other Representations and Warranties. Parent and Merger Sub do not make, and have not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein. Except as expressly set forth herein, no person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent or Merger Sub or their respective businesses, or otherwise in connection with the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or Merger Sub. With respect to the Company, neither Parent nor Merger Sub is relying on any representations or warranties of the Company, or the accuracy or completeness thereof, except as set forth in Article III.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01 Conduct of Business. (a) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except (A) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (B) as required by applicable Law, (C) as set forth in Section 5.01 of the Company Disclosure Letter, (D) for actions taken by the Company or the Company Subsidiaries in good faith in response to COVID-19 or COVID-19 Measures, in each case, that are reasonably necessary to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, subject to reasonable prior consultation with Parent to the extent reasonably practicable or (E) as expressly required by this Agreement), the Company shall, and shall cause each of the Company Subsidiaries to, use reasonable best efforts to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, pay its debts and Taxes prior to delinquency, keep available the services of its current officers and employees and maintain the material relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them.

(b) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do any of the following except (A) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (B) as required by applicable Law, (C) as set forth in Section 5.01 of the Company Disclosure Letter, (D) for actions taken by the Company or the Company Subsidiaries in good faith in response to COVID-19 and COVID-19 Measures, in each case, that are reasonably necessary to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, subject to reasonable prior consultation with Parent to the extent reasonably practicable or (E) as expressly required by this Agreement:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except dividends or distributions by wholly owned Company Subsidiaries to the Company or any other wholly owned Company Subsidiary that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities of the Company or any of the Company Subsidiaries (including with respect to Taxes), (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, including any Company Stock Options, Company Restricted Stock, Company RSUs, Company PSUs or Company Interim Awards except pursuant to the forfeiture conditions of any such awards or the payment of any exercise prices or withholding taxes, in each case, in accordance with their terms on the date of this Agreement or, in the case of Company Interim Awards, in accordance with the terms and conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter;

(ii) issue, deliver, sell grant, pledge or otherwise encumber any (A) shares of its capital stock or other voting securities, in each case other than (1) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and the settlement of Company RSUs and Company PSUs outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement and the settlement of Company Interim Awards in accordance with their terms and with the with the terms and conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter and (2) subject to Section 6.04, the issuance of shares of Company Common Stock upon the exercise of the rights under the ESPP, (B) securities convertible into or exchangeable for, or any options, warrants or rights to acquire, (1) any such shares, (2) capital stock or other voting securities or (3) convertible or exchangeable securities, in each case other than the grant of Company Interim Awards under the Company Stock Plans to employees or non-employee directors of the Company and the Company Subsidiaries with respect to up to 2,250,000 shares of Company Common Stock subject to such Company Interim Awards in the aggregate, on the terms and subject to the conditions set forth in Section 5.01(b)(ii) of the Company Disclosure Letter; or (C) Voting Company Debt;

(iii) amend the Company Charter or the Company Bylaws or the certificate of incorporation, bylaws or other comparable charter or organizational documents of any Company Subsidiary;

(iv) change its fiscal year;

(v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any equity interest in any business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(vi) except as required by Law, as required under any Contract with a Union or as specifically required pursuant to this Agreement (A) grant to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary any increase in annual base salary or base wages or any other increase in cash compensation, except to the extent required under employment Contracts in effect as of the date of this Agreement and disclosed on Section 3.10(a) of the Company Disclosure Letter or in the ordinary course of business and in accordance with past practices with respect to increases in annual base salary or base wage rates but not in an aggregate amount to exceed 6% of aggregate base salaries and base wage rates in effect as of the date hereof, (B) grant to any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary any severance, change in control, termination or retention pay or benefits (or any increases thereto), except (x) to the extent required under any Contract in effect as of the date of this Agreement (including pursuant to the renewal of any such Contract) and disclosed on Section 3.10(a) of the Company Disclosure Letter or (y) severance benefits required by applicable Law, (C) hire, engage or terminate the employment or engagement of any employee or individual independent contractor, other than (1) with respect to employee or individual independent contractor hires, as disclosed on Section 5.01(b)(vi) of the Company Disclosure Letter, and (2) with respect to employees or other individual independent contractors, any employee or individual independent contractor who earns or will earn (or prior to termination, did earn) annual base cash compensation of less than $250,000, (D) negotiate, establish, adopt, enter into, amend, modify, extend or terminate any (1) Contract with a Union, or (2) Company Benefit Plan (other than amendments to broad-based benefit plans in connection with open enrollment that result in no more than a de minimis cost to the Company); (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any Contract with a Union or Company Benefit Plan, (F) implement any layoffs affecting, place on unpaid leave or furlough, or materially reduce the hours or weekly pay of, 20 or more employees or (G) take any action that would trigger notice obligations under the WARN Act or any similar foreign, state or local Law;

(vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP after consultation with Parent and consultation with and based upon the advice from the Company’s independent auditors;

(viii) other than sales of inventory or non-exclusive licensing of products and services to end-users, customers, distributors, resellers, partners and other similar parties or channel partners, in each case, in the ordinary course of business, sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and any Company Subsidiaries, taken as a whole;

(ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly-owned Company Subsidiary (in each case, that would not, individually or in the aggregate, reasonably be expected to result in any material liabilities to the Company and the Company Subsidiaries (including with respect to Taxes)) other than routine advances for business expenses to employees consistence with past practice or (C) take any action that would result in any amendment, modification or change of any term of any indebtedness between the Company or any Company Subsidiary and any employee or other service provider of the Company or any Company Subsidiary;

(x) except as required by Contracts set forth in Section 3.16(a)(xx) of the Company Disclosure Letter, or for capital expenditures made in accordance with the budget provided by the Company to Parent prior to the date hereof, make or agree to make any new capital expenditure or expenditures outside of the ordinary course of business that, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000;

(xi) with respect to the Company and each of its Company Subsidiaries (A) make, change or rescind any material Tax election or settle or compromise any material Tax liability or refund, (B) change or adopt any Tax accounting period or method or file any material amended Tax Return, (C) surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitations period for the assessment of material Taxes, (D) take any action outside the ordinary course of business if taking such action would increase the Tax liability of the Company or any Company Subsidiary in any material respect after the Closing Date, or (E) change the Tax residency of the Company or any Company Subsidiary;

(xii) (a) sell, transfer, assign, license, encumber, abandon, allow to lapse (except where the allowed statutory lifetime has expired in the ordinary course), otherwise dispose of any Company Owned IP (including pursuant to a sale-leaseback transaction or securitization), except for nonexclusive licenses granted by the Company or Company Subsidiary in the ordinary course of business or (b) disclose any material Trade Secrets to any Person other than pursuant to an enforceable written Contract requiring such Person to protect the confidentiality of such Trade Secret;

(xiii) (A) change in any material respect its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable or (B) ship inventory to end-users, customers, distributors, resellers, partners, other similar parties or other channel partners in excess of the amounts that such Persons would reasonably be able to sell;

(xiv) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) settle any Action requiring payments in excess of $250,000, individually, or $1,000,000 in that aggregate, or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary, in any material respect;

(xv) enter into any material new line of business or make any material change in any line of business in which it engages as of the date of this Agreement;

(xvi) (A) make any material increase in staffing levels at the Company’s headquarters over those in effect on the date hereof or (B) make any material increase in staffing levels outside the Company’s headquarters with respect to the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practice;

(xvii) except in the ordinary course of business consistent with past practice, (A) amend, modify, renew or terminate, or waive any material right or obligation under, any Company Material Contract or any provision thereof or (B) enter into, amend, modify, renew, terminate, or waive any material right or obligation under, any Contract that if entered into prior to the date hereof, would constitute a Company Material Contract; provided that any Company Material Contract that is also a Company Benefit Plan shall be governed under Section 5.01(b)(vi) above;

(xviii) enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of the Company Subsidiaries;

(xix) (A) authorize, adopt or implement a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary or (B) form or create any new Company Subsidiary;

(xx) adopt any rights agreement, rights plan, “poison pill” or other anti-takeover device that would prevent, prohibit, frustrate or impede the Merger or the Transactions; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions.

(c) Advice of Changes. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, the Company and Parent shall promptly advise the other upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the other party to consummate the Merger set forth in this Agreement to fail to be satisfied at the Closing or (ii) of any changes or events that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Parent and Merger Sub with copies of all filings made by the Company with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. No party’s unintentional failure to comply with this Section 5.01(c) will be taken into account for purposes of determining whether the conditions to consummate the Merger set forth in Article VII have been satisfied.

(d) Certain Tax Actions.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, except as set forth on Section 5.01(d)(i) of the Company Disclosure Letter, (A) timely file all income and other material Tax Returns that are required to be filed on or before the Effective Time (“Post-Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all income and other material Taxes due and payable; (B) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by applicable Law or as reasonably requested by Parent; (C) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all material amounts of Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; and (D) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any Company Subsidiary is or may be a party or by which the Company or any Company Subsidiary is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and the Company Subsidiaries and agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) to be terminated as of the Closing Date so that after such date neither the Company nor any Company Subsidiary shall have any further rights or liabilities thereunder.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Company Common Stock or the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to Section 1.1445-2(c)(3) of the Code.

(iii) The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 5.02 No Solicitation. (a) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any officer, director, employee, investment banker, attorney, accountant or other advisor or representative (collectively, with respect to any Person, such Person’s “Representatives”) of the Company or any Company Subsidiary to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal, or take any other action to knowingly facilitate, enable or cooperate with the making of any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (ii) enter into any Acquisition Agreement with respect to any Takeover Proposal, (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal or (iv) propose, resolve or agree to do any of the foregoing. The Company shall (A) immediately cease, and not authorize or permit any of its Representatives to continue, all discussions and negotiations with any person (other than with Parent and its Representatives) regarding any Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) promptly (and in any event, within 1 Business Day) after the date hereof request the prompt return or destruction of all confidential information previously furnished to such person(s) (other than Parent and its Representatives) within the last 12 months for the purpose of allowing such person(s) to evaluate a possible Takeover Proposal and (C) promptly (and in any event, within 24 hours) after the date hereof terminate access of any person(s) (other than Parent and its Representatives) to any physical or electronic data rooms for the purpose of evaluating a possible Takeover Proposal. From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause the Company Subsidiaries not to, (x) waive, terminate, modify, fail to enforce, or release any person (other than Parent, Merger Sub or their respective affiliates) under any “standstill” or similar agreement or obligation or propose, resolve or agree to do the foregoing, unless, prior to receipt of the Company Stockholder Approval, the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment, after consultation with and receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, in which event the Company Board may grant a waiver under such “standstill” or similar agreement or obligation solely to the extent to permit such Person to make a non-public proposal to the Company Board or (y) exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or similar provisions of any other Takeover Law) or propose, resolve, or agree to do the foregoing. Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Company or the Company Board receives a bona fide written Takeover Proposal after the date hereof that was not solicited in breach or deemed breach of this Section 5.02(a) and did not otherwise result from a breach in any material respect or deemed breach in any material respect of this Section 5.02(a) and that (1) the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment (after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and (2) the Company Board (which may take into account the recommendation of a committee thereof) determines in its good faith judgment, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to take the actions specified in the following clauses (I) and/or (II) of this sentence with respect to such Takeover Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law, then, subject to providing prior written notice of its decision to take such action to Parent and compliance with Section 5.02(c), the Company may (I) furnish information with respect to the Company to the person making such Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement (provided that any information provided to such person shall have previously been provided to Parent or its Representatives or shall be provided to Parent or its Representatives prior to or at the same time as it is provided to such person) and (II) participate in discussions or negotiations with such person and its Representatives regarding such Takeover Proposal. Without limiting the foregoing, the Company agrees: (x) that any action taken by any Specified Person, any director of the Company, any employee of the Company or any Company Subsidiary with a title of senior vice president or more senior or any financial or legal advisor of the Company, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary, that, if taken by the Company or a Company Subsidiary, would constitute a breach of any provision set forth in this Section 5.02(a) shall be deemed to be a breach of this Section 5.02(a) by the Company; and (y) if the Company becomes aware of an action by any Representative of the Company or any Company Subsidiary not described in prior clause (x), whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary, that, if taken by the Company or a Company Subsidiary, would constitute a breach of any provision set forth in this Section 5.02(a) and the Company does not promptly use its reasonable best efforts to prohibit or terminate such action, then such action shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall not provide (and shall not permit any of its Representatives to provide) any non-public information that is commercially or competitively sensitive (it being agreed that if such information was provided to Parent pursuant to “clean room” procedures, then it shall be considered commercially or competitively sensitive) to any person(s) in connection with the actions permitted by this Section 5.02(a), except in accordance with “clean room” or other similar procedures that are consistent in all material respects (including with respect to the scope of information restricted thereby) with the Company’s practices in dealing with the disclosures of such information to Parent and its Representatives in connection with the negotiation of this Agreement and the transactions contemplated hereby.

(b) From the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or its declaration of advisability, or resolve or agree to take any such action, (B) endorse or recommend or propose publicly to adopt, approve, endorse or recommend, any Takeover Proposal, or resolve or agree to take any such action, (C) following the date that any Takeover Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release publicly reaffirming the Company Board Recommendation within five Business Days after (or, if earlier, by the second Business Day prior to the Outside Date) a written request by Parent to do so, which request shall only be made twice per Takeover Proposal or once per each material modification or material change to a Takeover Proposal, (D) following the commencement by any person of a tender or exchange offer for shares of Company Common Stock, fail to publicly issue a rejection of such tender or exchange offer within 10 Business Days after the commencement thereof (it being agreed that the Company Board may refrain from publicly issuing a rejection of such tender or exchange offer until the close of business on the 10th Business Day after the commencement of such tender or exchange offer without such action being considered an Adverse Recommendation Change so long as the Company Board publicly issues a rejection of such tender or exchange offer no later than immediately after the close of business on such 10th Business Day), or (E) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company’s stockholders (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) adopt or approve any Takeover Proposal, or resolve or agree to take any such action, (B) approve, authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to any Takeover Proposal, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”), or resolve or agree to take any such action or (C) submit any Takeover Proposal to the stockholders of the Company for approval, acceptance, endorsement, recommendation or adoption. Notwithstanding the foregoing, and only at a time prior to the receipt of the Company Stockholder Approval, the Company may (x) make an Adverse Recommendation Change in response to an Intervening Event, (y) make an Adverse Recommendation Change in response to a Superior Proposal or (z) terminate this Agreement pursuant to Section 8.01(f) in response to a Superior Proposal in order to enter into a definitive agreement providing for such Superior Proposal, but in each case only if all of the following conditions are satisfied: (1) the Company or the Company Board has received a Superior Proposal after the date hereof that was not solicited in breach or deemed breach of Section 5.02(a) and did not, directly or indirectly, otherwise result from a breach in any material respect or deemed breach in any material respect of Section 5.02(a) (in the case of the preceding clause (y) or clause (z)), or an Intervening Event has occurred (in the case of the preceding clause (x)); (2) in light of such Superior Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)), as the case may be, the Company Board (which may take into account the recommendation of a committee thereof) shall have determined in their good faith judgment, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, that failure to make an Adverse Recommendation Change (in the case of the preceding clause (x) or clause (y)) or to terminate this Agreement (in the case of the preceding clause (z)) would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Parent in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) and provided Parent un-redacted copies of the documents and/or agreements providing for the Superior Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Proposal) (provided that the Company may provide Parent a redacted copy of any debt commitment fee letter, to the extent un-redacted copies thereof are not made available to the Company) or described the Intervening Event in writing in reasonable detail, as the case may be; (4) at least five Business Days shall have passed following receipt by Parent of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Parent, the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal to amend the terms of the Transactions or this Agreement; (5) at the end of the Notice Period, and taking into account any written proposals that are irrevocable through the end of the Notice Period to amend the terms of the Transactions or this Agreement made by Parent since receipt of the Triggering Notice (a “Parent Proposal”), such Superior Proposal remains a Superior Proposal and the Company Board (which may take into account the recommendation of a committee thereof) has again made a Withdrawal Determination in response to such Superior Proposal or such Intervening Event is continuing and the Company Board (which may take into account the recommendation of a committee thereof) has again made a Withdrawal Determination in response to such Intervening Event, as the case may be (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Proposal or Intervening Event, then Parent, Merger Sub and the Company shall immediately enter into an amendment to this Agreement that embodies the terms of such Parent Proposal); (6) the Company is in compliance in all material respects with Section 5.02 and (7) the Company has paid the Termination Fee to Parent pursuant to Section 8.02 and promptly after such termination enters into a definitive agreement providing for such Superior Proposal, in the case of a termination of this Agreement pursuant to the preceding clause (z). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Takeover Proposal that is determined to be a Superior Proposal shall be deemed to constitute a new Superior Proposal, and any material change to the Intervening Event shall be deemed to constitute a new Intervening Event, in each case, for purposes of the second sentence of Section 5.02(b) and shall require a new compliance with the second sentence of Section 5.02(b) and, for the avoidance of doubt, shall require a new Notice Period (except that the five Business Day notice period referred to in the Notice Period shall instead be equal to the longer of (I) three Business Days and (II) the period remaining under the Notice Period immediately prior to the delivery of such additional or successive notice under this sentence).

(c) The Company shall promptly (but in no event more than 24 hours after receipt thereof) advise Parent in writing of the making of any Takeover Proposal or any inquiry that would reasonably be expected to lead to the making of a Takeover Proposal, the identity of the person making any such Takeover Proposal or inquiry and the terms of any such Takeover Proposal. The Company shall (i) keep Parent reasonably informed of the status including any change to the financial terms or other material terms of any such Takeover Proposal and (ii) provide to Parent, as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof by or to the Company or its Representatives, un-redacted copies of all offers, proposals, drafts and final versions (and any amendments thereto) of agreements and financing documents, including schedules, exhibits and side letters thereto, relating to the Takeover Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Takeover Proposal) (provided that the Company may provide Parent a redacted copy of any debt commitment fee letter, to the extent un-redacted copies thereof are not made available to the Company), and other material correspondence, sent or provided to the Company, the Company Subsidiaries or their respective Representatives by the person making such Takeover Proposal or such person’s

Representatives or sent or provided by the Company, the Company Subsidiaries or their respective Representatives to the person making such Takeover Proposal or such person’s Representatives.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.02; or (iv) making any disclosure to its stockholders that the Company Board (which may take into account the recommendation of a committee thereof) is required to make in order to comply with applicable Law; provided, however, that in no event shall the Company Board or any committee thereof make any Adverse Recommendation Change except in compliance with Section 5.02(b); and provided further that any such disclosure that is made pursuant to immediately preceding clause (ii) or, to the extent related to or in connection with a Takeover Proposal or a Triggering Notice or Withdrawal Determination with respect to an Intervening Event, clause (iv), that does not contain an express reaffirmation of the Company Board Recommendation shall be deemed an Adverse Recommendation Change. None of the following actions shall in and of itself be deemed to constitute an Adverse Recommendation Change: (A) the deliberation by the Company Board (or a committee thereof) regarding a Takeover Proposal, or the determination by the Company Board (or a committee thereof) that a Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal; (B) a Withdrawal Determination; (C) the delivery to Parent of a Triggering Notice; or (D) the public disclosure of any action described in the preceding clauses (A), (B) or (C) if such disclosure is required by applicable Law, so long as any such disclosure (x) does not include any statement that constitutes, and does not otherwise constitute, an Adverse Recommendation Change and (y) includes an express reaffirmation of the Company Board Recommendation. Notwithstanding anything in this Section 5.02(d) or the second sentence of Section 5.02(b), unless this Agreement is terminated in accordance with its terms, the Company Board or any committee thereof may not take, agree or resolve to take any action that would result in the Company’s stockholders no longer being legally capable under the DGCL of validly adopting this Agreement.

(e) For purposes of this Agreement:

“Takeover Proposal” means any proposal or offer made by a third party to the Company or the Company Board (i) for a merger, consolidation, share exchange, business combination, dual listed company structure, liquidation, dissolution, joint venture, strategic alliance, recapitalization, reorganization or other similar transaction involving the Company except, in each case, for any such transaction that would not be material to the Company, (ii) for the issuance by the Company of more than 15% of its shares of capital stock (whether by voting power or number of shares) as consideration for the assets or securities of another person or business, (iii) to acquire in any manner (including by a tender or exchange offer), directly or indirectly, more than 15% of the shares of capital stock of the Company (whether by voting power or number of shares) or assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and the Company Subsidiaries or (iv) to sell, lease, exclusively license, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect as a sale of assets) assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and the Company Subsidiaries, on a consolidated basis, in a single transaction or a series of transactions, in each case other than the Transactions or sales, leases, licenses or dispositions of assets in the ordinary course of business.

“Superior Proposal” means any bona fide written Takeover Proposal (except that, for purposes of this definition of “Superior Proposal” all references to 15% in the definition of “Takeover Proposal” shall be deemed to be references to 85%) made by a third party (who is not an affiliate of the Company) that is fully financed or has fully committed financing to consummate such transaction (including the repayment of at least 85% of the outstanding indebtedness of the Company and the Company Subsidiaries) and that (i) is on terms that the Company Board reasonably determines in good faith, after consultation with and after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any Parent Proposal) and (ii) is reasonably capable of being completed on the terms proposed, in each case taking into account financial, regulatory (including Antitrust Laws), legal, closing certainty and timing and other aspects of such proposal and such additional factors as the Company Board considers to be appropriate.

“Intervening Event” means a material, fact, event, change, development or circumstance related to the Company and the Company Subsidiaries taken as a whole that first occurs after the date of this Agreement that (i) is unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known and reasonably foreseeable to the Company Board as of the date hereof, the consequences of which were not known and reasonably foreseeable to the Company Board as of the date hereof) and (ii) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall (A) the receipt of a Takeover Proposal or Superior Proposal, (B) any changes in the market price or trading volume of the shares of Company Common Stock, (C) any breach by the Company of this Agreement or (D) the fact, in and of itself, that the Company exceeds internal or published projections, in any of the foregoing cases, constitute or be taken into account in determining whether an Intervening Event has occurred (it being understood that the facts or causes underlying or contributing to any of the matters described the preceding clause (B) or (D) may be considered in determining whether an Intervening Event has occurred).

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit or purport to prohibit the Company in any way from complying with this Section 5.02 or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board (or any committee thereof) or their Representatives or providing for expense reimbursement of the other party.

ARTICLE VI

Additional Agreements

SECTION 6.01 Preparation of the Proxy Statement; Stockholders Meeting. (a) The Company shall, as soon as practicable after the date hereof (and in any event no later than the 25th Business Day immediately after the date hereof (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day)), prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any questions or comments of the SEC or proxy advisory firm with respect thereto (including any oral response to comments), the Company (i) shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including any proposed oral response to comments), (ii) shall consider in good faith inclusion in such document or response all comments reasonably proposed by Parent and (iii) subject to the foregoing, shall not file or mail such document, or respond to the SEC or a proxy advisory firm, prior to receiving the approval of Parent or its counsel, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under applicable Law. Notwithstanding anything to the contrary herein, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub expressly provided for inclusion or incorporation by reference in the Proxy Statement (such information, the “Parent Supplied Information”), which, subject to the following proviso, shall be the responsibility of Parent; provided that, the Company shall be responsible if Parent notifies the Company in writing of a correction to any such information and the Company fails to promptly incorporate such correction into the Proxy Statement and (B) Parent and Merger Sub assume no responsibility with respect to any information included or incorporated by reference in the Proxy Statement other than the Parent Supplied Information. In connection with the foregoing, the Company shall as promptly as reasonably practicable after the later of (I) (x) the 10-day waiting period under Rule 14a-6(a) under the Exchange Act or (y) if earlier, the date on which the SEC confirms it will not review the Proxy Statement and (II) the date on which the SEC confirms that it has no further comments on the Proxy Statement (such later date, the “Clearance Date”), cause the Proxy Statement to be filed with the SEC in definitive form and to be mailed to the Company’s stockholders (and in no event more than two Business Days after the Clearance Date) and duly call and give notice of the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval.

(b) Within five Business Days after the date hereof, the Company shall make the inquiry (i.e., the “broker search”) required by Rule 14a-13(a)(1) under the Exchange Act. The Company shall, reasonably in advance of the Clearance Date, establish a record date (the “Record Date”) for stockholders entitled to receive notice of, and attend, a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) for the sole purpose of obtaining the Company Stockholder Approval, voting on a proposal to adjourn the Company Stockholders Meeting (and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith). Once the Company has established the Record Date, the Company shall not change, unless otherwise required by applicable Law (including in connection with the postponement or rescheduling of the Company Stockholders Meeting to the extent permitted by Section 6.01(c)), the Record Date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent. The Proxy Statement mailed to the holders of Company Common Stock shall include (i) the notice of appraisal rights required to be delivered by the Company pursuant to Section 262 of the DGCL that complies with applicable Law and (ii) the Fairness Opinion in full.

(c) Unless this Agreement shall have been terminated pursuant to Section 8.01, the Company shall convene and hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval no later than the 40th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) after the date that the mailing of the Proxy Statement has commenced. Once the Company Stockholder Meeting has been scheduled by the Company, the Company shall not adjourn, postpone, reschedule or recess the Company Stockholder Meeting without the prior written consent of Parent; provided, however, (1) the Company may adjourn the Company Stockholder Meeting on no more than two occasions, for up to ten Business Days on each occasion, if there are insufficient shares of Company Common Stock represented for purposes of a quorum or if there are insufficient shares of Company Common Stock voted in favor of giving the Company Stockholder Approval or after consultation with the Company’s outside counsel, such adjournment or postponement is required in order to disseminate material information to the Company’s stockholders in connection with their voting at the Company Stockholder Meeting and (2) the Company shall adjourn or postpone the Company Stockholders Meeting upon the written request by Parent for any of the matters described in the preceding clause (1) on no more than two occasions, for up to ten Business Days on each occasion. The Company agrees that, unless this Agreement is terminated pursuant to Section 8.01, its obligations pursuant to this Section 6.01 (except in the case of Section 6.01(d), to the extent specifically provided in Section 6.01(d)) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal or the making of any Adverse Recommendation Change. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent. Parent shall vote or cause to be voted all shares of Company Common Stock owned by Parent or its subsidiaries in favor of the Company Stockholder Approval.

(d) Unless the Company has made an Adverse Recommendation Change in compliance with Section 5.02(b): (1) the Company shall, through the Company Board, make the Company Board Recommendation to the stockholders of the Company, and shall include the Company Board Recommendation in the Proxy Statement; and (2) the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the Company Stockholder Approval.

(e) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the filing with the SEC, as promptly as reasonably practicable, of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

SECTION 6.02 Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, consultants, and other representatives of Parent, including experts retained by Parent, upon reasonable advance request, (x) the opportunity to conduct reviews, assessments, evaluations and inquiries regarding the compliance of the Company and the Company Subsidiaries with applicable Laws and (y) with reasonable access during normal business hours during the period prior to the Effective Time to all its and the Company Subsidiaries’ properties, business, operations, books, contracts, commitments, employees, personnel, information and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities laws and (b) all other information concerning its business, operations, properties and personnel as Parent may reasonably request, provided, however, that the Company may restrict the foregoing access to the extent that, in its reasonable judgment, (i) providing such access would result in the waiver of any attorney-client or other applicable legal privilege, in the disclosure of any trade secrets of third parties or (ii) any Law applicable to the Company or a Company Subsidiary would preclude Parent and its representatives from gaining access to any properties or information, provided, further, that in either case the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege. Any access to real property shall be subject to the granting party’s reasonable security measures and insurance requirements and shall not include the right to perform any “invasive” testing and, notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.02 by electronic means if physical access would not be permitted under applicable COVID-19 Measures. From and after the date hereof, the Company shall cooperate in good faith with Parent to determine if the Company or any Company Subsidiary has, directly or indirectly, any employees, suppliers, customers or other contractual or business relationships with any Restricted Party and, if any such relationships are identified, the Company shall use reasonable best efforts to terminate such relationships prior to or as of the Closing; provided, however, that to the extent any such relationship cannot be terminated prior to Closing, the Company shall disclose any such relationship to Parent as soon as reasonably practicable and provide Parent with all information requested by Parent to address Parent’s obligations under applicable Laws and compliance with Parent’s internal policies as of the Effective Time. All information exchanged pursuant to this Section 6.02 shall be subject to the mutual non-disclosure agreement dated March 30, 2021 between the Company and Parent (as amended by the NDA Amendment, the “Confidentiality Agreement”). No investigation under this Section 6.02 shall have any effect on any of the representations, warranties, conditions, covenants or agreements of the parties hereto.

SECTION 6.03 Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any case prior to the Outside Date, the Merger and the other Transactions, including (i) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary or advisable registrations and filings as determined by Parent (including filings with Governmental Authorities, if any) after consultation and discussion with, and consideration in good faith of the views of, the Company, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings through the Outside Date, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements in accordance with the terms and subject to the conditions thereof. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, (x) as promptly as reasonably practicable after the date hereof, but in any event not later than 10 Business Days after the date hereof, unless otherwise agreed by the parties, file with the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), (y) as promptly as reasonably practicable make each other filing required or advisable pursuant to any Foreign Regulatory Law of any jurisdiction specified in Section 6.03(a) of the Company Disclosure Letter (a “Specified Foreign Regulatory Law”) and (z) as promptly as reasonably practicable make each other filing required or advisable in the view of Parent after consultation and discussion with, and consideration in good faith of the views of, the Company, pursuant to any other Foreign Regulatory Law. Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses, promptly inform the other of, and provide the other party hereto with copies of, any substantive communications with any Governmental Authority (or summaries thereof in the case of oral communications) or filings in connection with the Transactions. To the extent permitted by applicable Law, and subject to all applicable privileges (including the attorney-client privilege), each of the parties hereto shall use reasonable best efforts to consult and cooperate with one another, provide any reasonably necessary information, consider in good faith the views of one another, and permit the other party hereto the opportunity to review and provide comments in advance, in connection with any presentations, memoranda, briefs, or other submissions made or provided to any Governmental Authority by or on behalf of any party hereto in connection with proceedings or regulatory reviews under or relating to the HSR Act or any other Antitrust Law or Foreign Regulatory Law related to the Transactions. Each of the parties agrees to provide reasonable advance notice to the other party of any substantive meeting(s) (including teleconferences or videoconferences) with any Governmental Authority in respect of any submission, notification or investigation under any Antitrust Law or Foreign Regulatory Law and provide the other party the opportunity to attend to the extent reasonably practical and permitted by applicable Law or Governmental Authority unless otherwise agreed by the parties in advance. Without limiting the obligations of Parent set forth in this Agreement, Parent shall control the strategy associated with obtaining approvals, consents, or waivers necessary to consummate the Transaction under any Antitrust Law or Foreign Regulatory Law.

(b) Subject to the limitations of Section 6.03(d), each of the parties shall make prompt use of its reasonable best efforts to take all reasonably necessary, proper or advisable steps to (i) avoid the entry of, and (ii) resist, vacate, modify, reverse, suspend, prevent, eliminate or remove any actual, anticipated or threatened temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, in any Action or inquiry of any kind, in the case of each of the foregoing clauses (i) and (ii), that would reasonably be expected to prevent, enjoin or otherwise prohibit the consummation of the Transactions, including (A) through the time of the Outside Date (including any relevant extensions), the defense through litigation (excluding any appeals) on the merits of any claim asserted in any court, agency or other Action by any person or entity (including any Governmental Authority) seeking to prevent, enjoin or otherwise prohibit consummation of the Transactions and (B) proposing, negotiating, committing to and agreeing to (x) sell, lease, exclusively license, divest or otherwise dispose of, or hold separate pending such disposition of, assets, operations, rights, product lines, licenses, businesses or interests therein, (y) restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ (including the Company’s and the Company Subsidiaries’) freedom of action, conduct or operations, or (z) enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and, in each case, entering into agreements with, submitting to orders of, the relevant Governmental Authority giving effect to, and otherwise promptly effecting, such transactions, restrictions or actions) (such transactions, restrictions or actions described in clause (B) above, a “Regulatory Remedy”) if such action described in clause (A) or (B) above should be reasonably necessary, proper or advisable so as to permit the consummation of the Transactions prior to the Outside Date; provided that neither Company nor any of the Company Subsidiaries shall agree to any Regulatory Remedy without the written consent of Parent. Nothing in this Section 6.03(b) shall require either Parent or the Company to effectuate or agree to effectuate any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the Closing and only effective following the Closing.

(c) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any written communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or (ii) any written communication from any Governmental Authority in connection with this Agreement or the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

(d) Nothing in Section 6.03(a), Section 6.03(b) or any other part of this Agreement shall require Parent or its Subsidiaries, or require or authorize, without the prior written consent of Parent, the Company or the Company Subsidiaries, to propose, negotiate, agree or consent to (i) any Regulatory Remedies described in clause (x) of the definition thereof with respect to the Company’s or the Company Subsidiaries’ businesses, assets or product lines that would result in a material impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, following the Transactions; (ii) any Regulatory Remedies described in clause (x) of the definition thereof with respect to Parent’s or its Subsidiaries’ businesses, assets or product lines (other than with respect to the assets or product lines of the Company and the Company Subsidiaries in accordance with clause (i) above); or (iii) any Regulatory Remedies described in clause (y) or (z) of the definition thereof or any other conduct restrictions with respect to (A) (1) the business, assets or product lines of the Company or the Company Subsidiaries or (2) Parent’s audioconferencing and videoconferencing business and the assets and product lines included therein, in each case that would have, individually or in the aggregate, a material impact on the business, financial condition or results of operations of the Company and the Company Subsidiaries, together with Parent’s audioconferencing and videoconferencing business, taken as a whole, following the Transactions or (B) with respect to any businesses, assets or product lines of Parent or its Subsidiaries, other than Parent’s audioconferencing and videoconferencing business and the assets and product lines included therein, or in each case to commit to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act, Foreign Antitrust Laws, or other antitrust, competition, or premerger notification, or trade regulation law, regulation or order (collectively, “Antitrust Laws”) or Foreign Regulatory Laws, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding related to Antitrust Laws or Foreign Regulatory Laws (any such action or effect described in clauses (i), (ii), or (iii) a “Burdensome Effect”).

SECTION 6.04 Company Stock Options and Other Equity Awards. (a) As soon as practicable following the date of this Agreement and in all events prior to, and contingent upon, the Effective Time, the Company Board (or, if appropriate, any committee administering the applicable Company Stock Plan) shall adopt such resolutions or take such other actions as may reasonably be required to effect the following:

(i) terminate the Company Stock Plans, ESPP and terminate and cancel all outstanding Company Stock Options, Company Restricted Stock, Company RSUs, Company PSUs, Company Interim PSUs and Company Interim RSUs, effective as of the Effective Time; provided that if Parent assumes the Company Interim RSUs pursuant to Section 2.03(e)(A), the Company’s 2003 Stock Plan and Company Interim RSUs shall not be terminated pursuant to this Section 6.04(a)(i); and

(ii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld, conditioned or delayed).

(b) As of the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall have adopted such resolutions and taken such other actions as may reasonably be required to provide that, (i) the ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date hereof and no new offering periods shall commence under the ESPP at any time on or after the date hereof; provided that if such “offering period” that is in progress as of the date hereof continues to be in progress as of the Effective Time, such “offering period” will be shortened in accordance with Section 19(c) of the ESPP (including the provision of notices to participants in the ESPP as provided therein) to a date on or prior to the Closing Date, (ii) no current participants in the ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, and (iii) the ESPP shall terminate prior to, and contingent upon, the Effective Time.

SECTION 6.05 Employee Matters; Benefit Plans. (a) Except as otherwise provided by applicable Law, the employees of the Company and the Company Subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its subsidiaries as of the Closing or who become employees of Parent or one of its subsidiaries in connection with the Closing (the “Continuing Employees”) shall receive for the twelve (12)-month period after Closing (or, if shorter, the period during which such Continuing Employee remains an employee of Parent or one of its subsidiaries after Closing), (i) annual base cash salary and wage rates that are no less than those provided to such Continuing Employees prior to the Effective Time and (ii) broad-based employee benefits (excluding severance, cash incentive, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are, at the election of Parent (A) comparable in the aggregate to those provided to such employees immediately prior to the Effective Time, or (B) comparable in the aggregate to those provided to similarly situated employees of Parent and its subsidiaries. From and after the Closing and as permitted under applicable local law, each Continuing Employee shall be eligible to participate in a Parent cash incentive plan on the same basis, and with the same target incentive opportunities, as apply to a similarly situated employee of Parent and its Subsidiaries. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation pursuant to this Section 6.05(a) to issue, or adopt any plans or arrangements providing for the issuance or grant of any equity or equity-based awards or provide any change in control, retention or other transaction-related benefits or compensation.

(b) At or after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause to be granted to the Continuing Employees credit for all service with the Company and the Company Subsidiaries prior to the Effective Time, to the extent that such service was credited for the applicable purpose prior to the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and excluding for purposes of severance pay entitlement, equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements), except that such service shall not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, with respect to any health plan maintained by Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to all pre-existing condition exclusions or limitations, physical examination requirements, evidence of insurability requirements, actively-at-work or similar requirements, and waiting periods with respect to participation and coverage requirements applicable to such employees and their covered dependents to the extent such conditions and exclusions were satisfied or did not apply to such employees and their covered dependents under the welfare plans of the Company and the Company Subsidiaries prior to the Effective Time and (ii) provide any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the analogous Company Benefit Plan ending on the date that such Continuing Employee’s participation in the corresponding post-closing plan begins to be given full credit pursuant to such post-closing plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such post-closing plan.

(c) All formal broad-based written communications by the Company or any Company Subsidiary or their respective agents to the officers or employees of the Company and the Company Subsidiaries pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent. The Company shall provide Parent with a copy of the intended communication covered by this subsection (c), and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations with respect to the above shall be materially consistent with such formal written communications.

(d) Nothing contained herein shall be construed as requiring, and the Company or the Company Subsidiaries shall take no action that would have the effect of requiring, Parent or the Surviving Corporation or any of their respective Affiliates to continue any specific plans or to create any right to employment, continued employment, or any term or condition of employment with the Company or any of the Company Subsidiaries, Parent, the Surviving Corporation or any of their respective Affiliates. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Company Subsidiaries or the Surviving Corporation and nothing therein shall be construed as an amendment, waiver or creation of any such plan, program, policy, arrangement, agreement or understanding for any purpose. Nothing in this Section 6.05 shall create any third-party beneficiary or any other rights or remedies of any kind or description upon any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any other person other than Parent, the Surviving Corporation, the Company and the Company Subsidiaries and their respective successors and assigns.

(e) Unless Parent notifies the Company otherwise in writing not later than ten days prior to the Closing Date, the Company will adopt all resolutions reasonably necessary to terminate its participation in each 401(k) Plan in which the Company or any of the Company Subsidiaries participates as of the date hereof, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing). Immediately prior to any such termination, the Company and the Company Subsidiaries will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Section 401(a) of the Code which includes a cash or deferral arrangement intended to qualify under Section 401(k) of the Code, including any “multiple employer plan” subject to Section 413(c) of the Code, as applicable.

(f) Unless Parent notifies the Company otherwise in writing not later than ten Business Days prior to the Closing Date, the Company will adopt all resolutions reasonably necessary to terminate the Plantronics, Inc. Deferred Compensation Plan, effective as of no later than one day prior to the Closing Date (but such termination may be contingent upon the Closing).

SECTION 6.06 Takeover Laws. The Company and the Company Board shall (i) take all action within its power and authority necessary to ensure that no Takeover Law is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any Takeover Law becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action within its power and authority necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements.

SECTION 6.07 Indemnification and Insurance. (a) All rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of any individual (i) who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including any such individual serving as a fiduciary with respect to an employee benefit plan) of the Company or (ii) in his or her capacity as a present or former director or officer of one or more of the Company Subsidiaries as of the date of this Agreement (each such individual in (i) and (ii), an “Indemnified Person”) as provided in, with respect to each such Indemnified Person, as applicable, (i) the Company Charter, (ii) the Company Bylaws, (iii) the organizational documents of any applicable Company Subsidiary in effect on the date hereof at which such Indemnified Person serves as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Parent, containing any indemnification provisions between such Indemnified Person, on the one hand, and the Company and the Company Subsidiaries, on the other hand, shall survive the Merger in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time.

(b) For six years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or the applicable Company Subsidiary would be permitted to do so by the DGCL or, if any such Company Subsidiary is not organized in Delaware, the applicable Law of organization of such Company Subsidiary, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) with respect to the present and former directors and officers of the Company that are Indemnified Persons, (A) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of the Company Subsidiaries or any of their respective predecessors or (B) this Agreement or any of the transactions contemplated hereby, and (ii) the fact that such Indemnified Person is or was a director or officer of any Company Subsidiary and his or her respective actions or omissions in his or her capacity as a director or officer of one or more of the Company Subsidiaries, in each case whether asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person (to the extent required or, in the case of advancement, permitted by the DGCL, upon delivery to Parent of an unsecured, interest-free undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified)) and all judgments, fines and, subject to the remainder of this Section 6.07(b), amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents (not to be unreasonably withheld, conditioned or delayed) in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person is indemnified hereunder; provided, however, that Parent or its applicable Subsidiary may, at its option and expense, assume and control the defense of any Claim with one counsel for all similarly situated Indemnified Persons subject to such Claim, if such counsel is reasonably acceptable to a majority of the Indemnified Persons who may be entitled to indemnification for such Claim; provided that, if such Claim commenced after the date hereof and prior to the Effective Time and relates to this Agreement, the Merger or the fiduciary duties of the board of directors of the Company, then at the election of a majority of such Indemnified Persons, such counsel shall be the counsel of record prior to the Effective Time for such Claim; provided further that any Indemnified Person may fully participate at its own expense in the defense of such Claim through separate counsel of its own choosing; and provided further that if, in the reasonable opinion of counsel of any Indemnified Person, there is a conflict of interest between such Indemnified Person and Parent or its applicable Subsidiary, or because of Parent or its applicable Subsidiary’s failure to defend for a period of 60 days any such Claim, any such Indemnified Person shall have the right to select separate counsel of its own choosing to participate in the defense of such Claim on its behalf, and the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Claim shall be indemnified by Parent and the Surviving Corporation to the extent otherwise indemnifiable hereunder. If Parent or its applicable Subsidiary so assumes the defense of any Claim for such Indemnified Persons pursuant to the foregoing sentence, none of Parent or any of its Subsidiaries will be liable to such Indemnified Persons for any defense costs or expenses (including attorneys’ fees and expenses) subsequently incurred by the Indemnified Persons in the defense of such Claim (but excluding, for the avoidance of doubt, any other losses, claims, damages, liabilities, costs or other expenses therefrom, including from the disposition of any such Claim, that are subject to indemnification pursuant to this Section 6.07). Neither an Indemnified Person nor the Parent, the Surviving Corporation of any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought without the prior written consent of Parent, in the case of the Indemnified Persons, or the Indemnified Persons, in the case of Parent, the Surviving Corporation or any of its Subsidiaries (in each case, such consent not to be unreasonably withheld, conditioned or delayed). Each Indemnified Person shall reasonably cooperate with Parent and its applicable Subsidiaries, at Parent’s sole expense, in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, use reasonable best efforts to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium payable for such “tail” insurance policy shall not exceed 300% of the premium amount per annum the Company paid in its last full fiscal year (such maximum amount, the “Maximum Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Premium, then the Company shall (or Parent shall cause the Surviving Corporation to, as applicable) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. Parent shall cause any such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In addition, prior to the Effective Time, the Company will reasonably cooperate with Parent to assist in obtaining such additional “tail” insurance policies as Parent may reasonably request.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 6.07 (including this Section 6.07(d)).

(e) The rights of each Indemnified Person under this Section 6.07 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws or similar organizational documents of the Company or any of the Company Subsidiaries, under the DGCL or any other applicable Law, under any agreement of any Indemnified Person with the Company or any of the Company Subsidiaries or otherwise. These rights shall survive the consummation of the Merger in accordance with their terms. After the Effective Time, the covenants contained in this Section 6.07 are intended to benefit, and shall be enforceable by, each Indemnified

Person. After the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

SECTION 6.08 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 6.09 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, (b) as such press release or public statement contains an Adverse Recommendation Change or occurs following the occurrence of an Adverse Recommendation Change, (c) in respect of any press release, public statement or filing in connection with any legal proceeding between the parties hereto related to this Agreement or any of the transactions contemplated hereby, or (d) any press releases, public disclosures or public statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.09.

SECTION 6.10 Transaction Litigation. The Company shall give prompt notice to Parent, and Parent shall give prompt notice (which notice, notwithstanding anything to the contrary in this Agreement, may be by email to the outside counsel of each party) to the Company, in each case, within two Business Days, of any Actions commenced against such party or any of its directors, officer, stockholders, Affiliates or Representatives in connection with, arising from or relating to this Agreement or the Transactions (including any class action or derivative litigation) (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep the other party promptly and reasonably informed with respect to the status thereof. Parent shall have the right to participate in the defense, settlement or prosecution of any Transaction Litigation and the Company shall consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. For purposes of this Section 6.10, “participate” means that (i) the Company shall provide Parent (and its outside counsel) an opportunity to review and to propose comments to all filings or responses to be made by the Company in connection with any Transaction Litigation commenced or threatened, (ii) the Company will keep Parent reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation, and (iii) the Company shall consider in good faith any comments or suggestions of Parent with respect to such Transaction Litigation. The Company shall not settle or compromise any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11 Stock Exchange Delisting and Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and the rules and requirements of the NYSE to cause the delisting of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time, and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

SECTION 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause any dispositions of equity securities (including derivative securities) of the Company in connection with this Agreement and the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.13 Actions with Respect to Existing Debt. Prior to the Effective Time, with respect to the Existing Notes and Loan Agreement, the Company shall, upon request of Parent, (i) use its reasonable best efforts to issue a notice of redemption (contingent upon the occurrence of the Closing) at least 15 days but not more than 60 days before the redemption date agreed with Parent (such redemption date not to be a date prior to the Effective Time) for all of the outstanding aggregate principal amount of such Existing Notes pursuant to the applicable provisions of the Existing Notes Indenture and (ii) take any actions reasonably requested by Parent in accordance with terms of the Existing Notes Indenture and Loan Agreement that are customary or necessary to facilitate (x) the redemption of such Existing Notes pursuant to the Existing Notes Indenture and (y) the repayment of the amount owed under the Loan Agreement, on or after the Effective Time (including delivering to the trustee under the Existing Notes any officer’s certificate required pursuant to the Existing Notes Indenture in connection with the redemption of the Existing Notes and releasing all Liens under and related to the Loan Agreement), and Parent will provide (or cause to be provided) (including by means of the Company at or after the Closing) on or after the Closing Date funds in an amount equal to the amount necessary for the Company to redeem, defease, satisfy and/or discharge the Existing Notes and to repay the amount owing under the payoff letter in respect of the Loan Agreement, if requested by Parent. Any such redemption or satisfaction and discharge must be conditioned on the occurrence of the Closing. All documentation regarding the foregoing shall be subject to the review and approval (not to be unreasonably withheld, conditioned or delayed) of Parent.

ARTICLE VII

Conditions Precedent

SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired, without the imposition of a Burdensome Effect; provided, however, that the receipt by Parent, Merger Sub or the Company of a letter from a U.S. Governmental Authority that notes that an investigation of the Transactions with respect to Antitrust Laws may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the Transactions shall not in and of itself result in a failure of this condition to the satisfied. All consents, approvals and filings required under the Specified Foreign Regulatory Laws shall have been obtained or made, without the imposition of a Burdensome Effect.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or Law, restraint or prohibition, in each case of any Governmental Authority of competent jurisdiction (any such temporary restraining order, preliminary or permanent injunction, Judgment, Law, restraint or prohibition, a “Legal Restraint”) shall, subject to Section 7.01(c) of the Company Disclosure Letter, be in effect, in each case preventing, prohibiting or making illegal the consummation of the Merger; provided, however, that the receipt by Parent, Merger Sub or the Company of a letter from a U.S. Governmental Authority that notes that an investigation of the Transactions with respect to the HSR Act may be conducted or continue following the expiration of the waiting period under the HSR Act and the consummation of the Transactions shall not result in a failure of this condition to the satisfied.

SECTION 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 3.01, Section 3.02 (first and third sentences), Section 3.04, Section 3.13, Section 3.14 and Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) the representations and warranties of the Company in Section 3.03(a) and Section 3.03(e) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all but de minimis respects as of such earlier date); (iii) the representation and warranty of the Company in Section 3.08(i) shall be true and correct in all respects as of the date of this Agreement; and (iv) each of the other representations and warranties (excluding those representations and warranties specified in the preceding clauses (i), (ii) and (iii) of this Section 7.02(a)) of the Company in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that any such other representations and warranties expressly relate to an earlier date (in which case such other representations and warranties shall be true and correct as of such earlier date), in each case of this clause (iv) determined without regard to qualifications as to materiality or Company Material Adverse Effect, unless, for purposes of this clause (iv), the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

SECTION 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub in Section 4.01, Section 4.03 and Section 4.09 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (ii) each of the other representations and warranties (excluding those representations and warranties specified in the preceding clause (i) of this Section 7.03(a)) of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent any such other representations and warranties expressly relate to an earlier date (in which case such other representations and warranties shall be true and correct as of such earlier date), in each case determined without regard to qualifications as to materiality or Parent Material Adverse Effect, unless, for purposes of this clause (ii), the failure of any such representations and warranties to be so true and correct has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, covenants and agreements required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before 11:59 p.m., Pacific time, on December 27, 2022 (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend that is executed by Parent and the Company, the “Outside Date”); provided, however, that (1)(A) if on the Outside Date, the conditions in Section 7.01(b) or Section 7.01(c) (to the extent, in the case of Section 7.01(c), that any such Legal Restraint are in respect of the HSR Act or any Foreign Regulatory Law) shall not have been satisfied or waived in accordance with the terms of this Agreement, but all other conditions in Article VII either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the Outside Date shall be automatically extended, without any action on the part of the parties, one time for an additional 90 days (and the last day of such additional 90 day period shall then be the “Outside Date”) and (B) if on the Outside Date as so extended pursuant to prior clause (1)(A) of this proviso to this Section 8.01(b)(i), the conditions in Section 7.01(b) or Section 7.01(c) (to the extent, in the case of Section 7.01(c), that any such Legal Restraints are in respect of the HSR Act or any Foreign Regulatory Law) shall not have been satisfied or waived in accordance with the terms of this Agreement, but all other conditions in Article VII either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the Outside Date shall again be automatically extended, without any action on the part of the parties, one additional time for an additional 90 days (and the last day of such additional 90 day period shall then be the “Outside Date”) and (2) if the date on which the Outside Date, as it may be extended, would occur is not a Business Day, then the Outside Date shall be further extended to the next following Business Day; and provided, further that no party shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the Closing shall not have occurred on or before the Outside Date; or

(ii) if any Legal Restraint that, subject to Section 7.01(c) of the Company Disclosure Letter, has the effect of preventing, prohibiting or making illegal the consummation of the Merger shall have become final and nonappealable; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c) to be satisfied and (ii) cannot be cured or has not been cured within 20 Business Days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach (provided that to exercise such right, Parent must not then be in breach of any representation, warranty or covenant contained in this Agreement such that Section 7.03(a) or Section 7.03(b) would not be satisfied);

(d) by Parent, prior to the receipt of the Company Stockholder Approval, (i) if an Adverse Recommendation Change shall have occurred; or (ii) in the event of a breach in any material respect or deemed breach in any material respect of Section 5.02(a);

(e) by the Company, if Parent or Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform

(i) would give rise to the failure of any of the conditions set forth in Section 7.03(a) or Section 7.03(b) to be satisfied and (ii) cannot be cured or has not been cured within 20 Business Days (or, if earlier, the Outside Date) after the giving of written notice to Parent of such breach (provided that to exercise such right, the Company must not then be in breach of any representation, warranty or covenant in this Agreement such that Section 7.02(a) or Section 7.02(b) would not be satisfied); or

(f) by the Company, prior to the receipt of the Company Stockholder Approval, pursuant to and in accordance with clause (z) of the second sentence of Section 5.02(b); provided, however, that the Company shall have prior to or concurrently with such termination paid (or caused to be paid) to Parent the Termination Fee.

SECTION 8.02 Effect of Termination.

(a) Any termination of this Agreement under Section 8.01 will be effective (subject to the cure periods provided above) immediately upon the delivery of written notice of the terminating party to the other parties of a valid termination of this Agreement pursuant to Section 8.01. In the event of the valid termination of this Agreement by either the Company or Parent pursuant to Section 8.01, there shall be no liability or further obligation on the part of Parent, Merger Sub or the Company or their respective Representatives; provided, however that notwithstanding anything in this Agreement to the contrary, this Section 8.02 shall survive such termination and the following shall also survive such termination: Section 6.02 (penultimate sentence only), Section 6.08, and Article IX; and provided further that nothing in this Agreement shall relieve any party hereto from liability for any willful and material breach of, or fraud with respect to, any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination. The Confidentiality Agreement shall survive any termination of this Agreement and shall continue in full force and effect until the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto (unless any provision therein earlier terminates in accordance with the terms thereof).

(b) The Company shall pay (or cause to be paid) to Parent a fee of $66,000,000 (the “Termination Fee”) if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) the Company terminates this Agreement pursuant to Section 8.01(f); (iii) a Takeover Proposal (whether or not conditional and whether or not withdrawn) has been made to the Company or to the stockholders of the Company generally or shall have otherwise become publicly known and thereafter (A) this Agreement is terminated pursuant to (x) Section 8.01(b)(i) or (y) Section 8.01(c) and (B) within 12 months of such termination the Company or any Company Subsidiary consummates any Takeover Proposal or enters into a definitive agreement providing for any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made or communicated or that became publicly known prior to such termination); or (iv) a Takeover Proposal (whether or not conditional and whether or not withdrawn) has been made to the stockholders of the Company generally or shall have otherwise become publicly known and thereafter (A) this Agreement is terminated pursuant to Section 8.01(b)(iii) and (B) within 12 months of such termination the Company or any Company Subsidiary consummates any Takeover Proposal or enters into a definitive agreement providing for any Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made or communicated or that became publicly known prior to such termination). Solely for purposes of clauses (iii) and (iv) of the first sentence of Section 8.02(b): (I) the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.02(e) except that all references to 15% shall be deemed to be references to 50%; and (II) in the event that a “Takeover Proposal” is a transaction described in clause (i) of the definition of “Takeover Proposal” and one or more Company Subsidiaries is a party to (but the Company is not a party to) such a transaction, then clause (i) of the definition of “Takeover Proposal”, as it relates to a Company Subsidiary consummating or entering into a definitive agreement providing for a Takeover Proposal, shall instead be deemed to read “for a merger, consolidation, share exchange, business combination, dual listed company structure, liquidation, dissolution, joint venture, strategic alliance, recapitalization, reorganization or other similar transaction involving more than 50% of the revenues or assets of the Company and the Company Subsidiaries on a consolidated basis”. Any fee due under this Section 8.02(b)

shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clauses (iii) or (iv) above such payment shall be made on the date of execution of the applicable definitive agreement or, if earlier, the date of the consummation of the applicable Takeover Proposal) to the account designated in Section 8.02(b) of the Parent Disclosure Letter (which account information may be updated by Parent by written notice to the Company from time to time). Notwithstanding anything to the contrary contained in this Section 8.02 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company pursuant to Section 8.01(b) at a time when Parent would have had the right to terminate this Agreement and would have been (or would have become) entitled to receive the Termination Fee as a result of such termination, then Parent shall be entitled to receipt of the Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time. The Company acknowledges that the agreements contained in this Section 8.02(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 8.02(b) as and when due, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.02(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 8.02(b) at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything in the contrary to this Agreement, in no event will the Company be required to pay more than one Termination Fee, collectively, or be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

SECTION 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, modification or waiver of this Agreement that by applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party or parties entitled to the benefit of such obligation, agreement or condition. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its board of directors or the duly authorized designee of its board of directors.

ARTICLE IX

General Provisions

SECTION 9.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance at or after the Effective Time.

SECTION 9.02 Notices. (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, faxed (with confirmation), emailed (provided that such email states that it is a notice sent pursuant to this Section 9.02) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(b) if to Parent or Merger Sub, to:

HP Inc.

1501 Page Mill Road

Palo Alto, California 94304

Attention: General Counsel

Fax No.: (650) 275-9138

Email: Separately Provided

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

1900 University Circle, 6th Floor

East Palo Alto, California 94303

Attention: Matthew L. Jacobson, Esq.; Sarah H. Young, Esq.

Fax No.: (650) 566-4113

Email: matthew.jacobson@ropesgray.com; sarah.young@ropesgray.com

and

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, California 94025

Attention: Paul S. Scrivano, Esq.; Cheryl Chan, Esq.

Fax No.: (650) 752-3658

Email: paul.scrivano@davispolk.com; cheryl.chan@davispolk.com if to the Company, to:

Plantronics, Inc.

345 Encinal St.

Santa Cruz, California 95060

Attention: Lisa Bodensteiner

Email: Separately Provided

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Katherine A. Martin; Martin W. Korman; Douglas K. Schnell;

Remi P. Korenblit

Fax No.: (650) 493-6811

Email: kmartin@wsgr.com; mkorman@wsgr.com; dschnell@wsgr.com;

rkorenblit@wsgr.com

SECTION 9.03 Definitions. For purposes of this Agreement:

An “Affiliate” or “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial); including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”), and as applicable to the Company and the Company Subsidiaries, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, applicable financial recordkeeping and reporting requirements, such as, without limitation applicable provisions of the, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all applicable national laws enacted to implement Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849, AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all applicable money laundering-related laws of other jurisdictions where the Company or the Company Subsidiaries conduct business or own assets, and any applicable related or similar Law issued, administered or enforced by any Governmental Authority.

“Business Day” or “business day” means any day other than a Saturday, Sunday or day on which banks are required or authorized by Law to close in New York, New York or San Francisco, California.

“Business Intellectual Property” means all Intellectual Property that is owned, purported to be owned, used, or held for use, by the Company or any of the Company Subsidiaries.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company In-Licensed IP” means all Business Intellectual Property other than Company Owned IP.

“Company Interim PSU” means any Company PSU that is granted on or after the date hereof and on or prior to the Effective Time, which shall have the terms and conditions set forth in Section 5.01(b)(i) of the Company Disclosure Letter.

“Company Interim RSU” means any Company RSU that is granted on or after the date hereof and on or prior to the Effective Time, which shall have the terms and conditions set forth in Section 5.01(b)(i) of the Company Disclosure Letter.

“Company Interim Awards” means the Company Interim RSUs and the Company Interim PSUs.

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts: (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except that, for purposes of this clause (i), in no event shall any change, effect, event, occurrence, state of facts or development arising from or related to the following be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in economic, business or regulatory conditions and changes in the conditions generally of the industries, businesses or segments in which the Company and the Company Subsidiaries operate; (b) conditions affecting the United States economy or the global economy generally or political conditions (including results of elections) in the United States or any other jurisdiction in the world; (c) the continuation or worsening of supply chain disruptions affecting the industries, businesses or segments in which the Company and the Company Subsidiaries operate; (d) war, acts of war, military conflicts, terrorism, insurrection, earthquakes, hurricanes, tsunamis, tornadoes, nuclear disasters, wildfires, floods, mudslides, or other natural disasters or weather conditions, or any escalation or worsening of the foregoing threatened or underway as of the date of this

Agreement; (e) disease outbreaks, epidemics or pandemics (including COVID-19), and any general worsening thereof after the date hereof, along with any COVID-19 Measures and any actions taken reasonably and in good faith in response to COVID-19 Measures (or any other response to COVID-19); (f) changes in the financial, banking, capital or securities markets in the United States or any other country in the world; (g) changes in GAAP or the binding interpretation thereof after the date hereof; (h) changes in any Laws or the binding interpretation thereof after the date hereof; (i) any failure in and of itself by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period after the date hereof or any change in and of itself in the market price or trading volume of the Company Common Stock (it being understood that the facts or causes underlying or contributing to any such failure or change may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (j) the negotiation, execution, or delivery of this Agreement or the public announcement (including as to the identity of the parties hereto), pendency of the Merger or any of the other Transactions (provided that this clause (j) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 3.05); (k) stockholder litigation arising from or relating to this Agreement or the Merger or the other Transactions; (l) any action taken or omitted to be taken, at the request of, or with the consent of, Parent or Merger Sub or (m) the taking of any specific action required by, or the failure to take any specific action expressly prohibited by, this Agreement (other than, in either case, Section 5.01(a)), except in the case of clauses (a), (b), (d), (e), (f), (g) or (h) above, to the extent disproportionately affecting the Company and the Company Subsidiaries relative to other appropriately comparable companies in the industries in which the Company and the Company Subsidiaries operate (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or (ii) would reasonably be expected to prevent or materially impair the Company from being able to consummate the Merger at the Closing.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company and the Company Subsidiaries, including all Company Registered IP.

“Company Patent” means each Patent that is owned or purported to be owned by the Company or a Company Subsidiary.

“Company PSU” means a restricted stock unit granted that is subject to vesting conditions based on the attainment of performance-based vesting conditions granted under a Company Stock Plan prior to the date hereof.

“Company Restricted Stock” means shares of Company Common Stock that are subject to a substantial risk or forfeiture or restrictions on transfer granted under a Company Stock Plan.

“Company RSU” means a restricted stock unit granted that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan prior to the date hereof.

“Company Stock Option” is an option to purchase shares of Company Common Stock granted under a Company Stock Plan.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“Copyrights” means all copyrights and copyrightable works, including in and to works of authorship, whether published or unpublished, registered or unregistered, and all rights associated therewith, including rights of publicity and moral and economic rights and all other rights corresponding thereto throughout the world, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof and all applications, registrations, renewals and extensions of any of the foregoing.

“COVID-19” means the COVID-19 pandemic, including any evolutions, variations or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act, as may be amended.

“Cybersecurity Laws” means all applicable Laws that relate to cybersecurity, including with respect the operation, maintenance, and use of networks, network security, cybersecurity, data privacy, data security, or data protection, including, as applicable, the EU General Data Protection Regulation EU/2016/679, as supplemented by applicable EU Member State Law and as incorporated into the EEA Agreement; the Swiss Federal Act of 19 June 1992 on Data Protection, as amended; the UK Data Protection Act 2018; the China Personal Information Protection Law; the China Data Security Law; and the China Cybersecurity Law.

“Environmental Laws” means any Laws relating to the protection of the environment and natural resources or, solely as it relates to exposure to hazardous or toxic Hazardous Substances, human health.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any Company Subsidiary as currently conducted.

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code, whether or not the applicable Company Benefit Plan is subject to ERISA.

“Exchange Ratio” means the quotient obtained by dividing (a) the Merger Consideration by (b) the average closing price per share of Parent Common Stock on the NYSE for the ten (10) trading-day period ending on the trading day preceding the Closing Date or, if Parent Common Stock was not available for trading on the NYSE on the day preceding the Closing Date, on the last day prior to the day preceding the Closing Date that Parent Common Stock was available for trading on the NYSE.

“Existing Notes” means the Company’s 4.750% Senior Notes due 2029 issued pursuant to that certain Indenture, dated as of March 4, 2021, by and among the Company, the Subsidiary Guarantors (as defined in the Existing Notes Indenture) party thereto and U.S. Bank National Association (the “Existing Notes Indenture”).

“Foreign Antitrust Law” means any foreign (non-U.S.) antitrust, competition or merger control Law.

“Foreign Regulatory Law” means any Foreign Antitrust Law, foreign direct investment or similar applicable Law of any jurisdiction outside of the United States.

“Global Trade Laws and Regulations” means, when applicable to the Company’s business, the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection (“CBP”); the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; the UK Export Control Act 2002; UK Export Control Order 2008/3231; European Union (“EU”) Council Regulation 428/2009 (as maintained by the European Union or retained by the United Kingdom); EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other similar applicable economic and trade sanctions, export or import control laws.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI), or AML 5; or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Governmental Authority” means (i) any international, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, including any court of competent jurisdiction, administrative agency, regulatory body, court, judicial body, legislature, agency, commission or other governmental authority or instrumentality; (ii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (i) of this definition; (iv) any company, business, enterprise, or other entity controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any arbitrator or arbitral body with binding authority over the applicable person.

“Hazardous Substance” means any substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar intent or meaning, pursuant to any Environmental Law.

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, anywhere in the world, including all such rights in or to (a) Patents, (b) Copyrights, (c) Trademarks, (d) Mask Works, (e) Software, (f) Trade Secrets, (g) Internet Assets, (h) intellectual property rights in data and databases, (i) Technology, (j) industrial designs and (k) any and all similar or equivalent rights arising under applicable Law, or Contract, to any of the foregoing.

“Internet Assets” means all domain names, internet addresses and other computer identifiers, web sites, web pages, social media accounts and similar rights and items, including all account and password information needed to access and/or control such assets.

“IT Systems” means all systems, Software, middleware, firmware and hardware, communication systems, servers, networks, network equipment, endpoints, platforms, electronics, websites, storage, and related information technology equipment, services and documentation, in each case, owned, purported to be owned, used, licensed or leased by the Company or a Company Subsidiary.

“knowledge”, with respect to a Person, means the actual knowledge of the directors or executive officers of such Person.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, license, option, right of first refusal, right of first offer, attachment, easement or other encumbrance, including any collateral security arrangement, conditional or installment sales agreement (other than those created under applicable securities laws).

“Loan Agreement” means the Credit Agreement dated as of July 2, 2018 among Plantronics, Inc. as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time thereto, as amended prior to the date of this Agreement.

“Mask Works” means all mask works, mask sets, photo masks, layouts, topographies and other design features and any other rights in semiconductor topographies, including all applications and registrations of the foregoing.

“NDA Amendment” means that certain Amendment to the Mutual Non-Disclosure Agreement, dated January 27, 2022.

“Open Source Software” means any Software that is distributed (A) as “free software” (as defined by the Free Software Foundation) or “open source software” (meaning Software distributed under any licensed approved by the Open Source Initiative as set forth at www.opensource.org), (B) under a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (C) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind of any products or services, or (4) redistributable at no charge.

“Parent Common Stock” means shares of common stock, par value $0.01 per share, of Parent.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts, would reasonably be expected to prevent or materially impair Parent or Merger Sub from being able to consummate the Merger at the Closing.

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, utility models, registered Mask Works and applications to register Mask Works, and other patent rights anywhere in the world (including all applications for and patents issued on divisions, continuations, continuations-in-part, reissues, reexaminations or interferences thereof).

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, suppliers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith Actions and for which adequate reserves under GAAP have been reserved on the balance sheet of the Company or an applicable Company Subsidiary, (b) Liens for Taxes not yet due and payable or which are being contested in good faith Actions and for which adequate reserves under GAAP have been reserved on the balance sheet of the Company or an applicable Company Subsidiary, (c) nonexclusive licenses to Company Owned IP in the ordinary course of business, (d) Liens described on Section 9.03(a) of the Company Disclosure Letter, (e) Liens arising through or under any landlords of leased real property, (f) Liens against real property owned by the Company or a Company Subsidiary that are of public record and (g) Liens (other than with respect to Intellectual Property) that, individually or in the aggregate, do not and would not reasonably be expected to materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

“Person” or “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Information” means any information that is defined as “personal data,” “personally identifiable information,” or any equivalent term under any applicable Privacy Law, including any such information that, alone or in combination with other information, can be used to identify, contact or locate a natural person, household, or device.

“Privacy Laws” means (a) all applicable Laws that relate to data privacy, data security, or data protection with respect to transfer and other Processing (including cross-border transfer) of Personal Information, including, as applicable, the EU General Data Protection Regulation EU/2016/679, as supplemented by applicable EU Member State Law and as incorporated into the EEA Agreement; the Swiss Federal Act of 19 June 1992 on Data Protection, as amended; the UK Data Protection Act 2018; the China Personal Information Protection Law; the Federal Trade Commission Act; the CAN-SPAM Act; the Telephone Consumer Protection Act; the Electronic Communications Privacy Act; and state data security and breach notification Laws (such as, inter alia, the California Consumer Privacy Act of 2018); and (b) any requirements of self-regulatory frameworks or organizations with which the Company or the Company Subsidiaries are, or have been, contractually obligated to comply with or any self-certification mechanisms to which the Company or any Company Subsidiary has committed, including, as applicable, any applicable requirements of the Payment Card Industry Data Security Standard (“PCI DSS”).

“Privacy Obligations” means all (a) applicable Laws, including Privacy Laws, (b) consents and authorizations (if any) provided by any person to the Company or the Company Subsidiaries in relation to any Processing of Personal Information, (c) Contracts to which the Company or the Company Subsidiaries is a party or is otherwise bound that impose obligations on the Company or the Company Subsidiaries relating to Personal Information, or (d) written internal or external policies, guidelines, or terms of use of the Company or the Company Subsidiaries, in each case of (a) – (d), relating to privacy, information security, or data protection.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, monitoring, maintenance, creation, use, analysis, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction of data.

“proxy advisory firm” means a proxy advisory firm, including Institutional Shareholder Services, Glass, Lewis & Co. and Egan-Jones.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC which currently includes: Crimea, Cuba, Iran, North Korea, and Syria.

“Restricted Party” means (i) any Person included on one or more of the Restricted Party Lists, (ii) any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists, or (iii) a person ordinarily resident in or an entity that is located in or organized under the laws of a Restricted Country.

“Restricted Party Lists” includes the applicable lists of sanctioned entities including as applicable those maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other applicable Governmental Authorities.

“Security Breach” means any (i) unauthorized or unlawful destruction, alteration, disclosure, acquisition of, access to, loss of, or misuse (by any means) of Sensitive Data transmitted, stored, or otherwise Processed; (ii) unauthorized or unlawful Processing, sale, or rental of Sensitive Data; (iii) other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data; or (iv) phishing or other cyberattack that results in a monetary loss.

“Sensitive Data” means any (a) Personal Information that is subject to a Privacy Obligation, or (b) confidential business information, know-how or Trade Secrets.

“Software” means all software (including source code and object code), firmware, middleware, algorithms, formulas, databases, user interfaces, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and documentation associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof.

“Specified Persons” means those Persons listed on Exhibit A to the NDA Amendment.

“Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Tax Return” means all U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, claims for refunds, forms and information returns, elections relating to Taxes, and any amended Tax return, filed or required to be filed, including any exhibits and attachments to any of the above.

“Taxes” means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, hospital, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto (including, for the avoidance of doubt, any interest, penalty or addition to tax relating to the reporting or failure to report a tax of any kind on any Tax Return), in each case whether disputed or not.

“Technology” means all Software, Trade Secrets, Mask Works, designs, semiconductor device structures, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, technical databases and other compilations of data programs, subroutines, tools, specifications, processes, process recipes, process design kits, inventions, concepts, formulas, data, discoveries, developments, modifications, extensions, improvements, technology, IT Systems and related hardware (whether or not patentable or subject to copyright, mask work, or trade secret protection) and apparatus, and all recordings, graphs, drawings, reports, analyses and documentation.

“Trade Secrets” means all proprietary and confidential information, knowledge, know-how and trade secrets, including confidential business information, and customer purchasing histories.

“Trademarks” means all trademarks, service marks, logos, designs, trade names, service names, brand names, logos and trade dress, including trademarks used in corporate names, whether registered or unregistered, and applications for registration thereof, and all rights and goodwill associated with any of the foregoing.

“Transaction Agreements” means this Agreement and each other agreement contemplated to be entered into in connection with the transactions contemplated hereby.

SECTION 9.04 Interpretation; Disclosure Letters. Unless the context of this Agreement otherwise requires, when a reference is made in this Agreement to an Article, Section, or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The preamble and the recitals set forth at the beginning of this Agreement are incorporated by reference into and made a part of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such word or phrase shall not simply mean “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “or”, “any”, “neither”, “nor” or “either” shall not be exclusive. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or statute defined or referred to herein or in any Transaction Agreement means any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to. References to a person are also to its permitted successors and assigns.

Except as otherwise provided, any information “made available” to, “delivered” to or “provided” to Parent by the Company or any Company Subsidiary shall include only that information which, at least 24 hours before the execution of this Agreement was contained in that certain virtual data room maintained by the Company through Intralinks to which Parent’s Representatives have been granted access. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from, to or through any date mean, unless otherwise specified, from and including, to and including or through and including, respectively, and not beyond such date. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). The terms “ordinary course” and “ordinary course of business” refers to the ordinary course of business consistent with past practice of the applicable person and its Subsidiaries and, for purposes of Article III, shall include any action taken by such Person and its Subsidiaries reasonably and in good faith to respond to COVID-19 or any COVID-19 Measures consistent with past practice. Unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. The term “writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by electronic delivery, and “written” will be construed in the same manner. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries The Transaction Agreements (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions. This Agreement is not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third-party beneficiary hereto, except (a) as contemplated by Section 6.07 and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company PSUs and Company Interim Awards to receive the consideration set forth in Article II.

SECTION 9.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in the District of Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees that it will not claim that the suit, action or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper and (e) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

HP INC.

By	/s/ Alex Cho
Name: Alex Cho
Title: President, Personal Systems

PRISM SUBSIDIARY CORP.

By	/s/ Rick E. Hansen
Name: Rick E. Hansen
Title: President and Secretary

PLANTRONICS, INC.

By	/s/ David M. Shull
Name: David M. Shull
Title: President and Chief Executive Officer

Annex B

March 25, 2022

Board of Directors

Plantronics, Inc.

345 Encinal St.

Santa Cruz, California 95060

Members of the Board:

We understand that Plantronics, Inc. (the “Company”), HP Inc. (“Parent”) and PRISM SUBSIDIARY CORP., a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of March 25, 2022 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock that are, as of immediately prior to the effective time of the Merger, (i) owned by the Company as treasury stock, (ii) owned by Parent or Merger Sub or by any wholly owned subsidiary of the Company, Parent or Merger Sub or (iii) held by holders of such shares who have not voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with, in all respects, Section 262 of the General Corporation Law of the State of Delaware (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), will be converted into the right to receive $40.00 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)

Reviewed certain financial projections prepared by the management of the Company and certain extrapolations prepared with guidance from the management of the Company (which were reviewed and approved for our use by the management of the Company)(collectively, the “Financial Projections”);

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such Financial Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristopher A. Caldwell
Kristopher A. Caldwell Managing Director

Annex C

Section 262 of the Delaware General Corporation Law

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

(d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/POLY • Cast your vote online • Have your Proxy Card ready P.O. BOX 8016, CARY, NC 27512-9903 • Follow the simple instructions to record your vote    PHONE Call 1-866-634-0829 • Use any touch-tone telephone • Have your Proxy Card ready    • Follow the simple recorded instructions    MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided “ALEXA, VOTE MY PROXY” • Open Alexa app and browse skills • Search “Vote my Proxy” • Enable skill You must register to attend the meeting online and/or participate at www.proxydocs.com/POLY    Plantronics, Inc. Special Meeting of Stockholders For Stockholders of record as of April 28, 2022 DATE AND TIME: Thursday, June 23, 2022, at 9:00 a.m., Pacific Time PLACE: Special Meeting to be held live via the Internet—please visit www.proxydocs.com/POLY for more details This proxy is being solicited on behalf of the Board of Directors of Plantronics, Inc. The undersigned hereby appoints David M. Shull, Charles D. Boynton and Lisa Bodensteiner (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Plantronics, Inc. (“Poly”) that the undersigned is entitled to vote at the special meeting of stockholders of Poly and any adjournment, postponement or other delay thereof (the “Special Meeting”) upon the matters specified and upon such other matters as may be properly brought before the Special Meeting by or at the direction of Poly’s Board of Directors as designated on the reverse side of this proxy card, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the Special Meeting by or at the direction of Poly’s Board of Directors and revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IDENTICAL TO POLY’S BOARD OF DIRECTORS’ RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Special Meeting by or at the direction of Poly’s Board of Directors. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with Poly’s Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Plantronics, Inc. Special Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 POLY’s BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN 1. To adopt the Agreement and Plan of Merger, dated as of March 25, 2022, as it may be amended FOR from time to time (the “Merger Agreement”), among HP Inc., Prism Subsidiary Corp. (“Merger Sub”) and Plantronics, Inc. 2. To approve, on a non-binding, advisory basis, the compensation that will or may become payable FOR by Poly to Poly’s named executive officers in connection with the merger of Merger Sub with and into Poly. 3. To approve any proposal to adjourn the Special Meeting, from time to time, to a later date or FOR dates, if necessary or appropriate as determined in good faith by Poly’s Board of Directors, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. NOTE: To transact any other business that may properly come before the Special Meeting by or at the direction of Poly’s Board of Directors. You must register to attend the meeting online and/or participate at www.proxydocs.com/POLY Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations and partnerships should provide the full name of the corporation or partnership and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date